As filed with the Securities and Exchange Commission on October 23, 2007

Registration No. 333-146238

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMDEN NATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maine	6022	01-0413282
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Elm Street

Camden, Maine 04843

(207) 236-8821

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. Daigle

President and Chief Executive Officer

Camden National Corporation

Two Elm Street

Camden, Maine 04843

(207) 236-8821

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
William P. Mayer, Esq. Suzanne D. Lecaroz, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109-2881 (617) 570-1000	Richard A. Schaberg, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, NW Washington, DC 20006 (202) 347-8400

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

UNION BANKSHARES COMPANY

66 Main Street

Ellsworth, Maine 04605

October 23, 2007

Dear Shareholder:

On behalf of the board of directors and management of Union Bankshares Company, you are cordially invited to attend a special meeting of shareholders, which will be held at the White Birches Restaurant, located at Route 1, Hancock, Maine, on Thursday, November 29, 2007 at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Union Bankshares will merge with and into Camden National Corporation.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Union Bankshares common stock that you hold will be converted into the right to elect to receive either $68.00 in cash or 1.9106 shares of Camden common stock, plus cash in lieu of any fractional share. You may elect to have a portion of your Union Bankshares common stock converted into cash, with the remainder converted into Camden common stock. All elections are subject to adjustment to ensure that 40% of the outstanding shares of Union Bankshares common stock will be converted into the right to receive cash, and 60% of the outstanding shares of Union Bankshares common stock will be converted into the right to receive Camden common stock. Camden common stock is traded on the American Stock Exchange under the trading symbol “CAC,” and on October 19, 2007, the closing price of Camden common stock was $34.03 per share.

The merger cannot be completed unless the shareholders of Union Bankshares approve the merger agreement. The Union Bankshares board of directors unanimously adopted the merger agreement and determined that the merger is advisable and in the best interests of Union Bankshares and its shareholders, and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

The accompanying document serves as the proxy statement for the special meeting of shareholders of Union Bankshares and the prospectus for the shares of Camden common stock to be issued in the merger. The accompanying document describes the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled “ Risk Factors” beginning on page 22. You can also obtain information about Union Bankshares and Camden from documents that have been filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. If you do not return the proxy card, it will have the same effect as a vote against approval of the merger agreement.

Very truly yours,

Peter A. Blyberg

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Camden common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Camden common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated October 23, 2007 and is first being mailed to shareholders on or about October 26, 2007.

REFERENCE TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Camden from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain copies of those documents incorporated by reference by requesting them in writing or by telephone from Camden at the following address and telephone number:

Camden National Corporation

Two Elm Street

Camden, Maine 04843

(207) 236-8821

Attn: Suzanne Brightbill

If you would like to request documents, please do so by November 21, 2007 in order to receive them before the special meeting of Union Bankshares shareholders.

See also the section in this document titled “Where You Can Find More Information” beginning on page 127.

UNION BANKSHARES COMPANY

66 Main Street

Ellsworth, Maine 04605

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 29, 2007

A special meeting of shareholders of Union Bankshares Company will be held at the White Birches Restaurant, located at Route 1, Hancock, Maine, on Thursday, November 29, 2007 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between Camden National Corporation and Union Bankshares, dated as of August 13, 2007, as amended, pursuant to which Union Bankshares will merge with and into Camden, with Camden being the surviving corporation;

2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

As of the date of this document, management of Union Bankshares is not aware of any other business to be considered at the special meeting.

The proposed merger of Union Bankshares with and into Camden is more fully described in the attached document, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached document.

Union Bankshares has established October 19, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Only record holders of Union Bankshares common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least sixty percent (60%) of the shares of Union Bankshares common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

CERTAIN SHAREHOLDERS DISSENTING TO THE AGREEMENT AND PLAN OF MERGER ARE ENTITLED, UPON COMPLIANCE WITH CHAPTER 13 OF THE MAINE BUSINESS CORPORATION ACT, ATTACHED AS ANNEX D TO THIS DOCUMENT, TO BE PAID THE FAIR VALUE OF THEIR SHARES. SEE “THE MERGER—DISSENTERS’ APPRAISAL RIGHTS” IN THE ACCOMPANYING DOCUMENT.

By Order of the Board of Directors,

Sally J. Hutchins
Clerk

Ellsworth, Maine

October 23, 2007

Please do not send your stock certificates with your proxy card. You will receive separate instructions regarding the surrender of your stock certificates.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETIN G

Q:	Why am I receiving this document?

A:	Camden and Union Bankshares have agreed to the acquisition of Union Bankshares by Camden under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. In order to complete the merger, Union Bankshares shareholders must vote to approve the merger agreement. Union Bankshares will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the merger agreement, the special meeting of Union Bankshares shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Union Bankshares common stock without attending the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, Union Bankshares will merge with and into Camden, with Camden being the surviving corporation. Promptly thereafter, Union Bankshares’ subsidiary, Union Trust Company will merge with and into Camden National Bank with Camden National Bank being the surviving institution.

Q:	What will I receive in the merger?

A:	You may elect to receive either $68.00 in cash or 1.9106 shares of Camden common stock in exchange for each share of Union Bankshares common stock that you own immediately prior to the effective time of the merger. However, the form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each Union Bankshares shareholder is subject to allocation procedures, which are intended to ensure that 40% of the shares of Union Bankshares common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive cash, and 60% of these shares of Union Bankshares common stock will be converted into the right to receive Camden common stock.

Q:	Will I receive a fractional share of Camden common stock as part of the merger consideration?

A:	No. Camden will not issue any fractional shares of its common stock in the merger. Instead, Camden will pay you the cash value of a fractional share measured by the average of the last sale prices of Camden common stock on the American Stock Exchange for the five trading days preceding the closing date of the merger.

Q:	How do I make an election as to the form of merger consideration I wish to receive?

A:	No more than 40 and no less than 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Union Bankshares and Camden), we will mail to you separately an election form and letter of transmittal for the surrender of your Union Bankshares stock certificates in exchange for the merger consideration. Along with those documents, you will receive detailed instructions describing the procedures you must follow to make your election. We will also publicly announce the election deadline, which will be before the closing date for the merger.

We are not making any recommendation to you as to whether you should elect to receive cash, shares of Camden common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:	Can I elect to receive my merger consideration in the form of cash with respect to a portion of my Union Bankshares shares and Camden common stock with respect to the rest of my Union Bankshares shares?

A:	Yes. The election form and letter of transmittal will permit you, subject to the allocation procedures described in this document, to receive at your election:

•	all of your merger consideration in the form of shares of Camden common stock;

•	all of your merger consideration in the form of cash; or

•	a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock.

Please see the examples set forth in the section of this document titled “The Merger Agreement—Allocation Procedures” beginning on page 51.

Q:	Do I have to return the election form and letter of transmittal?

A:	No, but if you do not make an election, you will be allocated cash and/or shares of Camden common stock depending upon the elections made by other Union Bankshares shareholders.

Q:	Will I be able to trade the shares of Camden common stock that I receive in the merger?

A:	You may freely trade the shares of Camden common stock issued in the merger, unless you are an affiliate of Union Bankshares. The shares will be quoted on the American Stock Exchange under the symbol “CAC.” Persons who are considered “affiliates” (generally directors, officers and 10% or greater shareholders) of Union Bankshares must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Camden common stock that they receive in the merger. We will notify you if we believe you are an affiliate of Union Bankshares.

Q:	What will happen to shares of Camden common stock in the merger?

A:	Nothing. Each share of Camden common stock outstanding will remain outstanding as a share of Camden common stock.

Q:	What are the material federal income tax consequences of the merger to me?

A:	In general, if you exchange all of your shares of Union Bankshares common stock for shares of Camden common stock, you will not recognize either gain or loss for federal income tax purposes. If you exchange some or all of your shares of Union Bankshares common stock for cash, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger, or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of Camden common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of Union Bankshares common stock.

This tax treatment may not apply to all Union Bankshares shareholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What are the conditions to completion of the merger?

A:	The obligations of Camden and Union Bankshares to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement by Union Bankshares shareholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining the approval of the merger agreement by Union Bankshares shareholders at the special meeting. Fulfilling some of these conditions, such as receiving required regulatory approvals, is not entirely within our control. We currently expect to complete the merger during January 2008; however, because the merger is subject to these conditions, we cannot reliably predict the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:	For Union Bankshares, the affirmative vote of holders of at least 60% of the shares of Union Bankshares common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. For Camden, no approval of shareholders is needed and no vote will be taken.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement?

A:	Yes. Union Bankshares shareholders who collectively held approximately 4.0% of the outstanding shares of Union Bankshares common stock on the record date have entered into voting agreements requiring them to vote all of their shares in favor of approval of the merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of Union Bankshares will be held at the White Birches Restaurant, located at Route 1, Hancock, Maine, on Thursday, November 29, 2007 at 10:00 a.m., local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, Union Bankshares shareholders will consider and vote upon a proposal to approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Does the Union Bankshares board of directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, the Union Bankshares board of directors unanimously recommends that Union Bankshares shareholders vote “FOR” approval of the merger agreement.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 22.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained or incorporated by reference into this document, including its annexes. It contains important information about the merger, the merger agreement, Camden and Union Bankshares. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares of Union Bankshares common stock will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q:	What if I fail to return my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to return your proxy card or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the Union Bankshares board of directors requests that you return the proxy card accompanying this document, all Union Bankshares shareholders are invited to attend the special meeting. Voting by proxy will not prevent you from voting in person at the special meeting, but will ensure that your vote is counted if you are unable to attend. Shareholders of record on October 19, 2007 can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting.

•	You may deliver a written notice bearing a date later than the date of your proxy card to the clerk of Union Bankshares, stating that you revoke your proxy.

•	You may complete and deliver to the clerk of Union Bankshares a new proxy card relating to the same shares and bearing a later date.

•	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Union Bankshares at the following address:

Union Bankshares Company

66 Main Street

Ellsworth, Maine 04605

Attn: Clerk

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	Am I entitled to dissenters’ appraisal rights in connection with the merger?

A:	Yes. Under applicable Maine law, you have the right to dissent from the merger and receive payment in cash for the appraised fair value of your shares of Union Bankshares common stock. To exercise these rights you must:

•	deliver to Union Bankshares before the special meeting written notice of your intent to exercise these rights with respect to your shares if the merger is completed;

•	not vote your shares in favor of approval of the merger agreement; and

•	follow the applicable statutory procedures for perfecting dissenters’ appraisal rights under Maine law. A copy of the relevant statutory provisions is attached to this document as Annex D.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate written instructions for making your election of all cash, all Camden common stock or a combination of cash and Camden common stock for your shares of Union Bankshares common stock, and for surrendering your shares of Union Bankshares common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about Camden and Union Bankshares from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 127.

Q:	Whom should I call with questions?

A:	You may contact our information agent, Georgeson Inc., as follows:

Georgeson Inc.

17 State Street

New York, NY 10004

1-866-651-3212

You may also contact Camden at the telephone number listed under “Reference to Additional Information” on the inside cover of this document, or you may contact Union Bankshares at (207) 667-2504 and ask to speak with the clerk.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 127. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

Unless the context otherwise requires, throughout this document, “Union Bankshares” refers collectively to Union Bankshares Company and its subsidiary; “Camden” refers collectively to Camden National Corporation and its subsidiaries; “Union Trust” refers to Union Trust Company, the wholly-owned bank subsidiary of Union Bankshares; “Camden Bank” refers to Camden National Bank, the wholly-owned bank subsidiary of Camden; and “we,” “us” and “our” refer collectively to Union Bankshares and Camden. Also, we refer to the merger between Union Bankshares and Camden as the “merger” and the Agreement and Plan of Merger, dated as of August 13, 2007, as amended, between Camden and Union Bankshares as the “merger agreement.”

The Companies

Camden National Corporation (page 30)

Camden is a publicly held bank holding company registered under the Bank Holding Company Act of 1956, as amended. Camden was founded in January 1984 following a corporate reorganization in which the shareholders of Camden Bank exchanged their shares of stock for shares of stock in Camden. Camden, as a diversified financial services provider, pursues the objective of achieving long-term sustainable growth by balancing growth opportunities against profit, while mitigating risks inherent in the financial services industry. The primary business of Camden and its subsidiaries is to attract deposits from consumer, institutional, non-profit and commercial customers and to extend loans to consumer, institutional, non-profit and commercial customers. Camden makes available its commercial and consumer banking products and services through its subsidiary, Camden Bank, and its brokerage and insurance services through Acadia Financial Consultants, which operates as a division of Camden Bank. Camden also provides wealth management, trust and employee benefit products and services through its other subsidiary, Acadia Trust, N.A., a federally regulated, non-depository trust company headquartered in Portland, Maine. In addition to serving as a bank holding company, Camden provides managerial, financial management, risk management, operational, human resource, marketing and technology services to its subsidiaries. Camden’s principal executive offices are located at Two Elm Street, Camden, Maine 04843, and its telephone number is (207) 236-8821.

Union Bankshares Company (page 30)

Union Bankshares is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, which has elected financial holding company status. Union Bankshares was incorporated in 1984 and is headquartered in Ellsworth, Maine.

Union Bankshares is the sole shareholder of Union Trust, a community-oriented Maine commercial bank with thirteen offices located along Maine’s coast. Union Trust conducts its operations out of its main office in Ellsworth, Maine. It also operates through branch offices located in Ellsworth, Blue Hill, Stonington, Milbridge, Jonesport, Town Hill, Castine, Bar Harbor, Waldoboro, Rockland, Belfast and Camden, Maine. Its deposits are gathered from the general public in these towns and surrounding communities, and its lending activities are concentrated primarily in Hancock, Washington, Knox, Lincoln and Waldo counties of the State of Maine.

Union Bankshares serves the financial needs of individuals, businesses, municipalities and organizations with a full range of community banking services. The community banking business derives its revenues from interest and fees earned in connection with its lending activities, interest and dividends on investment securities, service charges and fees on deposit accounts, and fees and commissions from trust accounts and investment advisory services. Union Bankshares’ principal executive offices are located at 66 Main Street, Ellsworth, Maine 04605, and its telephone number is (207) 667-2504.

The Special Meeting of Union Bankshares Shareholders

Date, Time, Place and Purpose of the Special Meeting (page 32)

The special meeting of shareholders of Union Bankshares will be held at the White Birches Restaurant, located at Route 1, Hancock, Maine, on Thursday, November 29, 2007 at 10:00 a.m., local time. At the special meeting, Union Bankshares shareholders as of October 19, 2007, the record date, will be asked to vote upon a proposal to approve the merger agreement with Camden.

Recommendation of Union Bankshares Board of Directors (page 32)

After an evaluation of a variety of business, financial and market factors and after consultation with its advisors, at a meeting on August 13, 2007, the Union Bankshares Board of Directors determined that the merger is advisable and in the best interests of Union Bankshares and its shareholders, and unanimously adopted the merger agreement. The Union Bankshares board unanimously recommends that you vote “FOR” approval of the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 32)

Only holders of record of Union Bankshares common stock at the close of business on the record date of October 19, 2007 are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,066,772 shares of Union Bankshares common stock outstanding, held of record by approximately 719 shareholders.

Quorum; Vote Required (page 32)

A quorum of Union Bankshares shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Union Bankshares common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Union Bankshares will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least 60% of the outstanding shares of Union Bankshares common stock is required to approve the merger agreement.

Share Ownership of Management (page 32)

As of the record date, the directors and certain executive officers of Union Bankshares and their affiliates collectively owned 43,072 shares of Union Bankshares common stock, or approximately 4.0% of Union Bankshares outstanding shares. These directors and executive officers have executed voting agreements with Camden under which they have agreed to vote their shares in favor of the merger agreement, and have granted Camden an irrevocable proxy to so vote their shares.

Proxies, Voting and Revocation (page 33)

The Union Bankshares board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement and the adjournment proposal.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the clerk of Union Bankshares, stating that you revoke your proxy;

•	signing and delivering to the clerk of Union Bankshares a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Dissenters’ Appraisal Rights (page 45)

Union Bankshares is organized as a corporation under Maine law. Under Maine corporate law, Union Bankshares shareholders who object to the merger have dissenters’ appraisal rights. For more information regarding dissenters’ appraisal rights, please see the section in this document titled “The Merger—Dissenters’ Appraisal Rights” beginning on page 45.

The Merger

Structure of the Merger (page 51)

Camden and Union Bankshares entered into an Agreement and Plan of Merger on August 13, 2007, as amended. The merger agreement provides for the merger of Union Bankshares with and into Camden, with Camden being the surviving corporation. Promptly thereafter, Union Bankshares subsidiary, Union Trust will merge with and into Camden Bank with Camden Bank being the surviving institution.

The proposed merger will occur following approval of the proposal described in this document by the shareholders of Union Bankshares and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Merger Consideration (page 51)

If the merger is completed, each share of Union Bankshares common stock will be converted into the right to receive either:

•	$68.00 in cash (which is referred to as the cash consideration); or

•	1.9106 shares of Camden common stock (which is referred to as the stock consideration), plus cash in lieu of any fractional share.

You will have the opportunity to elect the form of consideration that you receive in the merger in exchange for your shares of Union Bankshares common stock. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock. However, your right to receive the form of consideration that you elect for your shares will be subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 40% of the outstanding shares of Union Bankshares common stock immediately prior to the effective time of the merger will be converted into the right to receive cash, and 60% of these shares of Union Bankshares common stock will be converted into the right to receive Camden common stock.

As illustrated in the table below, the value of 1.9106 shares of Camden common stock at the closing of the merger may be less than or greater than $68.00. In particular, if the value of a share of Camden common stock at the closing of the merger is less than $35.59, then the $68.00 in cash would be greater than the value of 1.9106 shares of Camden common stock.

Hypothetical Trading Price of Camden Common Stock	Corresponding Value of 1.9106 shares of Camden Common Stock
$40.00	$76.42
$39.00	$74.51
$38.00	$72.60
$37.00	$70.69
$36.00	$68.78
$35.59	$68.00
$35.00	$66.87
$34.00	$64.96
$33.00	$63.05
$32.00	$61.14
$31.00	$59.23
$30.00	$57.32

You are urged to check the trading price of Camden common stock prior to completing your election form. The trading price of Camden common stock will fluctuate between the date of this document, the date of your election and the closing of the merger. As a result, as the table above illustrates, fluctuations in the trading price of Camden common stock will alter the value of the new shares that you may acquire in exchange for your existing shares.

Camden will not issue fractional shares. Instead, Union Bankshares shareholders who receive Camden common stock will receive the value of any fractional share in cash based on the average of the last sale prices of a share of Camden common stock, as reported on the American Stock Exchange, for the five trading days preceding the closing date of the merger, rounded to the nearest whole cent. No interest will be paid with respect to any portion of the cash consideration payable in connection with the merger.

Election Procedures (page 52)

The shares of Union Bankshares common stock that you hold will be exchanged for cash, Camden common stock or a combination of cash and Camden common stock as chosen by you, subject to the allocation procedures described in the merger agreement. Prior to the closing date of the merger, you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You have the following choices:

•	you may elect to receive $68.00 per share in cash in exchange for all shares of Union Bankshares common stock that you hold;

•	you may elect to receive 1.9106 shares of Camden common stock in exchange for all shares of Union Bankshares common stock that you hold, plus cash in lieu of any fractional share;

•

you may elect to receive the cash consideration with respect to a portion of the shares of Union Bankshares common stock that you hold, and the stock consideration with respect to your remaining shares; or

•	you may make no election with respect to the consideration to be received by you in exchange for your shares of Union Bankshares common stock.

You will have a limited period of time in which to complete the election form and return it as instructed. The election form will be mailed to you no more than 40 and no less than 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Union Bankshares and Camden). You will need to surrender your Union Bankshares stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your stock certificates along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your Union Bankshares stock certificates after the merger is completed.

If your shares or a portion of your shares of Union Bankshares common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

Allocation Procedures (page 53)

The merger agreement provides for overall limitations on the amount of cash and shares of Camden common stock available in the merger as follows:

•

40% of the total number of outstanding shares of Union Bankshares common stock immediately prior to the effective time of the merger will be converted into the right to receive the cash consideration; and

•	60% of these shares of Union Bankshares common stock will be converted into the right to receive the stock consideration.

As a result, whether you receive the amount of cash and/or stock that you request in your election form will depend in part on the elections of other Union Bankshares shareholders. You may not receive exactly the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Camden common stock.

If you have a preference for receiving either cash or Camden common stock for your shares of Union Bankshares common stock, you should return the election form indicating your preference. Union Bankshares shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Union Bankshares shares being converted into the right to receive cash and Camden common stock. If you do not make an election, you will be allocated cash and/or Camden common stock depending on the elections made by other Union Bankshares shareholders. Please see the examples set forth in the section of this document titled “The Merger Agreement—Allocation Procedures” beginning on page 53. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive.

Opinion of Union Bankshares’ Financial Advisor (page 40)

In deciding to adopt the merger agreement and recommend its approval to Union Bankshares shareholders, the Union Bankshares board of directors consulted with senior management, its financial advisor and its legal counsel, and considered, among other things, an opinion from its financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel”). On August 13, 2007, Stifel delivered an opinion to the Union Bankshares board of directors that, as of that date and based upon and subject to the considerations described in the opinion, the merger consideration was fair, from a financial point of view, to the Union Bankshares shareholders. The full text of the written opinion is attached to this document as Annex C. We encourage you to read the opinion carefully and in its entirety. The opinion of Stifel is directed to the Union Bankshares board of directors and does not constitute a recommendation to any shareholder on how to vote on approval of the merger agreement.

Interests of Certain Persons in the Merger (page 49)

Union Bankshares’ directors and executive officers have financial interests in the merger that are in addition to their interests as shareholders. The Union Bankshares board of directors considered these interests in deciding to approve the merger agreement.

Union Bankshares currently has amended salary continuation agreements with six of its executive officers including two of its named executive officers, John P. Lynch and Rebecca J. Sargent. The amended salary continuation agreements provide for a lump sum payment upon the closing of the merger to these executive officers. If the merger closes in January 2008, the salary continuation payments are estimated to be as follows: Mr. Lynch—$324,503; Ms. Sargent—$302,117; and the other four officers are estimated to be paid $942,959 in aggregate.

Following the merger of Union Bankshares and Camden, Camden will select a board member of Union Bankshares to join the Board of Camden. Following the merger of Union Trust into Camden Bank, two members will be selected by Camden Bank to join the board of Camden Bank. One of the members will be Peter Blyberg, President and Chief Executive Officer of Union Bankshares, who will be appointed Vice Chairman of the board of directors of Camden Bank. The other additional member of the Union Trust board to serve on the Camden Bank board of directors has not been selected as of the date of this document. Camden will also establish an advisory board of Camden Bank, which will operate pursuant to a written charter. The remaining board members of Union Trust will be invited to serve as members of the advisory board. Each member of the advisory board will receive a fee of $250 per meeting attended and will serve until at least the second anniversary of the effective date of the merger and the election and qualification of their successors.

Camden has agreed to indemnify the directors and officers of Union Bankshares against certain liabilities for a period of six years following the merger. Camden has also agreed to the purchase by Union Bankshares of extended directors’ and officers’ liability insurance for a period of six years following the merger.

On the record date, directors and executive officers of Union Bankshares and their affiliates beneficially owned 43,072 shares or 4.0% of Union Bankshares’ common stock.

Limitations on Considering Other Acquisition Proposals (page 62)

The merger agreement restricts Union Bankshares’ ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Union Bankshares. However, if Union Bankshares receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable to Union Bankshares shareholders than the terms of the merger agreement, Union Bankshares may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, the Union Bankshares board of directors may not modify, qualify, withhold or withdraw its approval or recommendation of the merger agreement, approve or recommend another acquisition proposal to its shareholders, or cause Union Bankshares to enter into a letter of intent or definitive agreement with respect to an acquisition transaction or that requires Union Bankshares to abandon, terminate or fail to consummate the merger, unless the Union Bankshares board of directors determines in good faith, after consultation with counsel and its financial advisor, that an acquisition proposal is a superior proposal and that it is required to take such action to comply with its fiduciary duties to shareholders under applicable law, and Union Bankshares provides Camden with notice of such determination and cooperates and negotiates in good faith with Camden to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 59)

Camden and Union Bankshares will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the shareholders of Union Bankshares must approve the merger agreement;

•

Camden and Union Bankshares must receive all required regulatory approvals, any waiting periods required by law must have passed, and none of the regulatory approvals must impose any burdensome condition upon Camden;

•	there must be no order, decree or injunction in effect, nor any law, statute or regulation enacted or adopted, preventing completion of the merger;

•	the American Stock Exchange must authorize the listing of the shares of Camden common stock to be issued to Union Bankshares shareholders in the merger;

•	Camden must receive all material third-party consents to the merger;

•	Camden and Union Bankshares must each receive a legal opinion regarding treatment of the merger as a “reorganization” for federal income tax purposes;

•	the representations and warranties of each of Camden and Union Bankshares in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;

•	Camden and Union Bankshares must each have performed in all material respects all obligations required to be performed by it;

•	no event or development must have occurred with respect to Union Bankshares or Camden that has had, or would reasonably be expected to have, a material adverse effect; and

•	not more than 10% of the issued and outstanding shares of Union Bankshares common stock shall have exercised dissenters’ appraisal rights.

Termination of the Merger Agreement (page 61)

Camden and Union Bankshares can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

•

the other party materially breaches any of its representations, warranties or covenants contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) and the breach cannot be or has not been cured within 30 days of written notice of the breach;

•	the merger is not completed by June 30, 2008, unless the failure to complete the merger is due to the failure by the terminating party to perform its obligations under the merger agreement;

•	a regulatory approval that is required in order to complete the merger is denied; or

•	the shareholders of Union Bankshares do not approve the merger agreement.

In addition, Camden may terminate the merger agreement if:

•	the Union Bankshares board of directors:

•

modifies, qualifies, withholds or withdraws its recommendation to Union Bankshares shareholders to vote in favor of the merger agreement, or makes any statement, filing or release that is inconsistent with the recommendation;

•	breaches its obligations to call, give notice of and commence the special meeting; or

•	approves or recommends an alternative acquisition proposal; or

•	Union Bankshares breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other acquisition proposals.

Union Bankshares has the right to terminate the merger agreement in connection with entering into a definitive agreement to effect a superior proposal, subject to specified conditions in the merger agreement.

Termination Fee (page 61)

Under the terms of the merger agreement, Union Bankshares must pay Camden a termination fee of $2.9 million if:

•

Camden terminates the merger agreement as a result of the Union Bankshares board of directors modifying or withdrawing its recommendation to the Union Bankshares shareholders to vote in favor of the merger agreement, or approving or recommending another acquisition proposal;

•	Camden terminates the merger agreement as a result of a material breach by Union Bankshares of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Camden or Union Bankshares terminates the merger agreement as a result of:

•

(1) the failure of the Union Bankshares shareholders to approve the merger agreement; (2) the merger not having been consummated by June 30, 2008 due to the failure of the Union Bankshares shareholders to approve the merger agreement; or (3) a material breach by Union Bankshares of any of its representations, warranties, covenants or agreements contained in the merger agreement; and both:

•	an acquisition proposal with respect to Union Bankshares has been publicly announced, disclosed or otherwise communicated to the Union Bankshares board of directors prior to that time; and

•	within 12 months of termination of the merger agreement, Union Bankshares enters into a definitive agreement with respect to, or has consummated, another acquisition proposal; or

•	Union Bankshares terminates the merger agreement in connection with Union Bankshares entering into a definitive agreement with respect to a superior proposal.

Effective Time of the Merger (page 51)

We expect that the merger will be completed following the approval of the merger agreement by the shareholders of Union Bankshares at the special meeting, if all other conditions have been satisfied or waived. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible. We currently expect to complete the merger during January 2008; however, because the merger is subject to these conditions, we cannot reliably predict the actual timing.

Material Federal Income Tax Consequences (page 79)

Each of Camden and Union Bankshares expects to receive an opinion of counsel at closing to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of Union Bankshares common stock solely into shares of Camden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Union Bankshares common stock or instead of any fractional share of Camden common stock that you would otherwise be entitled to receive. Camden’s and Union Bankshares’ obligation to complete the merger is conditioned on its receipt of these opinions, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to them and shareholders of Union Bankshares.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you elect to receive stock, cash or a mix of stock and cash. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 82)

To complete the merger, Camden and Union Bankshares need the prior approval or waiver of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System and must submit a notice to the Maine Bureau of Financial Institutions. The United States Department of Justice has the authority to challenge the approval on antitrust grounds. Camden and Union Bankshares will file all necessary applications and notices with the applicable regulatory authorities. Camden and Union Bankshares cannot reliably predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Camden.

Accounting Treatment (page 45)

The merger will be accounted for under the purchase method. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Camden will allocate the excess purchase price to intangible assets, including goodwill.

Camden Shares to be Listed on the American Stock Exchange (page 65)

Camden will list the shares of Camden common stock to be issued in connection with the merger to holders of shares of Union Bankshares common stock on the American Stock Exchange. After the completion of the merger, there will be no further trading in shares of Union Bankshares common stock, and Union Bankshares will delist its common stock from the OTC Bulletin Board and deregister it for purposes of the Securities Exchange Act of 1934.

Comparisons of Rights of Shareholders (page 120)

The rights of Union Bankshares shareholders currently are governed by Union Bankshares’ articles of incorporation and bylaws, and by Maine law. After the merger is completed, Union Bankshares shareholders who receive Camden common stock in the merger will become shareholders of Camden, and, therefore, their rights as shareholders of Camden will be governed by Camden’s articles of incorporation and bylaws, and will continue to be governed by Maine law. This means that, as a result of the merger, Union Bankshares shareholders will have different rights when they become holders of Camden common stock than they currently have as holders of Union Bankshares common stock.

Selected Historical Consolidated Financial Data

Camden

The following table provides summary historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of the end of and for each of the six months ended June 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from Camden’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for each of the six months ended June 30, 2007 and 2006 have been derived from Camden’s unaudited financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Camden’s Annual Report on Form 10-K for the year ended December 31, 2006, which includes Camden’s audited consolidated financial statements and related notes, and is incorporated by reference into this document. For a discussion of certain factors that may materially affect the comparability of the consolidated historical financial data or cause the data reflected below not to be indicative of Camden’s future financial condition or results of operations, see the section in this document titled “Risk Factors” beginning on page 22.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Statements of Income
Interest Income	$54,170	$52,095	$107,238	$89,721	$73,377	$72,146	$74,572
Interest Expense	29,396	24,376	53,048	34,697	24,365	24,487	27,715

Net Interest Income	24,774	27,719	54,190	55,024	49,012	47,659	46,857
Provision for Loan Losses	100	1,104	2,208	1,265	(685)	(150)	3,080

Net Interest Income after Provision	24,674	26,615	51,982	53,759	49,697	47,809	43,777
Non-interest Income	6,251	5,707	11,629	10,050	11,399	10,829	14,459
Non-interest Expense	17,064	17,476	34,224	32,461	31,882	30,424	32,311

Income before Provision for Income Tax	13,861	14,846	29,387	31,348	29,214	28,214	25,925
Income Tax Expense	4,136	4,650	9,111	9,968	9,721	9,286	8,425
Cumulative effect of change in accounting, net	—	—	—	—	—	—	(449)

Net Income	$9,725	$10,196	$20,276	$21,380	$19,493	$18,928	$17,051

Balance Sheet Data
Assets	$1,716,103	$1,755,674	$1,769,886	$1,653,257	$1,489,865	$1,370,363	$1,218,419
Loans	1,190,102	1,244,614	1,218,129	1,182,175	1,069,294	966,855	808,882
Allowance for Loan and Lease Losses	13,927	15,256	14,933	14,167	13,641	14,135	15,242
Investments	458,881	405,610	444,093	367,629	323,998	303,749	314,775
Deposits	1,132,978	1,236,988	1,185,801	1,163,905	1,014,601	900,996	850,134
Borrowings	505,304	408,766	437,364	347,039	336,820	338,408	238,861
Shareholders’ Equity	$107,509	$96,211	$107,052	$129,538	$126,405	$119,706	$118,828

Common Shares Outstanding at Year End	6,512,980	6,608,505	6,616,780	7,529,073	7,634,975	7,758,653	8,027,374

Average Balance Sheet Data
Assets	$1,751,531	$1,718,774	$1,733,923	$1,592,978	$1,394,898	$1,281,240	$1,152,199
Loans	1,203,896	1,216,006	1,225,933	1,129,004	1,009,649	897,811	757,733
Investments	461,011	418,935	422,250	382,458	304,456	302,103	316,944
Deposits	1,170,148	1,204,366	1,207,835	1,082,374	965,951	860,064	806,167
Borrowings	457,735	381,251	402,190	372,793	296,415	291,646	224,659
Shareholders’ Equity	$109,153	$119,625	$110,204	$125,818	$122,062	$119,448	$110,877

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Per Share Data
Basic Earnings Per Share	$1.47	$1.41	$2.93	$2.81	$2.54	$2.39	$2.12
Diluted Earnings Per Share	1.47	1.41	2.93	2.80	2.53	2.38	2.11
Dividends Per Share	0.48	0.44	0.88	1.30	0.80	0.72	0.68
Book Value Per Share	16.51	14.56	16.18	17.21	16.56	15.43	14.80
Tangible Book Value Per Share (1)	$15.78	$13.71	$15.40	$16.40	$15.65	$14.48	$13.77
Weighted Average Common Shares Outstanding	6,601,741	7,229,407	6,919,579	7,599,051	7,685,006	7,915,743	8,049,629

Selected Financial Data
Return on Average Assets	1.12%	1.20%	1.17%	1.34%	1.40%	1.48%	1.48%
Return on Average Equity	17.97%	17.19%	18.40%	16.99%	15.97%	15.85%	15.38%
Stock Dividend Payout Ratio	32.65%	31.21%	30.03%	46.26%	31.50%	30.13%	32.08%
Net Interest Rate Spread	2.98%	3.39%	2.96%	3.35%	3.48%	3.71%	4.03%
Net Interest Margin	3.06%	3.48%	3.36%	3.68%	3.76%	4.00%	4.39%
Efficiency Ratio (2)	55.00%	52.28%	52.00%	49.88%	52.78%	52.02%	52.70%
Allowance for Loan and Lease Losses to Total Loans	1.17%	1.23%	1.23%	1.20%	1.28%	1.46%	1.88%
Non-performing Assets to Total Assets	0.38%	0.53%	0.78%	0.57%	0.43%	0.51%	0.72%
Net Charge-offs to Average Loans	0.09%	0.00%	0.12%	0.07%	(0.02%)	0.11%	0.18%
Average Equity to Average Assets	6.23%	6.96%	6.36%	7.90%	8.75%	9.32%	9.62%
Risk-based Capital Ratios:
Tier 1	11.8%	9.9%	11.3%	10.7%	11.3%	11.4%	12.6%
Total	13.0%	11.5%	12.7%	11.9%	12.5%	12.6%	13.8%
Leverage Capital Ratio	7.8%	7.1%	7.6%	7.6%	8.1%	8.1%	8.7%
(1) Computed by dividing total shareholders’ equity less goodwill and core deposit intangible by the number of common shares outstanding:

Equity	$107,509	$96,211	$107,052	$129,538	$126,405	$119,706	$118,828
Less Intangibles:
Goodwill	3,991	3,991	3,991	3,991	3,991	3,518	3,518
Deposit Premium	748	1,603	1,176	2,040	2,924	3,825	4,767

Tangible Equity (A)	$102,770	$90,617	$101,885	$123,507	$119,490	$112,363	$110,543
Shares outstanding (B)	6,512,980	6,608,505	6,616,780	7,529,073	7,634,975	7,758,653	8,027,374
Tangible Book Value Per Share (A)/(B)	$15.78	$13.71	$15.40	$16.40	$15.65	$14.48	$13.77

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

Union Bankshares

The following table provides summary historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of the end of and for each of the six months ended June 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from Union Bankshares’ audited financial statements and related notes previously filed with the Securities and Exchange Commission. The historical consolidated financial data as of the end of and for each of the six months ended June 30, 2007 and 2006 have been derived from Union Bankshares’ unaudited financial statements and related notes included elsewhere in this document. The selected consolidated financial and other data of Union Bankshares set forth below does not purport to be complete and should be read in conjunction with the consolidated financial statements and related notes in Part II, Item 8 of Union Bankshares’ Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2007, and in conjunction with the consolidated financial statements and related notes included in this document beginning on page F-1.

Certain ratios have been recalculated to conform to current year calculation methods. All share amounts have been restated to reflect Union Bankshares’ 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
SUMMARY OF OPERATIONS
Net income	$1,771	$1,668	$3,801	$4,747	$4,829	$4,278	$4,315
Net interest income	7,095	7,266	14,679	15,817	15,932	14,131	14,001
Non-interest income	3,233	3,036	6,035	5,751	5,713	6,128	5,837
Non-interest expense	8,007	8,115	15,649	15,220	14,549	13,801	13,423
Provision for (recovery of) loan losses	30	—	—	(215)	222	420	360

PER COMMON SHARE DATA
Earnings per share	$1.66	$1.53	$3.50	$4.28	$4.24	$3.73	$3.75
Dividends declared per share	0.86	0.80	1.600	1.600	1.275	1.175	1.100
Book value per share (1)	39.04	36.18	39.09	36.96	36.86	35.57	33.37

FINANCIAL RATIOS
Return on average equity	8.43%	8.25%	9.40%	11.61%	11.63%	10.75%	11.82%
Return on average assets	0.64	0.61	0.69	0.91	1.03	1.06	1.15
Average equity to average assets	7.65	7.44	7.33	7.87	8.84	9.87	9.76
Net interest margin (2)	2.92	3.01	3.00	3.41	3.77	3.95	4.30
Allowance for loan losses to total loans	1.12	1.14	1.15	1.19	1.45	1.52	1.63
Non performing loans to total loans	0.65	0.77	0.86	0.69	0.47	0.61	0.81
Efficiency ratio (3)	74.51	76.24	73.03	68.30	65.89	66.56	65.90
Dividend payout ratio (declared)	51.70	52.16	45.46	37.36	30.18	31.46	29.34

AT PERIOD END
Total assets	$565,087	$560,509	$550,975	$529,883	$488,355	$464,194	$381,029
Loans, gross (4)	377,793	372,740	370,167	355,858	309,951	286,333	226,226
Total investment securities	145,844	149,991	140,498	140,688	144,139	138,155	109,569
Total deposits	348,711	317,517	347,765	334,998	304,982	298,454	275,765
Total borrowed funds	168,162	198,053	154,779	147,695	134,414	117,729	59,284
Total shareholders’ equity	41,560	39,235	41,593	40,575	41,092	40,752	38,318

(1)	Calculated by dividing total shareholders’ equity by the net shares outstanding at period end.
(2)	Adjusted to tax-equivalent basis.
(3)	Calculated by dividing Union Bankshares’ operating expenses by the total of net interest income on a tax-equivalent basis before the provision for loan losses, plus other income.
(4)	Excludes loans held for sale.

Summary Combined Company Unaudited Pro Forma Financial Data

The following summary unaudited pro forma combined financial information for the year ended December 31, 2006 and as of and for the six months ended June 30, 2007 has been derived from the unaudited pro forma condensed financial information and related notes included elsewhere in this document. This information is based on the respective audited and unaudited historical consolidated financial statements of Camden and Union Bankshares and after giving effect to the acquisition of Union Bankshares, using the purchase method of accounting for business combinations, as if the merger had been consummated as of the beginning of the period with respect to income statement data, and as of the balance sheet date with respect to the balance sheet data. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information should be read in conjunction with the combined company unaudited pro forma condensed financial information and the historical financial statements and related notes of Camden and Union Bankshares included in or incorporated by reference into this document.

	For the Six Months Ended June 30, 2007	For the Year Ended December 31, 2006
(In thousands, except per share data)
Income Statement Data:
Net interest income	$30,927	$66,928
Provision for loan and lease losses	130	2,208
Non-interest income	9,298	17,292
Non-interest expense	25,527	50,784
Income taxes	4,121	9,247
Net income	10,447	21,981

Per Share Data:
Basic earnings	$1.34	$2.70
Diluted earnings	1.34	2.70
Book value at end of period	19.67	19.35
Cash dividends	0.48	0.88
Average common shares outstanding	7,824,646	8,142,484
Total shares outstanding at period end	7,735,885	7,839,685

	June 30, 2007
(In thousands)
Balance Sheet Data:
Loans, net	$1,549,273
Total assets	2,335,298
Total Deposits	1,481,137
Total Borrowings	673,240
Total Shareholders’ equity	152,182

Unaudited Comparative Per Share Information

The following table presents the unaudited basic and diluted earnings per share and book value per share data for each of Camden and Union Bankshares reflecting the merger of Camden and Union Bankshares (which we refer to as “pro forma” information) and on a historical basis. This information is only a summary and should be read in conjunction with the historical financial data of Camden and Union Bankshares and the separate historical financial statements of Camden and Union Bankshares and related notes included in or incorporated by reference into this document. You should not rely on the pro forma information as being indicative of the results that Camden will achieve in the merger.

At and For the Year Ended December 31, 2006

Camden National Corporation

Earnings Per Share:
Historical—diluted	$2.93
Pro Forma—diluted	$2.70
Dividends:
Historical	$0.88
Pro Forma	$0.88
Book Value:
Historical	$16.18
Pro Forma	$19.35

Union Bankshares Company
Earnings Per Share:
Historical—diluted	$3.50
Pro Forma—diluted (1)	$5.16
Dividends:
Historical	$1.60
Pro Forma (1)	$1.68
Book Value:
Historical	$39.09
Pro Forma (1)	$36.97

(1)	Obtained by multiplying the pro forma amount for Camden by 1.9106, the exchange ratio.

Comparative Stock Prices and Dividends

Camden common stock is listed on the American Stock Exchange under the trading symbol “CAC.” Union Bankshares common stock is listed on the OTC Bulletin Board under the symbol “UNBH.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Camden common stock as reported on the American Stock Exchange and the high and low sales prices per share of Union Bankshares common stock as reported on the OTC Bulletin Board. The table also provides information as to dividends declared per share of Camden common stock and Union Bankshares common stock.

	Camden			Union Bankshares
	High	Low	Dividend per Share	High	Low	Dividend per Share
Calendar Year 2005
First Quarter	$40.51	$34.67	$0.70	$77.00	$54.63	$0.40
Second Quarter	$35.47	$29.99	$0.20	$79.00	$70.00	$0.40
Third Quarter	$39.90	$32.90	$0.20	$75.00	$71.00	$0.40
Fourth Quarter	$38.21	$32.81	$0.20	$71.00	$68.00	$0.40
Calendar Year 2006
First Quarter	$38.95	$32.25	$0.22	$70.00	$61.50	$0.40
Second Quarter	$40.25	$36.50	$0.22	$68.00	$63.25	$0.40
Third Quarter	$44.74	$39.60	$0.22	$64.75	$58.00	$0.40
Fourth Quarter	$47.97	$38.90	$0.22	$61.00	$54.50	$0.40
Calendar Year 2007
First Quarter	$46.34	$42.25	$0.24	$57.00	$48.75	$0.43
Second Quarter	$44.50	$36.03	$0.24	$59.00	$49.00	$0.43
August 13, 2007	$36.57	$36.18	—	$51.00	$51.00	—
October 19, 2007	$34.15	$34.01	—	$64.55	$64.55	—

The following table sets forth the high, low and closing sale prices per share of Camden common stock as reported on the American Stock Exchange and Union Bankshares common stock as reported on the OTC Bulletin Board, on August 13, 2007, the last trading day before the public announcement of the merger agreement, and on October 19, 2007. The equivalent per share value reflects the value of the Camden common stock you would receive for each share of your Union Bankshares common stock on such dates, by multiplying the closing price of Camden common stock by the stock consideration conversion ratio of 1.9106.

	Camden			Union Bankshares			Equivalent Per Share Value of Union Bankshares Common Stock
	High	Low	Closing	High	Low	Closing
August 13, 2007	$36.57	$36.18	$36.53	$51.00	$51.00	$51.00	$69.79
October 19, 2007	$34.15	$34.01	$34.03	$64.55	$64.55	$64.55	$65.02

The above tables show only historical comparisons. Because the market prices of Camden common stock and Union Bankshares common stock will likely fluctuate prior to the closing of the merger, these comparisons may not provide meaningful information to Union Bankshares shareholders in determining whether to approve the merger agreement. You should obtain current market quotations. We cannot reliably predict the future prices for Camden common stock.

Dividend Policies

Camden expects that after the completion of the merger, subject to approval and declaration by the Camden board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The current annualized rate of distribution on the shares of Camden common stock is $0.96 per share.

Until the merger is completed, Union Bankshares expects to continue to declare quarterly cash dividends on Union Bankshares common stock as authorized by the board of directors of Union Bankshares, subject to the terms of the merger agreement. Holders of Union Bankshares common stock will stop receiving cash dividends with respect to shares of Union Bankshares common stock upon the completion of the merger, when the separate corporate existence of Union Bankshares will cease. The merger agreement prohibits Union Bankshares from declaring any stock dividends.

Number of Holders of Common Stock and Number of Shares Outstanding

As of October 19, 2007, there were 719 shareholders of record of Union Bankshares common stock who held an aggregate of 1,066,772 shares of Union Bankshares common stock.

As of October 19, 2007, there were 1,055 shareholders of record of Camden common stock who held an aggregate of 6,513,000 shares of Camden common stock.

Camden’s registrar and transfer agent is American Stock Transfer and Trust Company. Copies of the governing corporate instruments of Camden and Union Bankshares are available, without charge, by following the instructions listed under the section in this document titled “Where You Can Find More Information” beginning on page 127.

RISK FACTORS

In addition to the other information included in this document and incorporated by reference into this document, including Camden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by subsequently filed Forms 8-K and 10-Q, you should consider carefully the risk factors described below in deciding how to vote and in making a cash or stock election. An investment in shares of Camden common stock involves risk. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section in this document titled “Special Note Regarding Forward-Looking Statements” on page 29.

Risks Relating to the Merger

You may not receive the form of merger consideration that you elect.

If the merger is completed, each outstanding share of Union Bankshares common stock will be converted into the right to receive either $68.00 in cash or 1.9106 shares of Camden common stock, plus cash in lieu of any fractional share. You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock with respect to the shares of Union Bankshares common stock that you hold. Your right as a Union Bankshares shareholder to receive the consideration you elect for your shares is limited because of the allocation procedures set forth in the merger agreement, which are intended to ensure that 40% of the outstanding shares of Union Bankshares common stock will be converted into the right to receive cash, and 60% of the shares of Union Bankshares common stock will be converted into the right to receive Camden common stock. If the total cash elections by Union Bankshares shareholders are greater or less than the aggregate cash consideration to be paid in the merger, or the total stock elections by Union Bankshares shareholders are greater or less than the aggregate stock consideration to be paid in the merger, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and/or Camden common stock. A detailed discussion of the merger consideration provisions of the merger agreement is set forth under the sections titled “The Merger Agreement—Merger Consideration,” “—Election Procedures” and “—Allocation Procedures,” beginning on page 51. We recommend that you carefully read this discussion and the merger agreement attached to this document as Annex A.

The value of the stock consideration will vary with changes in Camden’s stock price.

Upon completion of the merger, 60% of the outstanding shares of Union Bankshares common stock will be converted into shares of Camden common stock. The ratio at which the shares will be converted is fixed at 1.9106 shares of Camden common stock for each share of Union Bankshares common stock, and there will be no adjustment for changes in the market price of either Union Bankshares common stock or Camden common stock. Any change in the price of Camden common stock will affect the aggregate value Union Bankshares shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of Camden and Union Bankshares, including changes in businesses, operations and prospects, regulatory considerations, and general market and economic conditions. Accordingly, at the time of the special meeting and at the time the elections are due, you will not know the exact value of the stock consideration to be received in the merger. You should obtain current market quotations for shares of Camden common stock and for shares of Union Bankshares common stock. In addition, there will be a time period between the completion of the merger and the time at which former Union Bankshares shareholders receiving stock consideration actually receive stock certificates evidencing their shares of Camden common stock. Until stock certificates are received, former Union Bankshares shareholders may not be able to sell their Camden shares in the open market and, therefore, will not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Camden common stock during this period.

In order to make a cash or stock election, you will submit your shares of Union Bankshares common stock with your election form, and you will then not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Union Bankshares shareholder and want to make a cash or stock election, you will have to deliver your stock certificates (or follow the procedures for a guaranteed delivery) and a properly completed and signed form of election to the exchange agent. Since the actual election deadline is not currently known, Camden will issue a press release announcing the date of the election deadline as promptly as practicable following the determination of the deadline. For further details on the determination of the election deadline, see “The Merger Agreement—Election Procedures” beginning on page 52 of this document. The election deadline is expected to be approximately 5 business days in advance of the completion of the merger, but it may be further in advance of the actual closing date. In the time between delivery of your shares and the closing of the merger, the trading price of Union Bankshares common stock or Camden common stock may fluctuate, and you might otherwise want to sell your shares of Union Bankshares common stock to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment. However, you will not be able to sell any shares of Union Bankshares common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Union Bankshares common stock for any reason until you receive cash and/or Camden common stock in the merger.

The date you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The fairness opinion obtained by Union Bankshares from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

Union Bankshares has not obtained an updated opinion as of the date of this document from Stifel, Nicolaus & Company, Incorporated, its financial advisor. Changes in the operations and prospects of Camden or Union Bankshares, general market and economic conditions and other factors which may be beyond the control of Camden and Union Bankshares, and on which the fairness opinion was based, may alter the value of Camden or Union Bankshares or the price of shares of Camden common stock or Union Bankshares common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any other date other than the date of such opinion. As a result, the August 13, 2007 opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Union Bankshares received from its financial advisor, please refer to “The Merger —Opinion of Union Bankshares’ Financial Advisor” beginning on page 40 of this document. For a description of the other factors considered by the Union Bankshares board of directors in determining to adopt the merger agreement, please refer to “The Merger—Union Bankshares’ Reasons for the Merger” beginning on page 38 of this document.

The shares of Camden common stock to be received by Union Bankshares shareholders as a result of the merger will have different rights from the shares of Union Bankshares common stock.

Upon completion of the merger, Union Bankshares shareholders who receive shares of Camden common stock in the merger will become Camden shareholders and their rights as shareholders will be governed by the articles of incorporation and bylaws of Camden and Maine corporate law. The rights associated with Union Bankshares common stock are different from the rights associated with Camden common stock. See “Comparison of Rights of Shareholders of Union Bankshares and Camden” beginning on page 120 of this document, for a discussion of the different rights associated with Camden common stock.

The tax consequences of the merger for Union Bankshares shareholders will be dependent upon the merger consideration received.

The tax consequences of the merger to you will depend upon the merger consideration that you receive. You generally will not recognize any gain or loss on the conversion of shares of Union Bankshares common stock solely into shares of Camden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Union Bankshares common stock or instead of any fractional share of Camden common stock. For a discussion of the tax consequences of the merger to Union Bankshares shareholders generally, see the section in this document titled “Material Federal Income Tax Consequences” beginning on page 79. You should consult your own tax advisors as to the effect of the merger on your specific interests.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

Camden is required to obtain the approvals of several bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. Such divestitures prior to the completion of the merger may diminish the benefits of the merger to Camden, may not be feasible or could delay the receipt of such regulatory approvals. Camden has the right to terminate the merger agreement if a governmental agency, as part of its authorization or approval, imposes any term, condition or restriction upon Camden that Camden reasonably determines would prohibit or materially limit the ownership or operation by Camden of any material portion of Union Bankshares’ business or assets, or that would compel Camden to dispose or hold separate any material portion of Union Bankshares assets.

Camden may be unable to successfully integrate Union Bankshares’ operations and retain Union Bankshares’ key employees.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating personnel with diverse business backgrounds;

•	integrating departments, systems, operating procedures and information technologies;

•	combining different corporate cultures;

•	retaining existing customers and attracting new customers; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of Union Bankshares’ key employees. We cannot assure you, however, that Camden will be successful in retaining these employees for the time period necessary to successfully integrate Union Bankshares’ operations with those of Camden. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company, and could have a negative impact on the market price of Camden common stock after the merger.

Unanticipated costs relating to the merger could reduce Camden’s future earnings per share.

Camden believes that it has reasonably estimated the likely costs of integrating the operations of Camden and Union Bankshares, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a significant dilutive effect on the combined company’s earnings per share. In other words, if the merger is completed, the earnings per share of Camden common stock could be less than they would have been if the merger had not been completed.

If the merger is not completed, Union Bankshares will have incurred substantial expenses without its shareholders realizing the expected benefits.

Union Bankshares has incurred substantial expenses in connection with the transactions described in this document. If the merger is not completed, Union Bankshares expects that it will have incurred approximately $400,000 in merger-related expenses. If the merger were not completed, these expenses would likely have a material adverse impact on the financial condition of Union Bankshares because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed as it is subject to the satisfaction or waiver of specified conditions, some of which are beyond Camden’s and Union Bankshares’ control.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Union Bankshares.

Until the completion of the merger, Union Bankshares is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Camden. In addition, Union Bankshares has agreed to pay a termination fee of $2.9 million to Camden in specified circumstances. These provisions could discourage other companies from trying to acquire Union Bankshares even though those other companies might be willing to offer greater value to Union Bankshares shareholders than Camden has offered in the merger. The payment of the termination fee also could have a material adverse effect on Union Bankshares’ financial condition.

Risks Relating to Camden’s Business

Interest rate volatility may reduce Camden’s profitability.

Camden’s profitability depends to a large extent upon net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce Camden’s net interest income as the difference between interest income and interest expense decreases. As a result, Camden has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, there can be no assurance that a change in interest rates will not negatively impact Camden’s results from operations or financial position. Since market interest rates may change by differing magnitudes and at different times, significant changes in interest rates over an extended period of time could reduce overall net interest income. An increase in interest rates could also have a negative impact on Camden’s results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to Camden’s allowance for loan and lease losses.

Camden’s allowance for loan and lease losses may not be adequate to cover actual loan and lease losses.

Camden makes various assumptions and judgments about the collectibility of the loan portfolio and provides an allowance for probable loan and lease losses based on a number of factors. Monthly, Camden reviews the assumptions, calculation methodology and balance of the allowance for loan and lease losses (“ALLL”) with the board of directors of Camden Bank. On a quarterly basis, Camden’s board of directors, as well as the board of directors of Camden Bank, completes a similar review of the ALLL. If the assumptions are incorrect, the ALLL may not be sufficient to cover the losses Camden could experience, which would have an adverse effect on operating results, and may also cause Camden to increase the ALLL in the future. If additional amounts were provided to the ALLL, Camden’s net income would decrease.

Camden’s loans are concentrated in certain areas of Maine and adverse conditions in those markets could adversely affect Camden’s operations.

Camden is exposed to real estate and economic factors in the central, southern, western and midcoast areas of Maine, as virtually the entire loan portfolio is concentrated among borrowers in these markets. Further, because a substantial portion of the loan portfolio is secured by real estate in this area, the value of the associated collateral is also subject to regional real estate market conditions. Adverse economic, political or business developments or natural hazards may affect these areas and the ability of property owners in these areas to make payments of principal and interest on the underlying mortgages. If these regions experience adverse economic, political or business conditions, Camden would likely experience higher rates of loss and delinquency on these mortgage loans than if the loans were more geographically diverse.

If Camden does not maintain net income growth, the market price of Camden’s common stock could be adversely affected.

Camden’s return on shareholders’ equity and other measures of profitability, which affect the market price of Camden’s common stock, depend in part on Camden’s continued growth and expansion. Camden’s growth strategy has two principal components—internal growth and external growth. Camden’s ability to generate internal growth is affected by the competitive factors described below as well as by the primarily rural characteristics and related demographic features of the markets Camden serves. Camden’s ability to continue to identify and invest in suitable acquisition candidates on acceptable terms is crucial to Camden’s external growth. In pursuing acquisition opportunities, Camden may be in competition with other companies having similar growth strategies and greater resources. As a result, Camden may not be able to identify or acquire promising acquisition candidates on acceptable terms. Competition for these acquisitions could result in increased acquisition prices and a diminished pool of acquisition opportunities. An inability to find suitable acquisition candidates at reasonable prices could slow Camden’s growth rate and have a negative effect on the market price of Camden’s common stock.

Camden experiences strong competition within its markets, which may impact profitability.

Competition in the banking and financial services industry is strong. In its market areas, Camden competes for loans, deposits and other financial products and services with local independent banks, thrift institutions, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally as well as nationally. Many of these competitors have substantially greater resources and lending limits than those of Camden’s subsidiaries and may offer services that Camden’s subsidiaries do not or cannot provide. Camden’s long-term success depends on the ability of its subsidiaries to compete successfully with other financial institutions in their service areas. Because Camden maintains a smaller staff and has fewer financial and other resources than larger institutions with which Camden competes, Camden’s ability to attract customers may be limited. If Camden is unable to attract and retain customers, it may be unable to sustain growth in the loan portfolio and its results of operations and financial condition may otherwise be negatively impacted.

Camden’s cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

Camden Bank has traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a less costly source of funds than borrowings because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at Camden Bank decreases relative to its overall banking operations, Camden may have to rely more heavily on borrowings as a source of funds in the future.

Camden’s banking business is highly regulated.

Bank holding companies and national banking associations operate in a highly regulated environment and are subject to supervision, regulation and examination by various federal regulatory agencies, as well as other governmental agencies in the states in which they operate. Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The Office of the Comptroller of the Currency possesses cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Bank possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which Camden may conduct business and obtain financing.

Camden’s business is affected not only by general economic conditions, but also by the economic, fiscal and monetary policies of the United States and its agencies and regulatory authorities, particularly the Board of Governors of the Federal Reserve System. The economic and fiscal policies of various governmental entities and the monetary policies of the Board of Governors of the Federal Reserve System may affect the interest rates Camden’s bank subsidiary must offer to attract deposits and the interest rates it must charge on loans, as well as the manner in which it offers deposits and makes loans. These economic, fiscal and monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including Camden’s bank subsidiary.

Camden could be held responsible for environmental liabilities of properties acquired through foreclosure.

If Camden is forced to foreclose on a defaulted mortgage loan to recover its investment, it may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during Camden’s ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property. There can be no assurance that Camden would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property, or that Camden could recoup any of the costs from any third party.

Due to the nature of Camden’s business, it may be subject to litigation from time to time, some of which may not be covered by insurance.

Through Camden Bank, Camden operates in a highly regulated industry, and as a result, is subject to various regulations related to disclosures to Camden’s customers, Camden’s lending practices, and other fiduciary responsibilities. From time to time, Camden has been, and may become, subject to legal actions relating to its operations that have, or could, involve claims for substantial monetary damages. Although Camden maintains insurance, the scope of this coverage may not provide it with full, or even partial, coverage in any particular case. As a result, a judgment against Camden in any such litigation could have a material adverse effect on Camden’s financial condition and results of operation.

Changes in tax legislation could have a material impact on Camden’s results of operations.

Changes in tax legislation could have a material impact on Camden’s results of operations. The State of Maine may replace its current franchise tax on financial institutions with a corporate income-based tax.

Camden’s failure to qualify under regulatory capital adequacy guidelines could adversely affect its financial condition.

Under regulatory capital adequacy guidelines and other regulatory requirements, Camden and Camden Bank must meet guidelines that include quantitative measures of assets, liabilities, and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. If Camden and Camden Bank fail to meet these minimum capital guidelines and other regulatory requirements, their financial condition would be materially and adversely affected and the ability of Camden Bank to pay dividends may be restricted. The failure to maintain the status of “well-capitalized” under their regulatory framework could also affect the confidence of Camden’s customers, thus compromising Camden’s competitive position, and could compromise Camden’s eligibility for a streamlined Board of Governors of the Federal Reserve System review process for acquisition proposals.

To the extent that Camden acquires other companies in the future, its business may be negatively impacted by risks related to those acquisitions.

Camden has in the past acquired, and will in the future consider the acquisition of, other banking and related businesses. If Camden acquires other companies in the future, its business may be negatively impacted by risks related to those acquisitions. These risks include the following:

•	the risk that the acquired business will not perform in accordance with management’s expectations;

•	the risk that difficulties will arise in connection with the integration of the operations of the acquired business with Camden’s operations;

•	the risk that management will divert its attention from other aspects of Camden’s business;

•	the risk that Camden may lose key employees of the acquired business;

•	the risks associated with entering into geographic and product markets in which Camden has limited or no direct prior experience; and

•	the risks of the acquired company that Camden may assume in connection with the acquisition.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect Camden’s results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of Camden common stock and may involve the payment of a premium over book and market values, existing holders of Camden common stock could experience dilution in connection with the acquisition.

In addition, Camden will record goodwill in connection with the acquisition of Union Bankshares and is likely to record goodwill and other intangible assets in connection with any acquisitions of other companies. Under Financial Accounting Standards Board Statement No. 142, goodwill and identifiable intangible assets with indefinite lives are no longer amortized, but are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in performance of the acquired company, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. If goodwill is determined to be impaired, Camden would be required to record a loss equal to the amount of the impairment. Such a loss could have a material adverse effect on Camden’s consolidated financial results for the period in which such charge is taken.

Any failure of Camden’s communications and information systems could result in a loss of customer business and have a material adverse effect on its results of operations and financial condition.

Camden relies heavily on communications and information systems to conduct its business. Any failure or interruptions or breach in security of these systems could result in failures or disruptions in its customer relationship management, general ledger, deposits, servicing or loan origination systems. The occurrence of any of these failures, interruptions or breaches could result in a loss of customer business and have a material adverse effect on Camden’s results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, are forward-looking statements, including, without limitation:

•

statements about the benefits of the merger, including future financial and operating results, market position or prospects, enhanced revenues, and accretion to reported earnings that may be realized from the transaction;

•	statements about the timing of the merger and receipt of shareholder and regulatory approvals and expenses associated with the merger;

•	statements with respect to the strength of Camden’s and/or Union Bankshares’ business and their plans, objectives, expectations and intentions;

•	statements about the integration of Union Bankshares’ business and operations into Camden;

•

statements regarding Camden’s strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, future operations, market position, financial position, and prospects, plans and objectives of management; and

•	other statements identified by words such as “may,” “could,” “should,” “would,” “will,” “continue,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target” and similar expressions.

Camden and Union Bankshares intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read any forward-looking statements carefully because they discuss Camden’s and/or Union Bankshares’ future expectations, contain projections of Camden’s and/or Union Bankshares’ future results of operations or financial condition, or state other forward-looking information. Camden and Union Bankshares believe that it is important to communicate their future expectations to their investors. However, there may be events in the future that Camden and/or Union Bankshares are not able to accurately predict or control and that may cause their actual results to differ materially from the expectations described in any forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in this document, including the documents incorporated by reference into this document. Forward-looking statements are not guarantees of performance. These differences may be the result of various factors, including those factors described in the “Risk Factors” section in this document and other risk factors identified from time to time in Camden’s and Union Bankshares’ periodic filings with the Securities and Exchange Commission. The factors referred to above include many, but not all, of the factors that could impact the relevant company’s ability to achieve the results described in any forward-looking statements. You should not place undue reliance on Camden’s and/or Union Bankshares’ forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference into this document. Before you vote, you should be aware that the occurrence of the events described above and elsewhere in this document, including the documents incorporated by reference, could harm Camden’s and/or Union Bankshares’ business, prospects, operating results and financial condition. Except as may be required by the applicable law, Camden and Union Bankshares do not undertake or intend to update any forward-looking statements after the date of this document.

THE COMPANIES

Camden National Corporation

Camden is a publicly held bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System. Camden is incorporated under the laws of the State of Maine and headquartered in Camden, Maine. Camden, as a diversified financial services provider, pursues the objective of achieving long-term sustainable growth by balancing growth opportunities against profit, while mitigating risks inherent in the financial services industry. The primary business of Camden and its subsidiaries is to attract deposits from consumer, institutional, non-profit and commercial customers and to extend loans to consumer, institutional, non-profit and commercial customers. Camden makes available its commercial and consumer banking products and services through its subsidiary, Camden Bank, and its brokerage and insurance services through Acadia Financial Consultants, which operates as a division of Camden Bank. Camden also provides wealth management, trust and employee benefit products and services through its other subsidiary, Acadia Trust, N.A., a federally regulated, non-depository trust company headquartered in Portland, Maine. In addition to serving as a holding company, Camden provides managerial, financial management, risk management, operational, human resource, marketing and technology services to its subsidiaries.

Camden was founded in January 1984 following a corporate reorganization in which the shareholders of Camden Bank exchanged their shares of stock for shares of stock in Camden. In December 1995, Camden merged with UnitedCorp, a bank holding company headquartered in Bangor, Maine, and acquired 100% of the outstanding stock of United Bank and 51% of the outstanding stock of the Trust Company of Maine, Inc. On December 20, 1999, Camden acquired KSB Bancorp, Inc., a publicly-held bank holding company organized under the laws of the State of Delaware and having its principal office in the State of Maine, with one principal subsidiary, Kingfield Savings Bank (“KSB”), a Maine-chartered stock savings bank with its principal office in Kingfield, Maine. Effective February 4, 2000, United Bank and KSB were merged to form UnitedKingfield Bank. On July 19, 2001, Camden acquired Acadia Trust, N.A. and Gouws Capital Management, Inc., which was merged into Acadia Trust, N.A. on December 31, 2001. On October 24, 2001, Camden acquired the remaining minority interest in Trust Company of Maine, Inc., which, on January 1, 2003, merged with Acadia Trust, N.A., with Acadia Trust, N.A. remaining as the surviving entity. Effective September 30, 2006, UnitedKingfield Bank was merged into Camden Bank, thus creating a banking subsidiary consisting of 27 branches statewide.

At June 30, 2007, Camden had total consolidated assets of approximately $1.8 billion, loans of approximately $1.2 billion, deposits of approximately $1.1 billion, and shareholders’ equity of approximately $107.5 million. Camden’s principal executive offices are located at Two Elm Street, Camden, Maine 04843, and its telephone number is (207) 236-8821. You can find additional information about Camden in Camden’s filings with the Securities and Exchange Commission referenced in the section in this document titled “Where You Can Find More Information” beginning on page 127.

Union Bankshares Company

Union Bankshares is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, which has elected financial holding company status. Union Bankshares was incorporated in 1984 and is headquartered in Ellsworth, Maine. Union Bankshares is the sole shareholder of Union Trust, a Maine chartered commercial bank established in 1887. On August 31, 2000, Union Bankshares completed its acquisition of Mid-Coast Bancorp, Inc., and its principal subsidiary, The Waldoboro Bank, FSB. On September 29, 2000, The Waldoboro Bank, FSB was merged with and into Union Trust.

Union Trust is a community-oriented commercial bank with thirteen offices located along Maine’s coast. Union Trust conducts its operations out of its main office in Ellsworth, Maine. It also operates through branch offices located in Ellsworth, Blue Hill, Stonington, Milbridge, Jonesport, Town Hill, Castine, Bar Harbor,

Waldoboro, Rockland, Belfast and Camden, Maine. Its deposits are gathered from the general public in these towns and surrounding communities, and its lending activities are concentrated primarily in Hancock, Washington, Knox, Lincoln and Waldo counties of the State of Maine. Union Bankshares serves the financial needs of individuals, businesses, municipalities and organizations with a full range of community banking services. The community banking business derives its revenues from interest and fees earned in connection with its lending activities, interest and dividends on investment securities, service charges and fees on deposit accounts, and fees and commissions from trust accounts and investment advisory services.

At June 30, 2007, Union Bankshares had total assets of $565.1 million, total deposits of $348.7 million and shareholders’ equity of $41.6 million. Union Bankshares’ principal executive offices are located at 66 Main Street, Ellsworth, Maine 04605, and its telephone number is (207) 667-2504. You can find additional information about Union Bankshares in Union Bankshares’ filings with the Securities and Exchange Commission as explained in the section in this document titled “Where You Can Find More Information” beginning on page 127.

THE SPECIAL MEETING OF UNION BANKSHARES SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Union Bankshares will be held at the White Birches Restaurant, located at Route 1, Hancock, Maine, on Thursday, November 29, 2007 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Union Bankshares’ shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	To approve the merger agreement, pursuant to which Union Bankshares will merge with and into Camden, with Camden being the surviving corporation;

2.	To approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies, if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3.	To act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Union Bankshares Board of Directors

THE UNION BANKSHARES BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Union Bankshares common stock at the close of business on the record date of October 19, 2007, are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,066,772 shares of Union Bankshares common stock outstanding, held of record by approximately 719 shareholders. A list of Union Bankshares shareholders as of the record date will be available for review by any Union Bankshares shareholder, the shareholder’s agent or attorney at Union Bankshares’ principal executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing through the special meeting. Each holder of Union Bankshares common stock is entitled to one vote for each share of Union Bankshares common stock he, she or it owned as of the record date.

Quorum; Vote Required

A quorum of Union Bankshares shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Union Bankshares common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Union Bankshares will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Union Bankshares common stock is required to approve the merger agreement. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement.

Share Ownership of Management

As of the record date, the directors and executive officers of Union Bankshares and their affiliates collectively owned 43,072 shares of Union Bankshares common stock, or approximately 4.0% of Union Bankshares’ outstanding shares. These directors and executive officers have executed voting agreements with Camden, under which they have agreed to vote their shares in favor of the merger agreement and have granted Camden an irrevocable proxy to so vote their shares.

Voting of Proxies

The Union Bankshares board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement, “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary, and in the proxies’ discretion with respect to such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Union Bankshares does not expect that any matters other than those set forth in the notice for the special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote on such matters in such manner as shall be determined by a majority of the Union Bankshares board of directors.

If you have questions or need assistance in completing or submitting your proxy card, please contact Union Bankshares’ clerk at the following address and telephone number:

Union Bankshares Company

66 Main Street

Ellsworth, Maine 04605

(207) 667-2504

You may also contact our proxy solicitation agent, Georgeson Inc., as follows:

Georgeson Inc.

17 State Street

New York, NY 10004

(866) 651-3212

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the clerk of Union Bankshares, stating that you revoke your proxy;

•	signing and delivering to the clerk of Union Bankshares a new proxy card relating to the same shares and bearing a later date; or

•

attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Union Bankshares’ clerk, at the following address:

Union Bankshares Company

66 Main Street

Ellsworth, Maine 04605

(207) 667-2504

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement and shares represented by properly executed proxies that do not contain voting instructions will be counted as votes “FOR” the merger agreement.

Brokers who hold shares of Union Bankshares common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your shares of Union Bankshares common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the Union Bankshares board of directors. Union Bankshares will pay the expenses of soliciting proxies to be voted at the special meeting, except that Union Bankshares and Camden have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, Union Bankshares and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Union Bankshares for making these solicitations. Union Bankshares intends to reimburse persons who hold Union Bankshares common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares. Union Bankshares has also made arrangements with Georgeson, Inc. to assist in soliciting proxies and has agreed to pay them a fee of $10,000 plus reasonable expenses for these services.

Dissenters’ Appraisal Rights

Union Bankshares is organized as a corporation under Maine law. Under Maine corporate law, Union Bankshares shareholders who object to the merger have dissenters’ appraisal rights. For more information regarding dissenters’ appraisal rights, please see the section in this document titled “The Merger—Dissenters’ Appraisal Rights” beginning on page 45.

Stock Certificates

You should not send in any certificates representing Union Bankshares common stock at this time. Prior to the anticipated closing date of the merger, you will receive separate instructions for the exchange of your stock certificates representing Union Bankshares common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement—Election Procedures” beginning on page 52.

Proposal to Approve Adjournment of the Special Meeting

Union Bankshares is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Union Bankshares may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Union Bankshares would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of the holders of a majority of the shares of Union Bankshares common stock present or represented at the special meeting and entitled to vote on the proposal.

If the special meeting is adjourned for 30 days or less, Union Bankshares is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. The Union Bankshares board of directors retains full authority to the extent set forth in its bylaws and Maine law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Union Bankshares shareholders.

THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Union Bankshares will be merged with and into Camden, with Camden being the surviving corporation. At the effective time of the merger, each share of Union Bankshares common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either:

•	$68.00 in cash (which is referred to as the cash consideration); or

•	1.9106 shares of Camden common stock (which is referred to as the stock consideration), plus cash in lieu of any fractional share.

You will have the opportunity to elect the form of consideration to be received for all shares of Union Bankshares common stock that you hold, subject to allocation procedures set forth in the merger agreement. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock. The allocation procedures included in the merger agreement are intended to ensure that 40% of the outstanding shares of Union Bankshares common stock immediately prior to the effective time of the merger will be converted into the right to receive cash, and 60% of these shares of Union Bankshares common stock will be converted into the right to receive shares of Camden common stock. Shares of Union Bankshares common stock held by Camden or Union Bankshares, other than in a fiduciary capacity, will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

The board of directors of Union Bankshares and its senior management have regularly reviewed Union Bankshares’ strategic alternatives and assessed various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. These reviews included a periodic assessment by financial advisors of Union Bankshares’ financial performance and return to shareholders, stock trading patterns and trends in the financial marketplace, including merger and acquisition activity, both local and nationwide. In addition, these reviews often included a discussion of the fiduciary duties of Union Bankshares’ board of directors with Thacher Proffitt & Wood LLP, Union Bankshares’ special legal counsel (“Thacher Proffitt”).

In January 2007, Stifel, Nicolaus & Company, Incorporated (formerly Ryan Beck & Co., Inc.), an investment banking firm, at the direction of management, prepared materials addressing certain strategic opportunities for the Union Bankshares board of directors. On January 17, 2007, at a regular meeting of the board of directors of Union Bankshares, the board reviewed and discussed these materials. On or about January 22, 2007, Robert W. Daigle, President and Chief Executive Officer of Camden called Peter A. Blyberg, Union Bankshares’ President and Chief Executive Officer, to informally discuss a potential merger between Camden and Union. Mr. Daigle indicated that Camden would consider paying a per share price of $65.00, subject to customary due diligence and certain other contingencies. No formal steps followed this preliminary conversation.

On March 14, 2007, at a regular meeting of Union Bankshares’ board of directors, Stifel met with the board to review a range of strategic options, including acquiring another bank, participating in a simultaneous conversion/acquisition transaction, remaining independent and selling to another financial institution. Following the presentation, Mr. Blyberg reported his telephone call with Mr. Daigle. The board discussed the Stifel presentation and determined to continue to review all strategic options.

On April 11, 2007, at a regular meeting, the Union Bankshares board continued its discussion of Union Bankshares’ strategic options.

At a regular meeting of the board on May 16, 2007, Union Bankshares’ board reviewed additional material prepared by Stifel regarding select strategic opportunities. At that meeting, the board authorized Mr. Blyberg to approach Camden to determine their interest in a potential transaction.

On June 15, 2007, Mr. Blyberg met with Mr. Daigle, and had a substantive conversation regarding a potential merger transaction. On June 19, 2007, Camden submitted a non-binding expression of interest, which outlined a proposal to purchase Union Bankshares for 60% stock and 40% cash in an amount equivalent to a price of $68.00 per share, subject to customary due diligence and certain assumptions that Camden made relating to one-time transaction costs and ongoing cost savings.

On June 20, 2007, at a regular meeting of Union Bankshares’ board of directors, the board of directors authorized management to negotiate a confidentiality agreement with Camden.

On June 28, 2007, Union Bankshares executed a confidentiality agreement with Camden.

On July 5, 2007, senior management of Camden met in Brunswick, Maine with senior management of Union Bankshares. The parties discussed the possible merger of Camden and Union Bankshares, including potential one-time transaction expenses and possible cost savings, structure, social issues and other general matters.

At a special meeting of Union Bankshares’ board of directors on July 11, 2007, the board discussed the proposed transaction concerning Camden. Thacher Proffitt and Stifel participated in the special meeting by telephone conference. Thacher Proffitt discussed the board of directors’ fiduciary duties and responsibilities in considering a potential transaction. Stifel reviewed with the board of directors the components of the preliminary discussions of the proposed merger, including value per share, total value, the mix of consideration and the proposed structure, and noted that all discussions remained preliminary as very limited due diligence had been performed by both Camden and Union Bankshares.

Senior management of Union Bankshares and Camden continued their discussions regarding the proposed transaction between July 11 and July 19, 2007.

On July 19, 2007, Camden submitted a revised non-binding expression of interest outlining a proposal to purchase Union Bankshares for 60% stock and 40% cash in an amount equivalent to a price of $73.00 per share. The revised non-binding expression of interest also noted that the offer price was dependent on the results of Camden’s due diligence and would be reflective, among other matters, of a detailed assessment of Camden’s one-time transaction expenses as well as estimated cost savings.

Camden and their advisors conducted due diligence of Union Bankshares at an off-site location during the week of July 20-26, 2007.

At a regular meeting of the board of directors of Union Bankshares on July 25, 2007, which Thacher Proffitt and Stifel attended by telephone conference, the board discussed the terms of Camden’s non-binding expression of interest, the status of Camden’s due diligence, and the potential one-time transaction expenses and estimated cost savings that were expected to result from the proposed transaction.

Union Bankshares and their advisors conducted due diligence at the offices of Camden on July 28, 2007. On July 30, 2007, Goodwin Procter LLP, Camden’s counsel, circulated an initial draft of the merger agreement.

On July 30, 2007, Camden’s President and Chief Executive Officer, Mr. Daigle, notified Mr. Blyberg that, based on Camden’s due diligence of Union and Camden’s estimates of one-time transaction expenses and ongoing cost savings, Camden was prepared to pay a price of $68.00 per share in the form of 60% stock and 40% cash to the shareholders of Union Bankshares.

On August 2, 2007, at a special meeting of the Union Bankshares board of directors, which Thacher Proffitt and Stifel attended by telephone, the board discussed the results of due diligence and the terms of the merger agreement, including the revised per share price and the reasons therefor. Thacher Proffitt reviewed for Union Bankshares’ board of directors the material terms of the draft merger agreement, as well as the fiduciary duties of the board of directors with respect to Union Bankshares’ shareholders. Following extensive discussion, the board authorized Union Bankshares’ management to proceed with negotiations with Camden concerning the proposed merger.

On August 7, 2007, Union Bankshares’ board of directors formally engaged Stifel to serve as financial advisor and, among other things, to provide Union Bankshares with a fairness opinion in connection with a potential transaction with Camden.

Through August 13, 2007, the parties and their respective advisors negotiated the terms of the merger agreement and the ancillary agreements.

On August 13, 2007, at a special meeting, Union Bankshares’ board of directors discussed the final terms of the proposed transaction with Camden. At this meeting, Stifel and Thacher Proffitt updated Union Bankshares’ board on the material terms that had been resolved and discussed the interests of certain persons in the proposed transaction. Prior to the meeting, each member of the Union Bankshares board of directors had been provided with a copy of the merger agreement and related ancillary agreements. Stifel presented a financial analysis of the proposed merger. Thacher Proffitt reviewed for Union Bankshares’ board of directors the results of its due diligence on Camden, the material terms of the merger agreement, as negotiated, as well as the voting agreement to be entered into by each of the directors and certain executive officers of Union Bankshares, and the fiduciary duties of Union Bankshares’ board of directors with respect to Union Bankshares shareholders. Stifel delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the merger consideration offered by Camden was fair from a financial point of view to Union Bankshares’ shareholders. Following the presentations, the board engaged in a discussion and asked various questions of management, Stifel and Thacher Proffitt regarding the proposed merger, and after such discussions and deliberations, unanimously determined that the merger was in the best interest of Union Bankshares and its shareholders and approved the merger agreement and the transactions contemplated thereby.

On August 13, 2007, Camden’s board of directors held a special meeting in Camden, Maine, at which members of Camden’s senior management reviewed with Camden’s board of directors information regarding Union Bankshares, as well as the terms of the merger. Following review and discussion among the members of Camden’s board of directors, including questions to Camden’s management, Camden’s board of directors unanimously approved the merger agreement and related matters.

On the evening of August 13, 2007, the parties executed the merger agreement. On the morning of August 14, 2007, the parties issued a joint press release publicly announcing the transaction.

On September 21, 2007, an amendment to the merger agreement was signed by Union Bankshares and Camden.

Union Bankshares’ Reasons for the Merger

In reaching its decision to approve the merger agreement and the related transactions, the Union Bankshares board of directors consulted with senior management, its financial advisor, Stifel, and its legal counsel, Thacher Proffitt, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	the historical performance of Union Bankshares;

•	the current and prospective economic, regulatory and competitive environment in which Union Bankshares operates;

•

the merger consideration offered and the belief of the Union Bankshares board of directors that the merger consideration is a fair amount, in light of economic trends affecting community banks, and that the mixture of stock and cash is favorable and will result in long-term value for Union Bankshares shareholders;

•	the pro forma ownership that Union Bankshares shareholders will have in the surviving entity;

•

the fact that Union Bankshares shareholders would have the opportunity to elect to receive shares of Camden common stock or cash (subject to the requirement that 40% of the outstanding Union Bankshares common stock will be exchanged for cash and 60% will be exchanged for shares of Camden common stock);

•

the fact that the transaction is expected to be tax-free to Union Bankshares shareholders to the extent that they receive Camden common stock in exchange for their shares of Union Bankshares common stock;

•	the ability of Camden to pay the merger consideration;

•	the business and future prospects of Camden and the Union Bankshares board of directors’ view of the quality of Camden common stock as an investment of Union Bankshares shareholders;

•	the compatibility of the respective business cultures and lines of businesses of Union Bankshares and Camden;

•

the anticipated effect of the acquisition on Union Bankshares’ employees (including the fact that Union Bankshares’ employees who do not continue as employees of Camden will be entitled to receive severance benefits);

•	the effect on Union Bankshares’ customers and the communities served by Union Bankshares;

•

the terms and conditions of the merger agreement, including, but not limited to, the representations and warranties of the parties, the covenants, the consideration, the benefits to Union Bankshares’ employees, employee and executive termination benefits, and the circumstances under which the Union Bankshares board of directors may consider a superior proposal;

•	the likelihood of obtaining the necessary regulatory and shareholder approvals;

•	the likelihood of finding another acquirer with the willingness and ability to offer greater consideration; and

•	the opinion of Stifel that the terms of the transaction are fair to Union Bankshares shareholders from a financial point of view.

Based on the factors described above, the Union Bankshares board of directors determined that the merger is advisable and in the best interests of Union Bankshares shareholders and unanimously approved the merger agreement. In reaching its determination to approve and recommend the merger agreement, the Union Bankshares board of directors did not assign any specific or relative weights to any of the factors listed above. The Union Bankshares board of directors weighed these factors against the potential risks of the merger. These risks are discussed in the section of this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 22.

Camden’s Reasons for the Merger

In reaching its decision to approve the merger agreement and related transactions, the Camden board of directors consulted with senior management and Camden’s advisors, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	information concerning the business, operations, financial condition, earnings and prospects of each of Camden and Union Bankshares as separate entities and on a combined basis;

•	its understanding of the current environment in the financial services industry, including continued consolidation, and current financial market conditions;

•	the compatibility of the businesses, operations and cultures of the two companies, particularly with respect to meeting local banking needs;

•	the increase in Camden’s market presence in Maine, especially in the Washington and Hancock county markets, that would result from the merger;

•	the pro forma financial effects of the proposed transaction, including the balanced loan portfolio and diversified sources of funding of the combined company on a pro forma basis;

•	the anticipated operational cost savings through shared overhead and services with Camden’s other subsidiaries;

•	the terms and conditions of the merger agreement, including the financial terms, and the structure of the merger;

•	the expected treatment of the merger as a “reorganization” for federal income tax purposes;

•	the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

•	the challenges of combining the businesses of two corporations; and

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

The foregoing discussion of the information and factors considered by the Camden board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Camden board. In view of the wide variety of factors considered by the Camden board, the Camden board did not find it practicable to assign any specific or relative weights to the factors considered. In addition, the Camden board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Camden board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Camden board unanimously approved the merger agreement.

There can be no assurance that the potential synergies or opportunities considered by the Camden board will be achieved through completion of the merger. See the section of this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 22.

Opinion of Union Bankshares’ Financial Advisor

Stifel, Nicolaus & Company, Incorporated acted as Union Bankshares’ financial advisor in connection with the merger. Stifel is a nationally recognized investment banking and securities firm with membership on all the principal United States’ securities exchanges and substantial expertise in transactions similar to the merger. As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On August 13, 2007, Stifel rendered its oral opinion, which was subsequently reaffirmed and confirmed in writing on August 13, 2007, to the board of directors of Union Bankshares that, as of August 13, 2007, the per share consideration to be received by the holders of Union Bankshares common stock (other than shares as to which dissenters’ appraisal rights have been properly demanded and shares held directly or indirectly by Camden or Union Bankshares or any of their respective subsidiaries (other than shares held in a trust or managed account or otherwise in a fiduciary capacity or in respect of a previously contracted debt)) from Camden in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view.

The full text of Stifel’s written opinion dated August 13, 2007, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this document and is incorporated herein by reference. Holders of Union Bankshares common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this document. The summary of the opinion of Stifel set forth in this document is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel has no obligation to update, revise or reaffirm its opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with Union Bankshares, and Union Bankshares does not currently expect that it will request an updated opinion from Stifel.

No limitations were imposed by Union Bankshares on the scope of Stifel’s investigation or the procedures to be followed by Stifel in rendering its opinion. In arriving at its opinion, Stifel did not ascribe a specific range of values to Union Bankshares. Its opinion is based on the financial and comparative analyses described below. Stifel’s opinion was directed solely to Union Bankshares’ board of directors for its use in connection with its consideration of the financial terms of the merger. Stifel’s opinion addressed only the fairness of the per share consideration to the holders of Union Bankshares common stock from a financial point of view and did not address any other aspect of the merger. Stifel’s opinion was not intended to be and does not constitute a recommendation to Union Bankshares’ board of directors or any shareholder of Union Bankshares as to how the board or any such shareholder should vote with respect to the merger, or whether or not any Union Bankshares shareholder should elect to receive cash or shares of Camden’s common stock (or any combination thereof) as per share consideration in connection with the merger. In addition, Stifel was not requested to opine as to, and its opinion does not compare, the relative merits of the merger with any other alternative transaction or business strategy which may have been available to Union Bankshares and does not address the underlying business decision of the board of directors or Union Bankshares to proceed with or effect the merger. Stifel’s opinion also does not address or opine on: (a) the tax or accounting consequences of the merger to Union Bankshares or the holders of common shares; (b) the fairness of any consideration received by holders of any securities of Union Bankshares other than the common shares.

In connection with its opinion, Stifel, among other things:

•	reviewed and analyzed a draft copy of the Merger Agreement provided to Stifel on August 13, 2007;

•

reviewed and analyzed the audited consolidated financial statements of Union Bankshares included in its Annual Reports on Form 10-K for the two years ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 2007;

•

reviewed and analyzed the audited consolidated financial statements of Camden included in its Annual Reports on Form 10-K for the five years ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 2007;

•	reviewed the reported prices and trading activity of the publicly traded common equity securities of Camden and the historical prices and trading volume of the common stock of Union Bankshares;

•	reviewed and analyzed certain other publicly available information concerning Union Bankshares and Camden;

•	held discussions with the senior management of both Union Bankshares and Camden, including estimates of certain cost savings, operating synergies, and merger charges;

•

reviewed certain non-public information concerning Union Bankshares, including internal financial analyses and forecasts prepared by its management and held discussions with Union Bankshares’ senior management regarding the financial forecasts and recent developments;

•	participated in certain discussions and negotiations between representatives of Union Bankshares and Camden;

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•

considered its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of Union Bankshares and Camden, or that was otherwise reviewed by Stifel and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by Union Bankshares and Camden (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel assumed that they were reasonably prepared to reflect the best currently available estimates and judgments of the respective managements of Union Bankshares and Camden as to the future operating and financial performance of Union Bankshares and Camden, that cost saving and operating synergies would be realized in the amounts and time periods estimated by Camden and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Union Bankshares or Camden since the date of the last financial statements made available to it. Stifel has also assumed, without independent verification and with Union Bankshares’ consent, that the aggregate allowances for loan losses set forth in the financial statements of Union Bankshares and Camden are in the aggregate adequate to cover all such losses. Stifel was not requested to make, and did not make, review or obtain any independent evaluation, appraisal or physical inspection of Union Bankshares’ or Camden’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Union Bankshares or Camden. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy. Stifel relied on advice of Union Bankshares’ counsel as to certain legal matters with respect to Union Bankshares, the merger agreement and the merger and other transactions and other matters contained or contemplated therein. Stifel has assumed, with Union Bankshares’ consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel assumed that the definitive merger agreement would not differ materially from the draft it reviewed. Stifel has also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by Union Bankshares, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on Union Bankshares or Camden.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It is understood that subsequent developments may affect the conclusions reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion except in accordance with the terms and conditions of Stifel’s engagement letter agreement with Union Bankshares.

In connection with rendering its opinion, Stifel performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel’s view of the actual value of Union Bankshares. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Union Bankshares or Camden. Any estimates contained in Stifel’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel’s analyses was identical to Union Bankshares or Camden or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Union Bankshares common stock or Camden common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel used in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness to the shareholders of Union Bankshares of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Union Bankshares should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel assumed the aggregate consideration to be $72.5 million and, at the time of the opinion, the per share consideration to be $68.00.

Pro Forma Effect of the Merger. Stifel reviewed certain estimated future operating and financial information developed by Union Bankshares, publicly available financial estimates of Camden and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the twelve month periods ended December 31, 2008 and December 31, 2009. Based on this analysis, Stifel compared certain of Union Bankshares’ estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to Camden’s earnings per share for each of the twelve month periods ended December 31, 2008 and December 31, 2009. Stifel also reviewed certain financial information in order to determine the estimated effect of the merger on the book value, tangible book value and dividends of the combined entity. Based on this analysis on a pro forma basis, the merger is forecasted to be dilutive to Union Bankshares’ book value per share and tangible book value per share. Based on historical dividend rates, Stifel believed that Union Bankshares’ shareholders who receive Camden shares would likely receive an increase in their dividends.

Analysis of Bank Merger Transactions. Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 111 U.S. bank acquisitions announced since December 31, 2006, with announced transaction values and excluding merger of equals transactions, referred to below as Group A, (2) Nine selected U.S. bank acquisitions announced since December 31, 2006, involving sellers headquartered in the New England region where the seller had total assets of less than $1 billion, a return on average assets of less than 1.0% and excluding merger of equals transactions, referred to below as Group B. Stifel calculated the following ratios with respect to the merger and the selected transactions:

	Camden /Union Bankshares		Median Statistics for Selected Transactions
Ratios			Group A		Group B
Price Per Share/ Book Value Per Share	175%		242%		195%
Price Per Share/Tangible Book Value Per Share	206%		257%		202%
Adjusted Deal Price/6.50% Equity	184%		280%		228%
Price Per Share/Last 12 Months Earnings Per Share	18.6	x	22.1	x	25.9	x
Premium over Tangible Book Value/Core Deposits	11.64%		20.30%		11.93%
Premium over Tangible Book Value/Deposits	10.69%		15.36%		10.61%

This analysis resulted in a range of imputed values for Union Bankshares common stock of between $80.77 and $100.91 per share based on the median multiples for Group A, between $66.91 and $94.68 per share based on the median multiples for Group B.

Present Value Analysis. Applying present value analysis to the theoretical future earnings and dividends of Union Bankshares, Stifel compared the per share consideration to the calculated present value of one share of Union Bankshares’ common stock on a stand-alone basis. The analysis was based upon Union Bankshares’ management’s projected earnings growth, a range of assumed price/earnings ratios, and an 11.5%, 12.5% and 13.5% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The stand-alone present value of Union Bankshares’ common stock calculated on this basis ranged from $43.55 to $52.89 per share.

Discounted Dividend Analysis. Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Union Bankshares could produce for dividends to a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel assumed that Union Bankshares would perform in accordance with management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that Union Bankshares’ tangible common equity ratio would be maintained at 6.5% of assets. Stifel calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2008 discounted to present values at assumed discount rates ranging from 11.5% to 13.5%, reflecting the general range for the bank industry based on Stifel’s historical experience, and based upon estimated cost savings of 16.17% of Union Bankshares’ trailing twelve month non-interest expense in 2008 and 26.45% in 2009. This discounted cash flow analysis indicated an implied equity value reference range of $57.44 to $71.69 per share of Union Bankshares’ common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Union Bankshares’ common stock may trade in the public markets. A discounted dividend analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

As described above, Stifel’s opinion was among the many factors taken into consideration by the Union Bankshares board of directors in making its determination to approve the merger.

Stifel has acted as financial advisor to Union Bankshares in connection with the merger and will receive a contingent advisory fee of 1% (one percent) of the transaction value payable to Union shareholders for its services, a significant portion of which is contingent upon the completion of the merger. Stifel has also acted as financial advisor to the Union Bankshares board of directors and has received a fee of $150,000 upon the delivery of its opinion that was not contingent upon consummation of the merger and is creditable against any advisory fee. Union Bankshares has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of business, Stifel may actively trade equity securities of Union Bankshares and Camden for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Stifel has provided investment banking to Union Bankshares from time to time for which Stifel received customary fees for its services. Stifel may seek to provide investment banking and other brokerage services to Camden in the future.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States. Under this method, Union Bankshares’ assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Camden. Any excess of the purchase price for Union Bankshares over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Camden in connection with the merger will be amortized to expense in accordance with these rules. The financial statements of Camden issued after the merger will reflect the results attributable to the acquired operations of Union Bankshares beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained in this document has been prepared using the purchase method of accounting. See “Summary—Unaudited Comparative Per Share Information” beginning on page 19.

Post-Closing Capitalization

Following the merger, Camden will have approximately 7.7 million shares of common stock outstanding. Shareholders of Camden before the merger will own approximately 81% of the total shares outstanding after the merger and Union Bankshares’ current shareholders will own approximately 19%.

All of the numbers and percentages calculated above are based on the outstanding shares as of the record date. Union Bankshares has no outstanding stock options or warrants or any convertible security that would result in the issuance of additional common stock.

Dissenters’ Appraisal Rights

Under Maine law, shareholders of Union Bankshares have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Union Bankshares common stock instead of the merger consideration. Fair value means the value of the shares immediately before the consummation of the merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the merger. Union Bankshares shareholders electing to dissent must comply with the provisions of Chapter 13 of the Maine Business Corporation Act in order to perfect their appraisal rights, a copy of which is attached as Annex D to this document.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Union Bankshares shareholder who does not comply with these procedural rules may not be entitled to payment of the fair value of his or her shares under Chapter 13 of the Maine Business Corporation Act.

The following is intended as a brief summary of the material provisions of the Maine statutory procedures that a Union Bankshares shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Union Bankshares common stock instead of the merger consideration. This summary is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the Maine Business Corporation Act, the full text of which appears as Annex D of this document.

Under Section 1321 of the Maine Business Corporation Act, the notice of Union Bankshares’ special meeting, at which the approval of the proposed merger will be submitted to Union Bankshares’ shareholders, must state that shareholders are or may be entitled to assert appraisal rights under Chapter 13 of the Maine Business Corporation Act and include a copy of Chapter 13 of the Maine Business Corporation Act with the notice. Union Bankshares intends this document to constitute this notice.

Union Bankshares shareholders who wish to exercise their appraisal rights must satisfy the provisions of Subchapter 2 of Chapter 13 of the Maine Business Corporation Act. Subchapter 2 requires the following:

Dissenting Union Bankshares shareholders must deliver to Union Bankshares written notice of intent to demand payment. Union Bankshares shareholders who intend to demand payment of the fair value of their Union Bankshares common stock must deliver, before the vote on the merger agreement is taken at the Union Bankshares special meeting of shareholders, a written notice of intent to demand payment for their shares if the proposed merger is consummated. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment.

Union Bankshares shareholders who elect to exercise appraisal rights should mail or deliver a written notice of intent to demand payment to: Union Bankshares Company, 66 Main Street, Ellsworth, Maine 04605, Attention: Clerk.

Dissenting Union Bankshares shareholders must NOT vote for approval of the merger agreement. Union Bankshares shareholders who intend to demand payment of the fair value of their Union Bankshares common stock must not vote for approval of the merger agreement. If a Union Bankshares shareholder votes, by proxy or in person, in favor of the merger agreement, this will terminate his or her right to demand payment for his or her shares under Chapter 13 of the Maine Business Corporation Act. A Union Bankshares shareholder will also terminate his or her right to demand payment if he or she returns a signed proxy card and:

•	fails to vote against adoption of the merger agreement; or

•	fails to note that he or she is abstaining from voting.

If the proposed merger is approved by Union Bankshares’ shareholders and becomes effective, Camden, as the surviving entity, will be required to deliver a written appraisal notice to all shareholders who delivered a written notice of intent to demand payment for their shares of Union Bankshares common stock and who did not vote for the approval of the merger agreement. The appraisal notice must include a shareholder certification form that specifies the date of the first announcement to shareholders of the principal terms of the merger, and requires the shareholder to certify whether beneficial ownership of those shares for which appraisal rights have been asserted was acquired before that date, and that the shareholder did not vote in favor of the merger.

The appraisal notice must be sent by Camden no later than ten days after the date that the merger becomes effective and must state where a demand for payment must be sent; where and when certificates for certificated shares must be deposited; the date by which Camden must receive the form of shareholder certification form set forth above (which date may not be less than 40 or more than 60 days after the appraisal notice is sent);

Camden’s estimate of the fair value of the shares; that if requested in writing, Camden will provide to the shareholder so requesting within ten days after the deadline for returning the shareholder certification form, the number of shareholders who have returned the shareholder certification form and the total number of shares owned by those shareholders; and the date by which notices of withdrawal must be received by Camden (which date must be within 20 days after the deadline for returning the shareholder certification form). The appraisal notice must be accompanied by a copy of Chapter 13 of the Maine Business Corporation Act.

Camden is required to pay to all dissenting shareholders who return the shareholder certification form within the required timeframe and who, if their shares are in certificated form, deposit the shares in accordance with the appraisal notice, cash in the amount that Camden estimates to be the fair value of the Union Bankshares stock, plus interest. The payment must be accompanied by Union Bankshares’ financial statements, a statement of Camden’s estimate of the fair value of the shares and how such estimate was calculated, and a statement that dissenting shareholders have the right to demand further payment if they are dissatisfied with the amount of the payment.

Camden may elect to withhold payment from holders of Union Bankshares common stock who acquired those shares after August 14, 2007 and who perfected dissenters’ rights in accordance with Chapter 13 of the Maine Business Corporation Act. If Camden elects to withhold payment, Camden will be required to estimate the fair value of the dissenting shareholders’ shares of Union Bankshares common stock, plus accrued interest and to send an offer to pay this amount in full satisfaction of the shareholder’s demand, accompanied by a statement of the estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder’s right to demand payment if dissatisfied with the amount of the offer. Dissenting Union Bankshares shareholders who agree to accept the offer of payment in full satisfaction of their demand will be sent that amount in payment by Camden.

If a dissenting Union Bankshares shareholder believes that the amount paid or offered to be paid by Camden is less than the fair value of the shares or that the interest due is incorrectly calculated, the dissenting shareholder may, within 30 days of receipt of the payment or offer of payment, notify Camden in writing of their own estimate of the fair value of the their shares and amount of interest due and demand payment of their estimate of the fair value of their shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of Camden’s receipt thereof, Camden is required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount demanded to each dissenter whose demand remains unsettled.

Shareholders considering demanding payment of the fair value of their shares should note that the fair value of their shares determined under Chapter 13 of the Maine Business Corporation Act could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not demand payment of the fair value of their shares. If Camden petitions the court to determine the fair value of the shares and accrued interest, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, against Camden, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against Camden if the court finds that Camden did not substantially comply with the requirements of Chapter 13 of the Maine Business Corporation Act, or against either Camden or the dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Camden, the court may award reasonable fees to such counsel to be paid out of the amounts awarded to the dissenters who benefited.

If Union Bankshares shareholders fail to comply strictly with the procedures described above they will lose their dissenters’ appraisal rights. Consequently, if Union Bankshares shareholders wish to exercise their dissenters’ appraisal rights, they are strongly urged to consult a legal advisor before attempting to do so.

In general, any dissenting shareholders who perfect their rights to be paid the fair value of their Union Bankshares common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of this cash. See “Material Federal Income Tax Consequences” beginning on page 79.

Restrictions on Resale of Camden Common Stock by Affiliates

The shares of Camden common stock to be received by Union Bankshares shareholders in the merger have been registered under the Securities Act of 1933 on the registration statement of which this document is a part and, except as described in this paragraph, may be freely traded without restriction. The shares of Camden common stock to be issued in the merger and received by persons who are considered to be “affiliates,” as that term is used in Rule 145 under the Securities Act, of Union Bankshares, before the merger, may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of Union Bankshares for this purpose include individuals or entities that control, are controlled by, or are under common control with Union Bankshares and are expected to include the directors and executive officers of Union Bankshares and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as “underwriters” when they sell shares of Camden common stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This document does not cover resales of Camden common stock received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this document in connection with any such resale.

Those persons that may be deemed to be affiliates of Union Bankshares have entered into “Affiliate Letters” with Camden in which they covenant, represent and warranty that if they resell the Camden stock that they receive in the merger, they will do so in accordance with the Securities Act.

The ability of affiliates to resell shares of Camden common stock received in the merger under Rule 145 as summarized herein generally will be subject to Camden’s having satisfied its reporting requirements under the Securities Exchange Act for specified periods prior to the time of sale. Affiliates also would be permitted to resell Camden common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

Delisting and Deregistration of Union Bankshares Common Stock Following the Merger

If the merger is completed, Union Bankshares’ common stock will be delisted from the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

Listing of Camden Common Stock to be Issued in the Merger

The listing on the American Stock Exchange of the shares of Camden common stock to be issued in the merger is a condition to the closing of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Certain members of Union Bankshares’ management have interests in the merger in addition to their interests solely as Union Bankshares shareholders, as described below.

Amended Salary Continuation Agreements

Union Bankshares currently has amended salary continuation agreements with six of its executive officers including two of its named executive officers, John P. Lynch and Rebecca J. Sargent. The amended salary continuation agreements provide for a lump sum payment upon the closing of the merger equal to the lesser of (i) three times the total compensation paid to the executive in the last full fiscal year prior to termination of employment less one dollar, or (ii) the maximum amount permitted under the Internal Revenue Code of 1986, as amended (the “Code”) without the payment being deemed an “excess parachute payment” within the meaning of Section 280G of the Code. If the merger closes in January 2008, the salary continuation payments are estimated to be as follows: Mr. Lynch—$324,503; Ms. Sargent—$302,117; and the other four officers are estimated to be paid $942,959 in aggregate.

Waiver of Salary Continuation Agreement

On August 12, 1993, Union Bankshares entered into a salary continuation agreement with Peter A. Blyberg, President and Chief Executive Officer of Union Bankshares. As a result of the merger, Mr. Blyberg executed a waiver of his salary continuation agreement, subject to the closing of the merger, waiving any benefits and/or payments to which he is entitled under his salary continuation agreement at the time of the merger or in the future.

Camden Board Membership

Following the merger, one member of the Union Bankshares board will join the board of directors of Camden, with Camden selecting a member of the Union Bankshares board of directors to fill the seat. The member of the Union Bankshares board of directors to serve on the Camden board of directors has not been selected as of the date of this document.

Camden Bank Board Membership and Advisory Board

Following the merger, two members of the Union Trust board will join the board of directors of Camden Bank, one of whom will be Mr. Blyberg, who will be appointed Vice Chairman of the board of directors of Camden Bank. The additional member of the Union Trust board of directors to serve on the Camden Bank board of directors has not been selected as of the date of this document. Camden will also establish an advisory board of Camden Bank, which will operate pursuant to a written charter. The remaining board members of Union Trust will be invited to serve as members of the advisory board. Each member of the advisory board will receive a fee of $250 per meeting attended and will serve until at least the second anniversary of the effective date of the merger and the election and qualification of their successors.

Indemnification and Insurance

Camden agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of Union Bankshares or its subsidiaries (the “indemnified parties”) as provided in Union Bankshares’ articles of incorporation or bylaws or in the similar governing documents of Union Bankshares’ subsidiaries as in effect as of the date of the merger agreement (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the effective time of the merger shall survive the merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the effective time of the merger; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

Prior to the effective time of the merger, Union Bankshares shall purchase an extended reporting period endorsement under Union Bankshares’ existing directors’ and officers’ liability insurance coverage for Union Bankshares’ directors and officers in a form acceptable to Union Bankshares which shall provide such directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Union Bankshares, so long as the aggregate cost is less than $75,000 (the “premium limit”). In the event that the premium limit is insufficient for such coverage, Union Bankshares may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

In the event that Camden or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Camden shall assume the above-mentioned obligations. The indemnification and insurance are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the merger agreement between Camden and Union Bankshares. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this document as Annex A and is incorporated into this document by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

The merger agreement provides for the merger of Union Bankshares with and into Camden. The surviving corporation in the merger will be Camden. Promptly thereafter, Union Bankshares’ subsidiary, Union Trust, will merge with and into Camden Bank with Camden Bank being the surviving institution.

Closing of the Merger

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of Camden and Union Bankshares. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Maine or at the time and date specified on such articles of merger.

We currently expect that the merger will become effective during January 2008; however, because the merger is subject to a number of conditions, we cannot reliably predict the actual timing. In addition, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals.

Merger Consideration; Allocation Procedures

In the merger, each outstanding share of Union Bankshares common stock will be converted into the right to receive, at the election of the holder, either:

•	$68.00 in cash (which is referred to as the cash consideration); or

•	1.9106 shares of Camden common stock (which is referred to as the stock consideration), plus cash in lieu of any fractional share,

subject to the allocation and proration procedures described below. Also subject to these procedures, you may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Camden common stock.

No fractional shares of Camden common stock will be issued in connection with the merger. Instead, each Union Bankshares shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Camden common stock on the American Stock Exchange over the five trading days immediately preceding the closing date of the merger, rounded to the nearest whole cent.

No interest will be paid with respect to any portion of the cash consideration payable in connection with the merger.

The merger agreement provides for overall limitations on the amount of cash and shares of Camden common stock available in the merger as follows:

•

40% of the total number of outstanding shares of Union Bankshares common stock immediately prior to the effective time of the merger will be converted into the right to receive the cash consideration; and

•

60% of the total number of outstanding shares of Union Bankshares common stock immediately prior to the effective time of the merger will be converted into the right to receive the stock consideration.

As a result, whether you receive the amount of cash and/or stock requested in your election form will depend in part on the elections of other Union Bankshares shareholders. You may not receive exactly the form of consideration you elected in the merger, and you may instead receive a pro rata amount of cash or Camden common stock.

If you have a preference for receiving either cash or Camden common stock for your shares of Union Bankshares common stock, you should return your election form indicating your preference. Union Bankshares shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Union Bankshares shares being converted into the right to receive cash consideration and stock consideration. If you do not make an election, you will be allocated cash consideration and/or stock consideration depending on the elections made by other Union Bankshares shareholders. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elected based upon the elections made by other Union Bankshares shareholders.

Election Procedures

No more than 40 and no less than 20 business days prior to the anticipated election deadline, each holder of record of Union Bankshares common stock will be sent an election form and other appropriate and customary transmittal materials which will permit each Union Bankshares shareholder:

•	to elect to receive $68.00 per share in cash in exchange for all shares of Union Bankshares common stock held by the shareholder;

•	to elect to receive 1.9106 shares of Camden common stock per share, plus cash in lieu of any fractional share, in exchange for all shares of Union Bankshares common stock held by the shareholder;

•

to elect to receive the cash consideration with respect to a portion of the shares of Union Bankshares common stock held by the shareholder and the stock consideration with respect to the remaining shares of Union Bankshares common stock held by the shareholder; or

•	to make no election with respect to the consideration to be received in exchange for the shareholder’s shares of Union Bankshares common stock, which are referred to as non-election shares.

If your shares or a portion of your shares of Union Bankshares common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

An election form must be either accompanied by the Union Bankshares stock certificates as to which the election form is being made, or must be accompanied by an appropriate guarantee of delivery of those stock certificates.

In order to be effective, a properly completed election form, together with stock certificates (or a properly completed notice of guaranteed delivery) must be submitted to the exchange agent on or before 5:00 p.m., New York City time, on the fifth business day prior to the closing date, unless Camden and Union Bankshares have mutually agreed to another date and time as the election deadline. Camden will issue a press release announcing the date of the election deadline as promptly as practicable after the election deadline is determined.

If a Union Bankshares shareholder either:

•	does not submit a properly completed election form in a timely fashion; or

•	revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline,

the shares of Union Bankshares common stock held by the shareholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

If you have a preference for receiving either cash or Camden common stock for your shares of Union Bankshares common stock, you should return the election form indicating your preference. Union Bankshares shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Union Bankshares shares being converted into the right to receive cash and Camden common stock. If you do not make an election, you will be allocated cash and/or Camden common stock depending on the elections made by other Union Bankshares shareholders. However, even if you do make an election, the form of merger consideration that you actually receive may differ from the form of merger consideration that you elect to receive due to the allocation procedures described below.

The market price of Camden common stock will fluctuate between the date of this document, the date of your election and the effective time of the merger. Because the ratio of shares of Camden common stock to be exchanged for shares of Union Bankshares common stock is fixed, such fluctuations will alter the value of the shares of Camden common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Camden common stock, you should carefully read the section in this document titled “Material Federal Income Tax Consequences” beginning on page 79.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates via first-class mail or, in the case of shares of Union Bankshares common stock tendered by book-entry transfer in the exchange agent’s account at the Depository Trust Company, or DTC, by crediting such shares to an account maintained by such shareholder within DTC promptly following the termination of the merger or revocation of the election. Union Bankshares shareholders will not be entitled to revoke or change their election following the election deadline. As a result, if you have made an election, you will be unable to revoke your elections or sell your shares of Union Bankshares common stock during the interval between the election deadline and the date of completion of the merger. All election forms will be automatically revoked, and all Union Bankshares stock certificates returned, if the exchange agent is notified in writing by Camden and Union Bankshares that the merger agreement has been terminated.

The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares, cash dividends or distributions payable to any Union Bankshares shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Allocation Procedures

A shareholder’s ability to elect to receive cash or shares of Camden common stock in exchange for shares of Union Bankshares common stock in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are designed to ensure that 40% of the total number of shares of Union

Bankshares common stock outstanding immediately prior to the effective time of the merger will be converted into cash, and 60% of these shares will be converted into shares of Camden common stock. As a result, whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Union Bankshares shareholders. You may not receive exactly the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Camden common stock.

Through the use of examples, we illustrate below the possible adjustments to elections in connection with these allocation procedures. The first of our three examples assumes you make an effective stock election with respect to all of your Union Bankshares shares. The second example assumes you make no election with respect to your Union Bankshares shares. Finally, the third example assumes that you make an effective cash election with respect to all of your Union Bankshares shares. You should note, however, that you are not required to elect to receive only cash or only Camden common stock. You may instead elect to receive cash with respect to a portion of your Union Bankshares shares and shares of Camden common stock with respect to the rest of your Union Bankshares shares.

Allocation if Too Many Shares of Camden Common Stock are Elected. If Union Bankshares shareholders elect to receive more Camden common stock than Camden has agreed to issue in the merger, then all Union Bankshares shareholders who elected to receive cash or who have made no election would receive the cash consideration with respect to their Union Bankshares shares, and all Union Bankshares shareholders who elected to receive Camden common stock would receive a pro rata portion of the available shares of Camden common stock calculated in the manner described below.

EXAMPLE #1: Assume that (1) 1,070,000 shares of Union Bankshares common stock are outstanding immediately prior to the merger, (2) holders of 750,000 shares of Union Bankshares common stock have made effective stock elections, (3) holders of 245,000 shares of Union Bankshares common stock have made effective cash elections and (4) holders of 75,000 shares of Union Bankshares common stock have made no election with respect to their shares. You hold 1,000 Union Bankshares shares and have made an effective election to receive the stock consideration for those shares. In this example, pro-ration would be required with respect to the Union Bankshares shareholders who elected the stock consideration because holders of more than 60% of the outstanding Union Bankshares shares have elected to receive Camden common stock in the merger.

EXPLANATION #1:

Step 1. Derive the stock conversion number: the stock conversion number is the number of shares of Union Bankshares common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 60% of the number of shares of Union Bankshares common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

1,070,000 shares × 0.6 = 642,000 shares

Step 2. Derive the stock fraction: the stock fraction equals the stock conversion number divided by the aggregate number of Union Bankshares shares for which an effective stock election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

stock conversion number	=	642,000 shares	=	0.86
stock election shares		750,000 shares

Step 3. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Union Bankshares shares as to which you have made an effective stock election. This amount is then multiplied by the exchange ratio of 1.9106. The pro-rated stock consideration for the example above is calculated as follows:

0.86 × 1,000 = 860

860 × 1.9106 = 1,643.1 shares of Camden common stock

Because no fractional shares of Camden common stock will be issued in the merger, you would receive 1,643 shares of Camden common stock and cash for the additional 0.1 fractional share.

Step 4. Derive the cash consideration: the cash consideration that you will receive for your Union Bankshares shares is the product of $68.00, multiplied by the remaining number of Union Bankshares shares as to which you made an effective stock election. The cash consideration for the example above is calculated as follows:

$68.00 × (1,000 - 860) = $68.00 × 140 = $9,520

Thus, in this example, if you own 1,000 shares of Union Bankshares common stock and have made an effective stock election for all of those shares, you would receive (subject to rounding):

•	1,643 shares of Camden common stock;

•	cash for the 0.1 fractional share of Camden common stock; and

•	$9,520 in cash.

Allocation if Too Few Shares of Camden Common Stock are Elected. If Union Bankshares shareholders elect less Camden common stock than the merger agreement provides for Camden to issue in the merger, then all shares with respect to which Union Bankshares shareholders have elected to receive stock consideration would be converted into the right to receive Camden common stock, and the shares for which Union Bankshares shareholders have elected to receive cash or with respect to which no election was made would be treated in the manner illustrated below.

EXAMPLE #2: Assume that (1) 1,070,000 shares of Union Bankshares common stock are outstanding immediately prior to the merger, (2) holders of 600,000 shares of Union Bankshares common stock have made effective stock elections, (3) holders of 390,000 shares of Union Bankshares common stock have made effective cash elections and (4) holders of 80,000 shares of Union Bankshares common stock have made no election with respect to their shares. You hold 1,000 Union Bankshares shares and have made no election with respect to those shares. In this example, pro-ration would be required with respect to the shareholders who made no election with respect to their Union Bankshares shares because holders of less than 60% of the outstanding Union Bankshares shares have elected to receive Camden common stock in the merger, and the shortfall is less than the number of non-election shares.

EXPLANATION #2:

Step 1. Derive the stock conversion number: the stock conversion number is the number of shares of Union Bankshares common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 60% of the number of shares of Union Bankshares common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

1,070,000 shares × 0.6 = 642,000 shares

Step 2. Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Union Bankshares shares with respect to which the stock consideration was elected. The shortfall number for the example above is calculated as follows:

642,000 - 600,000 = 42,000 shares

Step 3. Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (42,000 shares) is less than the number of non-election shares (80,000 shares). As a result, all Union Bankshares shares with respect to which an effective cash election was made would be converted into the right to receive the cash consideration, and the holders of non-election shares would receive a mix of stock consideration and cash consideration.

Step 4. Derive the stock fraction: the stock fraction equals the shortfall number divided by the aggregate number of Union Bankshares shares for which no election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number	=	42,000 shares	=	0.53
non-election shares		80,000 shares

Step 5. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Union Bankshares shares as to which you have made no election. This amount is then multiplied by the exchange ratio of 1.9106. The pro-rated stock consideration for the example above is calculated as follows:

0.53 × 1,000 = 530

530 × 1.9106 = 1,012.6 shares of Camden common stock

Because no fractional shares of Camden common stock will be issued in the merger, you would receive 1,012 shares of Camden common stock and cash for the additional 0.6 fractional share.

Step 6. Derive the cash consideration: the cash consideration that you will receive for your Union Bankshares shares is the product of $68.00, multiplied by the remaining number of Union Bankshares shares as to which you made no election. The cash consideration for the example above is calculated as follows:

$68.00 × (1,000 - 530) = $68.00 × 470 = $31,960

Thus, in this example, if you own 1,000 shares of Union Bankshares common stock and made no election with respect to those shares, you would receive (subject to rounding):

•	1,012 shares of Camden common stock;

•	cash for the 0.6 fractional share of Camden common stock; and

•	$31,960 in cash.

EXAMPLE #3: Assume that (1) 1,070,000 shares of Union Bankshares common stock are outstanding immediately prior to the merger, (2) holders of 450,000 shares of Union Bankshares common stock have made effective stock elections, (3) holders of 545,000 shares of Union Bankshares common stock have made effective cash elections and (4) holders of 75,000 shares of Union Bankshares common stock have made no election with respect to their shares. You hold 1,000 Union Bankshares shares and have made an effective election to receive the cash consideration for those shares. In this example, pro-ration would be required with respect to the shareholders who made cash elections with respect to their Union Bankshares shares because holders of less than 60% of the outstanding Union Bankshares shares have elected to receive stock in the merger, and the shortfall is more than the number of non-election shares.

EXPLANATION #3:

Step 1. Derive the stock conversion number: the stock conversion number is the number of shares of Union Bankshares common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 60% of the number of shares of Union Bankshares common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

1,070,000 shares × 0.6 = 642,000 shares

Step 2. Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Union Bankshares shares with respect to which the stock consideration was elected. The shortfall number for the example above is calculated as follows:

642,000 - 450,000 = 192,000 shares

Step 3. Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (192,000 shares) is greater than the number of non-election shares (75,000 shares). As a result, all Union Bankshares shares with respect to which no election was made would be converted into the right to receive the stock consideration, and the holders of shares with respect to which an effective cash election was made would receive a mix of stock consideration and cash consideration.

Step 4. Derive the stock fraction: the stock fraction equals the amount by which the shortfall number exceeds the total number of non-election shares, divided by the aggregate number of Union Bankshares shares for which an effective cash election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number-non-election shares	=	(192,000 - 75,000)	=	117,000	=	0.21
cash election shares		545,000		545,000

Step 5. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Union Bankshares shares as to which you have made an effective cash election. This amount is then multiplied by the exchange ratio of 1.9106. The pro-rated stock consideration for the example above is calculated as follows:

0.21 × 1,000 = 210

210 × 1.9106 = 401.2 shares of Camden common stock

Because no fractional shares of Camden common stock will be issued in the merger, you would receive 401 shares of Camden common stock and cash for the additional 0.2 fractional share.

Step 6. Derive the cash consideration: the cash consideration that you will receive for your Union Bankshares shares is the product of $68.00, multiplied by the remaining number of Union Bankshares shares as to which you made an effective cash election. The cash consideration for the example above is calculated as follows:

$68.00 × (1,000 - 210) = $68.00 × 790 = $53,720

Thus, in this example, if you own 1,000 shares of Union Bankshares common stock and made an effective cash election for all of those shares, you would receive (subject to rounding):

•	401 shares of Camden common stock;

•	cash for the 0.2 fractional share of Camden common stock; and

•	$53,720 in cash.

Exchange of Union Bankshares Stock Certificates for Camden Stock Certificates

On or before the closing date of the merger, Camden will cause to be delivered to the exchange agent certificates representing the shares of Camden common stock to be issued in the merger. In addition, Camden will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Camden common stock. Camden has selected Computershare Shareholder Services to act as the exchange agent in connection with the merger.

Union Bankshares shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures.

No later than ten business days following the effective time of the merger, the exchange agent will mail to each Union Bankshares shareholder of record at the effective time of the merger who did not previously surrender Union Bankshares stock certificates with an election form, a letter of transmittal and instructions for use in surrendering the shareholder’s Union Bankshares stock certificates. When such Union Bankshares shareholders deliver their Union Bankshares stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Union Bankshares stock certificates will be cancelled and in exchange they will receive, as allocated to them:

•	a Camden stock certificate representing the number of whole shares of Camden common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

The surrendered stock certificates will then be cancelled. No interest will be paid or accrued on any cash constituting merger consideration.

Union Bankshares shareholders are not entitled to receive any dividends or other distributions on Camden common stock with a record date after the closing date of the merger until they have surrendered their Union Bankshares stock certificates in exchange for a Camden stock certificate. After the surrender of their Union Bankshares stock certificates, Union Bankshares shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Camden common stock.

Camden will only issue a stock certificate for Camden common stock, a check for the cash consideration, or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Union Bankshares stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Employee Stock Plan

Prior to the effective time of the merger, Union Bankshares’ Employee Stock Plan will terminate and all outstanding accumulated payroll deductions shall be returned, without interest, to the participating employees and any Union Bankshares’ common stock purchased for such participating employees shall be distributed to such employees.

Dividend Reinvestment and Stock Purchase Plan

As required by the merger agreement, Union Bankshares froze its Amended and Restated Dividend Reinvestment and Stock Purchase Plan and ensured that no purchase or other rights under such plan enable the holder of such rights to acquire any interest in Camden or in Union Bankshares as a result of such purchase or the exercise of such rights at or after the date of the merger agreement. Union Bankshares will terminate the plan prior to the closing date of the merger.

Conditions to the Merger

The obligations of Union Bankshares and Camden to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	the merger agreement and the transactions contemplated by the merger agreement being approved by the requisite vote of the shareholders of Union Bankshares;

•

Camden and Union Bankshares having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any term, condition or restriction that Camden reasonably determines would prohibit or materially limit the ownership or operation by Union Bankshares or Camden of any material portion of the business or assets of Union Bankshares, or compel Camden to dispose of or hold separate any material portion of the business or assets of Union Bankshares (a so-called “burdensome condition”);

•

the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

•

the registration statement of which this document is a part being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness; and

•	the shares of Camden common stock issuable in the merger having been approved for listing on the American Stock Exchange, subject to official notice of issuance.

In addition, the obligation of Camden to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•

each of the representations and warranties of Union Bankshares contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Union Bankshares;

•	since the date of the merger agreement, there not having occurred any material adverse effect with respect to Union Bankshares;

•	Union Bankshares having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	Camden having received a certificate from the chief executive officer or chief financial officer of Union Bankshares with respect to compliance with the foregoing conditions;

•

there having been obtained all necessary consents or approvals of third parties required for the consummation of the merger, unless the failure to obtain these consents or approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Union Bankshares;

•	Camden having received an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code; and

•	not more than 10% of the issued and outstanding shares of Union Bankshares common stock shall have exercised dissenters’ appraisal rights.

The obligations of Union Bankshares to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of Camden contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on Camden;

•	Camden having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	Since the date of the merger agreement, there not having occurred any material adverse effect with respect to Camden;

•	Union Bankshares having received a certificate from the chief executive officer or chief financial officer of Camden with respect to compliance with the foregoing conditions; and

•

Union Bankshares having received an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code.

“Material adverse effect” when used in reference to Union Bankshares or Camden, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Camden or Union Bankshares and its respective subsidiaries, as the case may be, taken as a whole, or would reasonably be expected to prevent Camden or Union Bankshares, as the case may be, from performing its obligations under the merger agreement or consummating the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:

•

any fact, change, event, development, effect or circumstance generally affecting the industry in which Camden operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Camden or Union Bankshares and its respective subsidiaries, as the case may be, taken as a whole);

•

any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting, which affects generally entities such as Camden or Union Bankshares, as the case may be, and its respective subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to other industry participants) on Camden or Union Bankshares and its respective subsidiaries, as the case may be, taken as a whole);

•

actions and omissions of Camden or Union Bankshares and its respective subsidiaries, as the case may be, taken with the prior written consent of the other party in furtherance of the transactions contemplated under the merger agreement or otherwise permitted to be taken by Camden or Union Bankshares under the merger agreement; and

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual written consent of the parties;

•

by Camden or Union Bankshares if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach;

•

by Camden or Union Bankshares if the merger has not occurred on or before June 30, 2008, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•

by Camden or Union Bankshares if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of any regulatory authority, or any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, provided that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted;

•	by Camden or Union Bankshares if the required approval of the merger agreement by the Union Bankshares shareholders is not obtained;

•	by Camden if the Union Bankshares board of directors:

•

modifies, qualifies, withholds or withdraws its recommendation to the Union Bankshares shareholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

•	breaches its obligations to call, give notice of and commence the special meeting;

•	approves or recommends another acquisition proposal;

•	fails to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Camden;

•	fails to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Camden; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;

•	by Camden if Union Bankshares breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers; or

•	by Union Bankshares in connection with entering into a definitive agreement to effect a superior proposal.

Termination Fee

Under the terms of the merger agreement, Union Bankshares must pay Camden a termination fee of $2.9 million if:

•	Camden terminates the merger agreement as a result of the Union Bankshares board of directors:

•

modifying, qualifying, withholding or withdrawing its recommendation to the Union Bankshares shareholders to vote in favor of the merger agreement or making any statement, filing or release that is inconsistent with that recommendation;

•	breaching its obligations to call, give notice of and commence the special meeting;

•	approving or recommending another acquisition proposal;

•	failing to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Camden;

•	failing to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Camden; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•	Camden terminates the merger agreement as a result of a material breach by Union Bankshares of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Camden or Union Bankshares terminates the merger agreement as a result of:

•

(1) the failure of the Union Bankshares shareholders to approve the merger agreement; or (2) the merger not having been consummated by June 30, 2008 due to the failure of the Union Bankshares shareholders to approve the merger agreement; and both

•

an acquisition proposal with respect to Union Bankshares has been publicly announced, disclosed or otherwise communicated to the Union Bankshares board of directors prior to June 30, 2008 or prior to the special meeting; and

•	within 12 months of termination of the merger agreement, Union Bankshares enters into a definitive agreement with respect to, or has consummated, another acquisition proposal; or

•

Camden terminates the merger agreement as a result of a material breach by Union Bankshares of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

•

an acquisition proposal with respect to Union Bankshares has been publicly announced, disclosed or otherwise communicated to the Union Bankshares board of directors prior to such breach or during the related cure period; and

•	within 12 months of termination of the merger agreement, Union Bankshares enters into a definitive agreement with respect to, or has consummated, another acquisition proposal.

In addition, under the terms of the merger agreement, Union Bankshares must pay Camden a termination fee of $2.9 million payable immediately if Union Bankshares terminates the merger agreement in connection with Union Bankshares entering into a definitive agreement with respect to a superior proposal.

No Solicitation

Union Bankshares has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, affiliates and other of its agents (which we refer to as Union Bankshares’ representatives) will, directly or indirectly:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Camden) any information or data with respect to Union Bankshares or any of its subsidiaries or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Union Bankshares is a party; or

•

enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

An “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Camden), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•

any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Union Bankshares or any of its subsidiaries;

•

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Union Bankshares or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of Union Bankshares and its subsidiaries on a consolidated basis;

•

any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Union Bankshares or any of its subsidiaries;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Union Bankshares or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If Union Bankshares receives a bona fide unsolicited written acquisition proposal that did not result from a breach by Union Bankshares of any of the provisions in the merger agreement as discussed above, the Union Bankshares board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Union Bankshares or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•

the Union Bankshares board of directors first determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that:

•	such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

•	it is required to take such actions to comply with its fiduciary duties to its shareholders under applicable law;

•	Union Bankshares has provided Camden with at least three business days’ prior notice of such determination; and

•

prior to furnishing or affording access to any information or data with respect to Union Bankshares or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Union Bankshares containing terms no less favorable to Union Bankshares than those contained in its confidentiality agreement with Camden.

A “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the Union Bankshares board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation:

•

would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Union Bankshares common stock or all, or substantially all, of the assets of Union Bankshares and its subsidiaries on a consolidated basis;

•	would result in a transaction that:

•

involves consideration to the Union Bankshares shareholders that is more favorable, from a financial point of view, than the consideration to be paid to Union Bankshares shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and

•	is, in light of the other terms of such proposal, more favorable to Union Bankshares shareholders than the merger and the transactions contemplated by the merger agreement; and

•	is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Union Bankshares has agreed to promptly, and in any event within 24 hours, notify Camden in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Union Bankshares or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request, the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, copies of these materials. Union Bankshares is also required to keep Camden informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Union Bankshares also is required to promptly, and in any event within 24 hours, following determination by its board of directors that an acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal, and prior to providing any such person with any non-public information regarding Union Bankshares or its subsidiaries, notify Camden of that determination. Union Bankshares has also agreed to promptly provide Camden with any non-public information about Union Bankshares or any of its subsidiaries provided to any other person that was not previously provided to Camden.

In addition, under the merger agreement, Union Bankshares agreed that its board of directors would not:

•

modify, qualify, withhold or withdraw, or propose to modify, qualify, withhold or withdraw, in a manner adverse to Camden, its approval of the merger agreement and its recommendation to Union Bankshares shareholders to vote to approve the merger agreement or make any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with its recommendation to Union Bankshares shareholders to vote to approve the merger agreement (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Union Bankshares to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

However, prior to the date of the special meeting, the Union Bankshares board may approve or recommend to the shareholders a superior proposal and modify, qualify, withhold or withdraw its recommendation with respect to the merger agreement, if the Union Bankshares board determines in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take these actions to comply with its fiduciary duties to the Union Bankshares shareholders under applicable law. In the event that the Union Bankshares board makes this determination, Union Bankshares must provide five business days prior written notice to Camden that its board has decided that a bona fide unsolicited written acquisition proposal that Union Bankshares received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the five business days after Camden’s receipt of the notice of a superior proposal, Union Bankshares and its board must cooperate and negotiate in good faith with Camden to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Union Bankshares to proceed with its board’s original recommendation with respect to the merger agreement without requiring Union Bankshares to approve or recommend to its shareholders a superior proposal and withdraw, qualify or modify its board’s recommendation with respect to the merger agreement. At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Camden during that period, the Union Bankshares board must, again, determine in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that:

•

it is required to approve or recommend to its shareholders a superior proposal and modify, qualify, withhold or withdraw its recommendation with respect to the merger agreement to comply with its fiduciary duties to its shareholders under applicable law; and

•	the acquisition proposal is a superior proposal.

Union Bankshares Shareholders Meeting

Union Bankshares has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the registration statement becomes effective, subject to extension with the consent of Camden) to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the shareholders of Union Bankshares in order to complete the merger. Union Bankshares also has agreed to ensure that the shareholders meeting is called, noticed and held in compliance with Maine law, Union Bankshares’ articles of incorporation and bylaws, and all other applicable legal requirements.

American Stock Exchange Listing

Under the terms of the merger agreement, Camden has agreed to use its reasonable best efforts to obtain approval for listing on the American Stock Exchange the shares of Camden common stock to be issued to Union Bankshares shareholders in the merger.

Indemnification and Insurance

Indemnification. Under the merger agreement, Camden has agreed that all rights to indemnification and all limitations existing in favor of any director or officer of Union Bankshares and any subsidiary, as provided in the articles of incorporation and bylaws of Union Bankshares or similar governing documents of a subsidiary with respect to matters occurring on or prior to the effective time of the merger will continue from and after the effective time through the sixth anniversary of the closing date. However, all rights to indemnification with respect to any claim asserted or made within such period will continue until the final disposition of this claim, and these indemnification rights will continue despite a liquidation, consolidation or merger of Union Bankshares or any of its subsidiaries.

Directors’ and Officers’ Insurance. In accordance with the merger agreement Union Bankshares shall purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage for Union Bankshares’ directors and officers in a form acceptable to Union Bankshares which shall provide such directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Union Bankshares, so long as the aggregate cost is less than $75,000. In the event that the premium limit is insufficient for such coverage, Union Bankshares may purchase such lesser coverage as may be obtained with this amount.

Advise of Changes

Under the merger agreement, each of the parties has agreed to promptly advise the other of any fact, event or circumstance that:

•	is reasonably likely to result in a material adverse effect on Union Bankshares or Camden; or

•	would cause a material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, Union Bankshares has agreed that, until the effective time of the merger or the termination of the merger agreement, Union Bankshares and its subsidiaries will not, except as expressly permitted by the merger agreement or with the prior written consent of Camden:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•

fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

•

take any action that would adversely effect the ability of either Union Bankshares or Camden to receive any regulatory approval required to complete the transactions contemplated by the merger agreement or adversely effect its ability to perform any of its material obligations under the merger agreement;

•	issue or sell any securities or equity equivalents;

•	accelerate the vesting of any stock options or other equity rights;

•	effect a split, combination or reclassification of its capital stock;

•

declare or pay any dividend or other distribution on its capital stock other than regular quarterly cash dividends in an amount not to exceed the rate payable on Union Bankshares stock as of August 13, 2007, or dividends paid by wholly-owned subsidiaries to Union Bankshares or any wholly-owned subsidiary of Union Bankshares;

•	directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock;

•

increase the compensation or benefits of any director, officer, employee or consultant, except for normal increases of compensation to employees (other than officers) in the ordinary course of business consistent with past practice with the aggregate amount of increases not to exceed 3% of the total compensation in aggregate, and except for the hiring of at-will employees at an annual rate of salary not to exceed $25,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•	enter into, establish, adopt, amend or terminate any benefit plans or any agreement, arrangement, plan or policy between Union Bankshares and any of its directors, officers or employees;

•

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Union Bankshares’ assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together with all other such transactions, is not material to Union Bankshares and its subsidiaries taken as a whole;

•	amend its articles of incorporation or bylaws;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) the assets, business, deposits or properties of any other entity;

•	make any capital expenditures other than in the ordinary course of business consistent with past practice and in amounts not to exceed $25,000 individually or $250,000 in the aggregate;

•	enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

•	settle any litigation;

•

enter into any new material line of business, change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by a regulatory authority, or file any application or make any contract with respect to branching or site location;

•	enter into any derivative transactions;

•

incur indebtedness for borrowed money, other than deposits, federal funds purchased, Federal Home Loan Bank advances, brokered certificates of deposit and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•	make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course consistent with past practice) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or any other debt security other than in the ordinary course of business consistent with past practice;

•

invest in real estate or any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

•	change its accounting principles or practices other than as may be required by changes in laws or regulations or by generally accepted accounting principles;

•	change its loan policies or procedures except as required by a governmental authority;

•

other than with the cooperation of and consultation with Camden, make or change any tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, any of which affecting or relating to $75,000 of taxable income;

•	knowingly take any action that would, or would be reasonably likely to, cause the merger to fail to qualify as a “reorganization” for federal income tax purposes;

•

knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a material violation of any of the provisions of the merger agreement; or

•	agree or commit to do any of these prohibited activities.

Camden has agreed that, except as permitted by the merger agreement or otherwise consented to by Union Bankshares in writing, it will not knowingly take any action that would, or would be reasonably likely to, cause the merger to fail to qualify as a “reorganization” for federal income tax purposes, and it will not knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a material violation of any of the provisions of the merger agreement.

The agreements relating to the conduct of Union Bankshares’ and Camden’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this document as Annex A.

Employee Benefits

Under the terms of the merger agreement, from and after the effective time of the merger, Camden will provide the employees of Union Bankshares and any of its subsidiaries who remain employed after the effective time with the types and levels of comparable employee benefits in the aggregate as those provided to similarly-situated employees of Camden. At Camden’s option, Union Bankshares’ employees can remain insured under Union Bankshares’ current medical plan until the end of the plan year. Camden also has the right in its sole discretion to terminate, merge or continue any of Union Bankshares’ employee benefit plans. To the extent that Union Bankshares’ employees become eligible to participate in Camden’s employee benefit plans after the merger, Camden will:

•

provide each employee with eligibility and vesting credit, but not benefit accrual credit with respect to defined benefit plans, equal to the amount of service credited by Union Bankshares prior to the merger;

•

subject to the terms of Camden’s plans, not treat any employee of Union Bankshares or any of its subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Camden for any pre-existing medical condition, except to the extent such employee was treated as a “new” employee under the Union Bankshares health plan; and

•

provide for any deductibles, co-payments or out-of-pocket expenses paid under Union Bankshares’ health plans to be credited toward deductibles, co-payments or out-of-pocket expenses under Camden’s health plans upon delivery to Camden of appropriate documentation.

In addition, Camden has agreed to honor Union Bankshares’ severance guidelines in connection with the termination of employment of any of Union Bankshares’ employees not covered by a change in control agreement for a specified period of time following the merger. Camden has also agreed to honor the obligations of Union Bankshares under the salary continuation agreements.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this document and all requisite regulatory filings.

Prior to the closing date of the merger, Union Bankshares shall take reasonable best efforts to sell the deposits and assign the lease for the property located at 3 Glen Street, Rockland, Maine, for consideration sufficient to ensure that such sale will have no negative financial impact to Union Bankshares or Union Trust. Union Bankshares will consult with Camden prior to entering into an agreement for such sale.

Representations and Warranties

The merger agreement contains representations and warranties that Camden and Union Bankshares made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Camden and Union Bankshares rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement contains reciprocal representations and warranties of Camden and Union Bankshares and its subsidiaries relating to:

•	due organization, corporate power, existence, good standing, due registration as a BHC and corporate authority;

•	capitalization;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	corporate records;

•	compliance with applicable laws;

•	litigation;

•	SEC documents and filings;

•	absence of certain changes;

•	tax treatment of the merger;

•	employee programs;

•	regulatory capitalization;

•	deposit insurance;

•	the Community Reinvestment Act, anti-money laundering and customer information security;

•	brokers; and

•	disclosure.

The merger agreement contains additional representations and warranties by Union Bankshares and its subsidiaries relating to:

•	subsidiaries;

•	labor matters;

•	insurance;

•	environmental matters;

•	intellectual property;

•	material agreements and defaults;

•	property and leases;

•	inapplicability of takeover laws;

•	loans and nonperforming and classified assets;

•	trust business and administration of fiduciary accounts;

•	investment management and related activities;

•	derivative transactions;

•	repurchase agreements; and

•	transactions with affiliates.

The merger agreement also contains additional representations and warranties by Camden and its subsidiaries relating to the sufficiency of funds to complete the merger.

None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this document as Annex A.

Expenses

Each party will pay all fees and expenses it incurs in the merger, except that Union Bankshares and Camden will share equally any printing costs and filing and registration fees.

Amendments

Camden and Union Bankshares may amend the merger agreement by executing a written amendment approved by the boards of directors of Camden and Union Bankshares. However, after approval of the merger agreement by the shareholders of Union Bankshares, no amendment of the merger agreement may be made which by law requires further approval of the Union Bankshares shareholders without obtaining that approval.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is attached to this document as Annex B and incorporated into this document by reference.

In connection with the merger agreement, Camden entered into voting agreements with certain Union Bankshares directors and officers, consisting of Arthur J. Billings, Peter A. Blyberg, Blake B. Brown, Peter A. Clapp, Samuel G. Cohen, Sandra Hylander Collier, James L. Markos, Jr., Timothy R. Maynard, Harry E. Mikkelsen, Stephen C. Shea, Robert W. Spear, Karen W. Stanley, and Paul L. Tracy. In the voting agreements, each of these shareholders has agreed to vote, and granted Camden an irrevocable proxy and power of attorney to vote, all of his or her shares of Union Bankshares common stock:

•	in favor of approval of the merger agreement and the transactions described in the merger agreement, including the merger;

•

against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Union Bankshares contained in the merger agreement or of the shareholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to Union Bankshares’ and Camden’s respective obligations to consummate the merger; and

•

against any acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions described in the merger agreement.

Under the voting agreements, each of the shareholders also agreed not to, and not to permit any of his, her or its affiliates, to:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

•	participate in any discussions or negotiations regarding another acquisition proposal;

•	enter into any agreement with respect to another acquisition proposal;

•	solicit proxies or take any action to facilitate a solicitation with respect to another acquisition proposal;

•	initiate a shareholders’ vote or action by consent of Union Bankshares shareholders with respect to another acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any Union Bankshares voting securities that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, these shareholders also agreed not to dispose of or encumber their shares of Union Bankshares common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

As of the record date, there were 43,072 shares of Union Bankshares common stock subject to the voting agreements, which represent approximately 4.0% of the outstanding shares of Union Bankshares common stock as of that date.

PRO FORMA INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 are based on the historical financial statements of Camden and Union Bankshares after giving effect to the merger as a purchase of Union Bankshares by Camden using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on January 1, 2006 and the unaudited pro forma condensed combined balance sheet give effect to the merger as if it had occurred on June 30, 2007.

The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Union Bankshares acquired in connection with the merger, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Union Bankshares that exist as of the date of completion of the merger.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Camden and Union Bankshares are in the process of making these assessments, and estimates of these costs are not currently known. There were no significant intercompany balances between Camden and Union Bankshares as of the dates and for the periods of these pro forma condensed combined financial statements. Certain reclassification adjustments have been made to conform Camden’s and Union Bankshares’ historical reported balances to the pro forma condensed combined financial statement basis of presentation.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change significantly, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The timing of the completion and other changes in Union Bankshares’ net tangible and intangible assets that occur prior to completion of the merger and changes in interest rates could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements have been prepared by the managements of Camden and Union Bankshares for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Camden and Union Bankshares been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Camden’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2006 and in its Form 10-Q for the six months ended June 30, 2007, both of which are incorporated herein by reference, and Union Bankshares’ historical consolidated financial statements for the year ended December 31, 2006 and for the six months ended June 30, 2007, both included elsewhere in this document.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

OF CAMDEN AND UNION BANKSHARES

June 30, 2007

(dollars in thousands)

	Camden	Union Bankshares	Pro Forma Adjustments		Pro Forma Camden
ASSETS
Cash and due from banks	$31,629	$13,276	$(2,325	)(A)	$42,580
Federal funds sold	300	—	—		300
Securities, available for sale, at market	424,858	135,915	(29,016	)(A)	531,757
Securities held to maturity	33,723	1,944	26	(B)	35,693
Residential mortgages held for sale	—	387	—		387
Loans	1,190,102	377,793	(475	)(C)	1,567,420
Less allowance for loan and lease losses	(13,927)	(4,220)	—		(18,147)

Total loans, net	1,176,175	373,573	(475)		1,549,273

Bank premises and equipment	19,774	8,765	1,440	(D)	29,979
Bank owned life insurance	22,062	9,295	—		31,357
Core deposit intangible	748	—	7,000	(E)	7,748
Goodwill	3,991	6,305	(6,305	)(F)	42,011
			38,020	(F)
Other assets	47,843	15,627	743	(G)	64,213

Total assets	$1,761,103	$565,087	$9,108		$2,335,298

LIABILITIES
Deposits:
Demand	$150,485	$43,018	$—		$193,503
NOW	130,695	72,630	—		203,325
Money market	278,098	32,126	—		310,224
Savings	87,573	51,884	—		139,457
Certificates of deposit	486,127	149,053	(552	)(H)	634,628

Total deposits	1,132,978	348,711	(552)		1,481,137
Borrowings from Federal Home Loan Bank	376,687	138,382	(51	)(I)	515,018
Other borrowed funds	92,534	21,532	—		114,066
Junior subordinated debentures	36,083	8,248	(175	)(J)	44,156
Accrued interest and other liabilities	15,312	6,654	3,444	(K)	28,739
			3,329	(L)

Total liabilities	$1,653,594	$523,527	$5,995		$2,183,116

SHAREHOLDERS’ EQUITY
Common stock	2,530	13,307	(13,307	)(M)	2,530
Surplus	2,481	266	(266	)(M)	47,154
			44,673	(M)
Retained earnings	108,430	30,272	(30,272	)(M)	108,430
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of income tax	(4,936)	(1,863)	1,863	(N)	(4,936)
Net unrealized losses on derivative instruments, at fair value, net of tax	(218)	—	—		(218)
Adjustment for unfunded post-retirement plans, net of tax	(778)	(422)	422	(N)	(778)

Total accumulated other comprehensive loss	(5,932)	(2,285)	2,285		(5,932)

Total shareholders’ equity	107,509	41,560	3,113		152,182

Total liabilities and shareholders’ equity	$1,761,103	$565,087	$9,108		$2,335,298

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF CAMDEN AND UNION BANKSHARES

For the Year Ended December 31, 2006

(in thousands, except number of shares and per share data)

	Camden	Union Bankshares	Pro Forma Adjustments		Pro Forma Camden
Interest Income
Interest and fees on loans	$87,335	$23,169	$158	(C)	$110,662
Interest on investments	19,903	6,464	(1,434	)(A)	24,920
			(13	)(B)

Total Interest Income	107,238	29,633	(1,289)		135,582
Interest Expense
Interest on deposits	35,017	6,898	552	(H)	42,467
Interest on borrowed funds	18,031	8,056	51	(I)	26,187
			49	(J)

Total Interest Expense	53,048	14,954	652		68,654
Net Interest Income	54,190	14,679	(1,941)		66,928
Provision for loan and lease losses	2,208	—	—		2,208

Net interest income after provision for loan and lease losses	51,982	14,679	(1,941)		64,720

Non-interest Income
Service charges on deposit accounts	3,436	1,940	—		5,376
Other service changes and fees	1,646	1,133	—		2,779
Income from fiduciary services	4,455	2,491	—		6,946
Brokerage and insurance commissions	469	—	—		469
Life insurance earnings	800	356	—		1,156
Gain (loss) on sale of securities	—	(112)	—		(112)
Other income	823	227	(372	)(G)	678

Total Non-interest Income	11,629	6,035	(372)		17,292

Non-interest Expenses
Salaries and employee benefits	17,980	9,184	—		27,164
Net occupancy	2,500	1,546	36	(D)	4,082
Furniture, equipment and data processing	2,202	1,330	—		3,532
Amortization of core deposit intangible	864	47	875	(E)	1,786
Other expenses	10,678	3,542	—		14,220

Total Non-interest Expenses	34,224	15,649	911		50,784

Income before income taxes	29,387	5,065	(3,224)		31,228
Income Taxes	9,111	1,264	(1,128)		9,247

Net Income	$20,276	$3,801	$(2,096)		$21,981

Per Share Data
Basic earnings per share	$2.93	$3.50			$2.70
Diluted earnings per share	$2.93	$3.50			$2.70
Average Common Shares Outstanding	6,919,579		1,222,905	(M)	8,142,484

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF CAMDEN AND UNION BANKSHARES

For the Six Months Ended June 30, 2007

(in thousands, except number of shares and per share data)

	Camden	Union Bankshares	Pro Forma Adjustments		Pro Forma Camden
Interest Income
Interest and fees on loans	$43,057	$12,156	$79	(C)	$55,292
Interest on investments	11,113	3,390	(717	)(A)	13,779
			(7	)(B)

Total Interest Income	54,170	15,546	(645)		69,071

Interest Expense
Interest on deposits	18,652	4,317	276	(H)	23,245
Interest on borrowed funds	10,744	4,104	26	(I)	14,899
			25	(J)

Total Interest Expense	29,396	8,421	327		38,144
Net Interest Income	24,774	7,125	(972)		30,927

Provision for loan and lease losses	100	30	—		130

Net interest income after provision for loan and lease losses	24,674	7,095	(972)		30,797

Non-interest Income
Service charges on deposit accounts	1,744	930	—		2,674
Other service changes and fees	878	463	—		1,341
Income from fiduciary and financial services	2,857	1,354	—		4,211
Life insurance earnings	385	177	—		562
Gain on sale of securities	—	7	—		7
Other income	387	302	(186	)(G)	503

Total Non-interest Income	6,251	3,233	(186)		9,298

Non-interest Expenses
Salaries and employee benefits	9,285	4,653	—		13,938
Net occupancy	1,384	863	18	(D)	2,265
Furniture, equipment and data processing	1,111	673	—		1,784
Amortization of core deposit intangible	428	—	438	(E)	866
Other expenses	4,856	1,818	—		6,674

Total Non-interest Expenses	17,064	8,007	456		25,527

Income before income taxes	13,861	2,321	(1,614)		14,568
Income Taxes	4,136	550	(565)		4,121

Net Income	$9,725	$1,771	$(1,049)		$10,447

Per Share Data
Basic earnings per share	$1.47	$1.66			$1.34
Diluted earnings per share	$1.47	$1.66			$1.34
Average Common Shares Outstanding	6,601,741		1,222,905	(M)	7,824,646

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Preliminary Pro Forma Adjustments

A reconciliation of the preliminary consideration paid by Camden over Union Bankshares’s net assets acquired (“goodwill”) is as follows:

(in thousands)
Purchase Price
Cash Consideration	$29,016
Camden common stock issued	44,673
Transaction costs	2,325

Total purchase price	$76,014

(in thousands)
Purchase accounting adjustments
Union Bankshares’ total shareholders’ equity at June 30, 2007	$41,560
Union Bankshares’ goodwill	(6,305)
Union Bankshares’ estimated merger related costs, net of tax	(3,444)

Adjusted net assets acquired	$31,811

(in thousands)
Calculation of goodwill
Total purchase price	$76,014
Adjusted net assets acquired	(31,811)

Excess of purchase price over adjusted net assets acquired	$44,203

The excess of the total purchase price over the adjusted net assets acquired was allocated to assets and liabilities as follows:

(in thousands)
Securities held to maturity	$26
Loans	(475)
Bank premise and equipment	1,440
Mortgage servicing rights	743
Core deposit intangible	7,000
Goodwill	38,020
Certificates of deposit	552
Borrowings	51
Junior subordinated debentures	175
Net tax liability	(3,329)

Total excess of purchase price over adjusted net assets acquired	$44,203

(A)	Adjustment to recognize cash consideration paid to complete the merger ($31.3 million), which consists of cash paid to Union Bankshares shareholders ($29.0 million) and estimated transaction costs ($2.3 million). Camden currently intends to finance the cash portion of the merger by liquidating approximately $29.0 million of available for sale securities. The preliminary pro forma combined income statement impact of the reduction in investments resulted in a decrease to interest income of $717,000 for the six months ended June 30, 2007 and $1.4 million for the twelve months ended December 31, 2006. The final financing of the cash portion of the transaction may cause the actual adjustments to differ from these preliminary adjustments.

(B)	Fair value adjustment to Union Bankshares’ investments held to maturity. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to interest income of $7,000 and $13,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. The final adjustment to Union Bankshares’ investments held to maturity may cause the actual adjustments to differ from these preliminary adjustments.
(C)	Fair value adjustment to Union Bankshares’ loan portfolio. The adjustment will be recognized over a three year period as an increase of yield on a straight-line basis. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in an increase to interest income of $79,000 for the six months ended June 30, 2007 and $158,000 for the twelve months ended December 31, 2006. The final adjustment to Union Bankshares’ loan portfolio may cause the actual adjustments to differ from these preliminary adjustments.
(D)	Fair value adjustment to Union Bankshares’ bank premise and property. The fair value adjustment of acquired bank premise and property will be depreciated over the estimated useful life. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in an increase in depreciation expense of $18,000 for the six months ended June 30, 2007 and $36,000 for the twelve months ended December 31, 2006. The final adjustment to Union Bankshares’ bank premise and property may cause the actual adjustments to differ from these preliminary adjustments.
(E)	Adjustment to record the core deposit intangible related to the merger. The fair value adjustment of acquired core deposit intangible will be recognized over an eight year period as an increase in non-interest expense on a straight-line basis. The preliminary pro forma impact from the newly created core deposit intangible resulted in an increase in non-interest expense of $437,500 and $875,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. The final adjustment to record the core deposit intangible related to the merger may cause the actual adjustment to differ from these preliminary adjustments.
(F)	Adjustment to eliminate the Union Bankshares goodwill and record goodwill resulting from the merger. See purchase price allocation above for more information. The final adjustment to goodwill may cause the actual adjustment to differ from these preliminary adjustments.
(G)	Fair value adjustment to Union Bankshares mortgage servicing rights. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $186,000 and $372,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. The final adjustment to Union Bankshares mortgage servicing rights may cause the actual adjustment to differ from these preliminary adjustments.
(H)	Fair value adjustment to Union Bankshares interest bearing time deposits, which will be recognized over a one year period. The preliminary pro forma combined income statement impact for the adjustment resulted in an increase to interest expense of $276,000 and $552,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. The final adjustment to Union Bankshares interest bearing time deposits may cause the actual adjustment to differ from the preliminary adjustments.
(I)	Fair value adjustment to Union Bankshares borrowings, which will be recognized over a one year period. The preliminary pro forma combined income statement impact for the adjustment resulted in an increase to interest expense of $26,000 and $51,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. The final adjustment to Union Bankshares borrowings may cause the actual adjustment to differ from the preliminary adjustments.
(J)	Fair value adjustment to Union Bankshares junior subordinated debentures. The fair value adjustment will be recognized on a straight-line basis until the first redemption date. The preliminary pro forma combined income statement impact for the adjustment resulted in an increase to interest expense of $25,000 and $49,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. The final adjustment to Union Bankshares junior subordinated debentures may cause the actual adjustment to differ from the preliminary adjustments.
(K)	Adjustment to record estimated merger related liabilities net of income taxes, including executive change of control agreements, other personnel related liabilities and contract termination fees. The final adjustment to merger related liabilities may cause the actual adjustment to differ from the preliminary adjustments.

(L)	Adjustment to record net deferred tax liability for fair value adjustments. The final adjustment to deferred tax liability may cause the actual adjustment to differ from the preliminary adjustments.
(M)	Adjustment to eliminate Union Bankshares stockholders’ equity and to record the issuance of Camden common stock. The merger will result in the issuance of 1.2 million shares of Camden common stock, in addition to cash consideration. The issuance of the Camden common stock is recognized in the pro forma balance sheet at a value of $36.53 per share, which was the closing price of Camden common stock on the American Stock Exchange on the last trading day prior to the announcement of the merger. The final adjustment to Union Bankshares stockholders’ equity and to record the issuance of Camden common stock may cause the actual adjustment to differ from the preliminary adjustments.
(N)	Change in accumulated other comprehensive income (loss) to reflect the fair value adjustments of the balance sheet in purchase accounting.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger of Camden and Union Bankshares. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code, or the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to shareholders of Union Bankshares. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular shareholder of Union Bankshares.

The following discussion may not apply to particular categories of holders of shares of Union Bankshares common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Union Bankshares capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Union Bankshares common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

The Merger

Based on facts and representations and assumptions regarding factual matters that were provided by Camden and Union Bankshares and that are consistent with the state of facts that Camden and Union Bankshares believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Thacher Proffitt & Wood LLP are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. If the merger is treated as a “reorganization,” neither Camden nor Union Bankshares will recognize any taxable gain or loss as a result of the merger.

The federal income tax consequences of the merger to a Union Bankshares shareholder generally will depend on whether the shareholder receives cash, Camden common stock or a combination of cash and stock in exchange for the shareholder’s shares of Union Bankshares common stock.

Receipt of Solely Camden Common Stock

A Union Bankshares shareholder who receives solely Camden common stock in exchange for all of that shareholder’s shares of Union Bankshares common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of Camden common stock. The shareholder’s tax basis in the Camden common stock received pursuant to the merger will equal that shareholder’s tax basis in the shares of Union Bankshares common stock being exchanged, reduced by any amount allocable to a fractional share of Camden common stock for which cash is received. The holding period of Camden common stock received will include the holding period of the shares of Union Bankshares common stock being exchanged.

Receipt of Solely Cash

A Union Bankshares shareholder who receives solely cash in exchange for all of that shareholder’s shares of Union Bankshares common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of Union Bankshares common stock, which gain or loss will be long-term capital gain or loss if such shares of Union Bankshares common stock were held for more than one year. If, however, any such Union Bankshares shareholder constructively owns shares of Union Bankshares common stock that are exchanged for shares of Camden common stock in the merger or owns shares of Camden common stock actually or constructively after the merger, such actual or constructive ownership of Camden common stock may prevent any gain recognized in the merger from qualifying for capital gain treatment and instead result in any gain being treated as the distribution of a dividend. Under the constructive ownership rules of the Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your shares of Union Bankshares common stock will be treated as a dividend.

Receipt of Camden Common Stock and Cash

A Union Bankshares shareholder who receives both Camden common stock and cash consideration in exchange for all of his or her shares of Union Bankshares common stock generally will recognize gain, but not loss, to the extent of the lesser of:

•

the excess, if any, of (a) the sum of the aggregate fair market value of the Camden common stock received (including any fractional share of Camden common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the shareholder’s aggregate tax basis in the shares of Union Bankshares common stock exchanged in the merger; and

•	the amount of cash received by the shareholder.

For this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Union Bankshares common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the shareholder’s ratable share of the undistributed accumulated earnings and profits of Union Bankshares. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your Union Bankshares common stock will be treated as a dividend.

The shareholder’s aggregate tax basis in the Camden common stock received pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of Union Bankshares common stock being exchanged, reduced by any amount allocable to a fractional share of Camden common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by that shareholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares

No fractional shares of Camden common stock will be issued in the merger. A Union Bankshares shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Camden. A Union Bankshares shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Union Bankshares common stock exchanged was held for more than one year.

Tax Opinions

Tax opinions of Goodwin Procter LLP and Thacher Proffitt & Wood LLP have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this document is a part. Additionally, it is a condition to the obligation of Camden and Union Bankshares to complete the merger that Camden receive an opinion of Goodwin Procter LLP, counsel to Camden, and that Union Bankshares receive an opinion of Thacher Proffitt & Wood LLP, counsel to Union Bankshares, each dated as of the closing date and each to the effect that, based on representations of Camden and Union Bankshares and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

The tax opinions delivered or to be delivered to Camden and to Union Bankshares in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither Camden nor Union Bankshares has sought or will seek any ruling from the IRS regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Camden or Union Bankshares, or the federal income tax consequences of the merger described in this document.

Backup Withholding

Non-corporate holders of Union Bankshares common stock may be subject to information reporting and backup withholding on any cash payments they receive. Union Bankshares shareholders will not be subject to backup withholding, however, if they:

•

furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

If withholding results in an overpayment of taxes, a refund or credit against a Union Bankshares shareholder’s United States federal income tax liability may be obtained from the Internal Revenue Service, provided the shareholder furnishes the required information to the IRS. A holder that does not furnish a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Reporting Requirements

Union Bankshares shareholders who receive Camden common stock as a result of the merger will be required to retain records pertaining to the merger. Union Bankshares shareholders who owned at least five percent (by vote and value) of the total outstanding Union Bankshares common stock before the merger or whose tax basis in the Union Bankshares common stock surrendered pursuant to the merger equals or exceeds $1.0 million are subject to certain reporting requirements with respect to the merger. Union Bankshares shareholders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

SUPERVISION AND REGULATION

Camden and its banking subsidiary are subject to extensive regulation under federal and state banking laws and regulations. The following discussion of the material elements of the regulatory framework applicable to bank holding companies and banks is not intended to be complete and is qualified in its entirety by the discussion included in Camden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any other subsequent reports filed by Camden with the Securities and Exchange Commission (“SEC”), as well as the text of the relevant federal and state laws and regulations. See the section in this document titled “Where You Can Find More Information” beginning on page 127.

A change in the applicable banking laws or regulations may have a material effect on Camden’s business. Because the federal and state banking laws and regulations discussed below are subject to change from time to time, the following discussion should be read together with the related discussion included in Camden’s SEC reports as described above.

For a discussion of the supervision and regulation of Union Bankshares banking subsidiary under federal and state banking laws and regulations, see the section in this document titled “Union Bankshares’ Business—Supervision and Regulation” beginning on page 93.

Regulation of Camden

Supervision and Regulation. The business in which Camden and its subsidiaries are engaged is subject to extensive supervision, regulation and examination by various federal regulatory agencies, including the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”). The supervision, regulation and examination are intended primarily to protect depositors or are aimed at carrying out broad public policy goals, and not necessarily for the protection of shareholders.

Some of the more significant statutory and regulatory provisions applicable to banks and bank holding companies (“BHCs”) to which Camden and its subsidiaries are subject are described more fully below, together with certain statutory and regulatory matters concerning Camden and its subsidiaries. The description of these statutory and regulatory provisions does not purport to be complete and is qualified in its entirety by reference to the particular statutory or regulatory provision. Any change in applicable law or regulation may have a material effect on Camden’s business and operations, as well as those of its subsidiaries.

BHCs—Activities and Other Limitations. As a registered BHC and a Maine financial institution holding company, Camden is subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and Maine law. In addition, Camden is subject to examination and supervision by the FRB, and is required to file reports with, and provide additional information requested by, the FRB. The FRB has the authority to issue orders to BHCs to cease and desist from unsafe and unsound banking practices and violations of conditions imposed by, or violations of agreements with, the FRB. The FRB is also empowered to assess civil money penalties against companies or individuals that violate the BHCA or orders or regulations thereunder, to order termination of non-banking activities of non-banking subsidiaries of BHCs, and to order termination of ownership and control of a non-banking subsidiary by a BHC.

Various other laws and regulations, including Sections 23A and 23B of the Federal Reserve Act, as amended (the “FRA”), and Federal Reserve Board Regulation W thereunder, generally limit borrowings, extensions of credit and certain other transactions between Camden and its non-bank subsidiaries and its affiliate insured depository institution. Section 23A of the FRA also generally requires that an insured depository institution’s loans to non-bank affiliates be secured in appropriate amounts, and Section 23B of the FRA generally requires that transactions between an insured depository institution and its non-bank affiliates be on arm’s length terms. These laws and regulations also limit BHCs and their subsidiaries from engaging in certain tying arrangements in connection with any extension of credit, sale or lease of property or furnishing of services.

The BHCA prohibits a BHC from acquiring substantially all the assets of a bank or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank or merging or consolidating with any BHC without prior FRB approval. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 generally authorizes BHCs to acquire banks located in any state, possibly subject to certain state-imposed age and deposit concentration limits, and also generally authorizes interstate mergers and to a lesser extent, interstate branching.

Unless a BHC becomes a financial holding company (“FHC”) under the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), the BHCA also prohibits a BHC from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or BHC, and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities the FRB determined to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. In addition, Maine law imposes certain approval and notice requirements with respect to acquisitions of banks and other entities by a Maine financial institution holding company.

Further, the GLBA permits national banks and state banks, to the extent permitted under state law, to engage in certain new activities, which are permissible for subsidiaries of an FHC. Further, the GLBA expressly preserves the ability of national banks and state banks to retain all existing subsidiaries. In order to form a financial subsidiary, a national bank or state bank must be well-capitalized, and such banks would be subject to certain capital deduction, risk management and affiliate transaction rules. Also, the FDIC’s final rules governing the establishment of financial subsidiaries adopt the position that activities that a national bank could only engage in through a financial subsidiary may only be conducted in a financial subsidiary by a state nonmember bank. However, activities that a national bank could not engage in through a financial subsidiary, such as real estate development or investment, continue to be governed by the FDIC’s standard activities rules. Moreover, to mirror the FRB’s actions with respect to state member banks, the final rules provide that a state bank subsidiary that engages only in activities that the bank could engage in directly (regardless of the nature of the activities) will not be deemed to be a financial subsidiary.

Bank Holding Company Support of Subsidiary Banks. Under FRB policy, a BHC is expected to act as a source of financial and managerial strength to each of its subsidiaries and to commit resources to their support. This support may be required at times when the BHC may not have the resources to provide it. Similarly, under the cross-guarantee provisions of Federal Deposit Insurance Act, as amended (the “FDIA”), the Federal Deposit Insurance Corporation (the “FDIC”) can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with (1) the “default” of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution “in danger of default.”

Declaration of Dividends. According to its Policy Statement on Cash Dividends Not Fully Covered by Earnings (the “FRB Dividend Policy”), the FRB considers adequate capital to be critical to the health of individual banking organizations and to the safety and stability of the banking system. Of course, one of the major components of the capital adequacy of a bank or a BHC is the strength of its earnings, and the extent to which its earnings are retained and added to capital or paid to shareholders in the form of cash dividends. Accordingly, the FRB Dividend Policy suggests that banks and BHCs generally should not maintain their existing rate of cash dividends on common stock unless the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. The FRB Dividend Policy reiterates the FRB’s belief that a BHC should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the BHC’s ability to serve as a source of strength.

Under Maine law, a corporation’s board of directors may declare, and the corporation may pay, dividends on its outstanding shares, in cash or other property, generally only out of the corporation’s unreserved and unrestricted earned surplus, or out of the unreserved and unrestricted net earnings of the current fiscal year and the next preceding fiscal year taken as a single period, except under certain circumstances, including when the corporation is insolvent, or when the payment of the dividend would render the corporation insolvent or when the declaration would be contrary to the corporation’s charter.

Dividend payments by national banks, such as Camden Bank, also are subject to certain restrictions. For instance, national banks generally may not declare a dividend in excess of the bank’s undivided profits and, absent OCC approval, if the total amount of dividends declared by the national bank in any calendar year exceeds the total of the national bank’s retained net income of that year to date combined with its retained net income for the preceding two years. National banks also are prohibited from declaring or paying any dividend if, after making the dividend, the national bank would be considered “undercapitalized” (defined by reference to other OCC regulations).

Federal bank regulatory agencies also have authority to prohibit banking institutions from paying dividends if those agencies determine that, based on the financial condition of the bank, such payment would constitute an unsafe or unsound practice.

Capital Requirements.

FRB Guidelines. The FRB has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a BHC and in analyzing applications to it under the BHCA. The FRB’s capital adequacy guidelines apply on a consolidated basis to BHCs with consolidated assets of $150 million or more; thus, these guidelines apply to Camden on a consolidated basis.

The FRB’s capital adequacy guidelines generally require BHCs to maintain total capital equal to 8.0% of total risk-adjusted assets and off-balance sheet items, with at least one-half of that amount consisting of Tier 1 or core capital and the remaining amount consisting of Tier 2 or supplementary capital. Tier 1 capital for BHCs generally consists of the sum of common shareholders’ equity and restricted core capital elements (subject in the case of the latter to limitations on the kind and amount of such elements which may be included as Tier 1 capital), less goodwill and other non-qualifying intangible assets. Tier 2 capital generally consists of hybrid capital instruments; perpetual preferred stock, which is not eligible to be included as Tier 1 capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan and lease losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics.

In addition to the risk-based capital requirements, the FRB requires BHCs to maintain a minimum leverage capital ratio of Tier 1 capital (defined by reference to the risk-based capital guidelines) to total assets of 3.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier 1 capital. The FRB has determined that the 3.0% leverage ratio requirement is the minimum for strong BHCs without any supervisory, financial or operational weaknesses or deficiencies or those that are not experiencing or anticipating significant growth. All other BHCs are required to maintain a minimum leverage ratio of at least 4.0%. BHCs with supervisory, financial, operational or managerial weaknesses, as well as BHCs that are anticipating or experiencing significant growth, are expected to maintain capital ratios well above the minimum levels. Camden’s risk-based capital ratio and leverage ratio currently are, and its management expects these ratios to remain, in excess of regulatory requirements.

OCC Guidelines. The OCC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of national banks. These requirements are substantially similar to those adopted by the FRB.

Moreover, the federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the prompt correction action regulations, a bank generally shall be deemed to be:

•

“well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, has a Tier 1 risk-based capital ratio of 6.0% or greater, has a leverage ratio of 5.0% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive;

•

“adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, has a leverage ratio of 4.0% or greater (3.0% under certain circumstances) and does not meet the definition of “well capitalized”;

•

“undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances);

•

“significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage ratio that is less than 3.0%; and

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Regulators also must take into consideration (1) concentrations of credit risk; (2) interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (3) risks from non-traditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation will be made as a part of the institution’s regular safety and soundness examination. In addition, Camden, and any bank with significant trading activity, must incorporate a measure for market risk into their regulatory capital calculations.

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. An institution, which is required to submit a capital restoration plan, must concurrently submit a performance guaranty by each company that controls the institution. A critically undercapitalized institution generally is to be placed in conservatorship or receivership within 90 days unless the federal banking agency determines to take such other action (with the concurrence of the FDIC) that would better protect the deposit insurance fund.

Immediately upon becoming undercapitalized, the institution becomes subject to the provisions of Section 38 of the FDIA, including for example, (i) restricting payment of capital distributions and management fees, (ii) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan, (iv) restricting the growth of the institution’s assets and (v) requiring prior approval of certain expansion proposals.

At December 31, 2006, Camden Bank was deemed to be a “well-capitalized” institution for the above purposes. The federal bank regulatory agencies may raise capital requirements applicable to banking organizations beyond current levels. Camden is unable to predict whether higher capital requirements will be imposed and, if so, at what levels and on what schedules. Therefore, Camden cannot reliably predict what effect such higher requirements may have on it. As is discussed above, Camden’s subsidiary bank would be required to remain a well-capitalized institution at all times if Camden elected to be treated as an FHC.

The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) identifies five capital categories for insured depository institutions (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized”) and requires the respective U.S. federal regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An “undercapitalized” bank must develop a capital restoration plan and its parent holding company must guarantee that bank’s compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5.0% of the bank’s assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

The various federal bank regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a “well capitalized” institution must have a Tier 1 capital ratio of at least 6.0%, a total capital ratio of at least 10.0% and a leverage ratio of at least 5.0% and not be subject to a capital directive order. An “adequately capitalized” institution must have a Tier 1 capital ratio of at least 4.0%, a total capital ratio of at least 8.0% and a leverage ratio of at least 4.0%, or 3.0% in some cases. Under these guidelines, Camden is considered “well capitalized.”

In 2005, the federal banking agencies issued an advance notice of proposed rulemaking (“ANPR”) concerning potential changes in the risk-based capital rules (“Basel 1-A”) that are designed to apply to, and potentially reduce the risk capital requirements of, bank holding companies, such as Camden, that are not among the 20 or so largest U.S. bank holding companies. In July 2007 the Federal Reserve, the OCC and the Office of Thrift Supervision agreed to proceed promptly to issue a proposed rule that would provide bank holding companies such as Camden with the option to adopt a standardized approach under the Basel II Accord. This would replace the earlier proposed rule to adopt the Basel I-A option. The federal banking agencies intend that the proposed standardized option would be finalized before the core banks begin the first transition period year under the advanced approaches of Basel II. Accordingly, Camden is not yet in a position to determine the effect of such rules on its risk capital requirements.

Activities and Investments of National Banking Associations. National banking associations must comply with the National Bank Act and the regulations promulgated thereunder by the OCC, which limit the activities of national banking associations to those that are deemed to be part of, or incidental to, the “business of banking.” Activities that are part of, or incidental to, the business of banking include taking deposits, borrowing and lending money and discounting or negotiating paper. Subsidiaries of national banking associations generally may only engage in activities permissible for the parent national bank.

Other Regulatory Requirements

Community Reinvestment Act. The Community Reinvestment Act (“CRA”) requires lenders to identify the communities served by the institution’s offices and other deposit taking facilities and to make loans and investments and provide services that meet the credit needs of these communities. Regulatory agencies examine each of the banks and rate such institutions’ compliance with CRA as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” Failure of an institution to receive at least a “Satisfactory” rating could inhibit such institution or its holding company from undertaking certain activities, including engaging in activities newly permitted as a financial holding company under the GLBA and acquisitions of other financial institutions. The FRB must take into account the record of performance of banks in meeting the credit needs of the entire community served, including low-and moderate-income neighborhoods. Camden Bank has achieved a rating of ‘Outstanding’ on its most recent CRA examination.

Customer Information Security. The OCC and other bank regulatory agencies have adopted final guidelines establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the GLBA. Among other things, these require each financial institution, under the supervision and ongoing oversight of its Board of Directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, such information that could result in substantial harm or inconvenience to any customer.

Privacy. The OCC and other regulatory agencies have adopted final privacy rules pursuant to provisions of the GLBA. These privacy rules, which govern the treatment of nonpublic personal information about consumers by financial institutions, require a financial institution to provide notice to customers (and other consumers in some circumstances) about its privacy policies and practices, describe the conditions under which a financial institution may disclose nonpublic personal information to nonaffiliated third parties and provide a method for consumers to prevent a financial institution from disclosing that information to most nonaffiliated third parties by “opting-out” of that disclosure, subject to certain exceptions.

USA PATRIOT Act. The USA PATRIOT Act of 2001 (the “PATRIOT Act”), designed to deny terrorists and others the ability to obtain anonymous access to the United States financial system, has significant implications for depository institutions, broker-dealers and other businesses involved in the transfer of money. The PATRIOT Act requires financial institutions to implement additional policies and procedures with respect to money laundering, suspicious activities, currency transaction reporting, customer identity notification and customer risk analysis. The PATRIOT Act also permits information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and requires the FRB (and other federal banking agencies) to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or the Bank Merger Act. In 2006, final regulations under Section 312 of the PATRIOT Act were issued requiring financial institutions, including Camden Bank, to take additional steps to monitor their correspondent banking and private banking relationships as well as their relationships with “shell banks.” Moreover, in August 2007, the federal banking agencies adopted an additional final rule under Section 312 of the PATRIOT Act governing the enhanced due diligence procedures required for correspondent accounts maintained by U.S. covered financial institutions for certain foreign banks. The enhanced due diligence procedures mandated by this rule will need to be applied to new correspondent accounts established on or after February 5, 2008. In addition, those procedures will have to be retroactively applied to pre-existing accounts (that is, accounts established prior to February 5, 2008) no later than May 5, 2008. Management believes that it is currently in compliance with all currently effective requirements prescribed by the PATRIOT Act and all applicable final implementing regulations.

Deposit Insurance. The bank pays deposit insurance premiums to the FDIC based on an assessment rate established by the FDIC. In 2006, the FDIC enacted various rules to implement the provisions of the Federal Deposit Insurance Reform Act of 2005 (the “FDI Reform Act”). Pursuant to the FDI Reform Act, in 2006 the FDIC merged the Bank Insurance Fund with the Savings Association Insurance Fund to create a newly named Deposit Insurance Fund (the “DIF”) that covers both banks and savings associations. The FDIC also revised, effective January 1, 2007, the risk-based premium system under which the FDIC classifies institutions based on the factors described below and generally assesses higher rates on those institutions that tend to pose greater risks to the DIF. For most banks and savings associations, including Camden Bank, FDIC rates will depend upon a combination of CAMELS component ratings and financial ratios. CAMELS ratings reflect the applicable bank regulatory agency’s evaluation of the financial institution’s capital, asset quality, management, earnings, liquidity and sensitivity to risk. For large banks and savings associations that have long-term debt issuer ratings, assessment rates will depend upon such ratings and CAMELS component ratings. For institutions, such as Camden Bank, which are in the lowest risk category, assessment rates will vary initially from five to seven basis points per $100 of insured deposits. The Federal Deposit Insurance Act (“FDIA”) as amended by the FDI Reform

Act requires the FDIC to set a ratio of deposit insurance reserves to estimated insured deposits, the designated reserve ratio (the “DRR”) for a particular year within a range of 1.15% to 1.50%. For 2007, the FDIC has set the initial DRR at 1.25%. Under the FDI Reform Act and the FDIC’s revised premium assessment program, every FDIC-insured institution will pay some level of deposit insurance assessments regardless of the level of the DRR. The FDIC also issued a one-time assessment credit pool to be shared among institutions that were in existence on December 31, 1996, and paid a deposit insurance assessment prior to that date, or is a “successor” to such an institution. For 2007, Camden Bank’s share of the assessment credit pool was estimated to be sufficient to cover 2007 annual calculated contribution to the DIF, thus there will be no impact to the Statement of Income for 2007. For years following 2007, Camden Bank estimates its premium contribution will be approximately 5.0 basis points per $100 of insured deposits, which will adversely impact the statement of income. We cannot reliably predict whether, as a result of an adverse change in economic conditions or other reasons, the FDIC will be required in the future to increase deposit insurance assessments above 2007 levels.

Also as part of the FDI Reform Act, the FDIC will (i) increase the $100,000 per account insurance level, which will be indexed to reflect inflation; (ii) increase deposit insurance coverage for certain retirement accounts to $250,000; and (iii) place a cap on the level of the DIF and dividends will be paid to banks when and if the level of the DIF exceeds the specified threshold.

Status of Regulatory Approvals and Other Information

Before Camden and Union Bankshares may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, as summarized in the following paragraphs.

Office of the Comptroller of the Currency: Camden Bank will file with the OCC the required application under the Bank Merger Act, 12 USC 1828(c), to obtain approval for the merger of Union Trust with and into Camden Bank. The OCC determination whether to approve the merger of the bank subsidiaries is also subject to the requirements of 12 U.S.C. Sec. 215a. The OCC is required to consider the financial and managerial resources and future prospects of the banks concerned, as well as the convenience and needs of the communities to be served. The consideration of convenience and needs includes the parties’ performance under the CRA. Consideration of financial resources generally focuses on capital adequacy. In addition, in reviewing the application, the OCC must consider the effectiveness of both Camden Bank’s and Union Trust’s Bank Secrecy Act/Anti-Money Laundering Programs and the competitive impact, if any, on any relevant banking market. An OCC approval of the merger will be subject to a condition that the merger may not be consummated prior to the expiration of a waiting period, which is expected to be 15 days from the date of the OCC approval. The United States Department of Justice has the authority during such waiting period to challenge the approval on antitrust grounds.

Federal Reserve Board: Camden will submit a notification to the Federal Reserve Board pursuant to Section 225.12(d)(2) of Regulation Y of the Federal Reserve Board (“Regulation Y”) requesting a waiver of the Federal Reserve Board from the application requirement under Section 3 of the BHCA. The Federal Reserve Board’s determination whether the merger is eligible for the exemption from BHCA application and approval requirements is subject to the Federal Reserve Board’s verification that the merger satisfies all of the requirements of Section 225.12(d)(2).

Maine Bureau of Financial Institutions: Camden is required under Title 9-B, Ch. 35, Sec. 351(3-A) of the Maine Revised Statutes Annotated to notify and provide the Maine Superintendent of Banks with a copy of the application filed with the OCC within three days of its delivery of the application to the OCC.

The merger agreement provides that the obligation of each of Camden and Union Bankshares to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, the giving of all required notices to regulatory agencies, and the expiration of all waiting periods. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger, and, if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action, or, if such a challenge is made, the result thereof. Camden and Union Bankshares are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, Camden and Union Bankshares currently contemplate that such approval or action would be sought.

UNION BANKSHARES’ BUSINESS

General

Union Bankshares is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, which has elected financial holding company status. Union Bankshares was incorporated in 1984 and is headquartered in Ellsworth, Maine. Union Bankshares is the sole shareholder of Union Trust, a Maine-chartered commercial bank established in 1887.

Union Trust is a community-oriented commercial bank with thirteen offices located along Maine’s coast, stretching from Waldoboro to Jonesport. Union Trust conducts its operations out of its main office in Ellsworth, Maine. It also operates through branch offices located in Ellsworth, Blue Hill, Stonington, Milbridge, Jonesport, Town Hill, Castine, Bar Harbor, Waldoboro, Rockland, Belfast and Camden, Maine. Its deposits are gathered from the general public in these towns and surrounding communities, and its lending activities are concentrated primarily in Hancock, Washington, Knox, Lincoln and Waldo Counties of the State of Maine.

Union Bankshares serves the financial needs of individuals, businesses, municipalities and organizations with a full range of community banking services. The community banking business derives its revenues from interest and fees earned in connection with its lending activities, interest and dividends on investment securities, service charges and fees on deposit accounts, and fees and commissions from trust accounts and investment advisory services. As of June 30, 2007, Union Bankshares had total assets of $565.1 million, total deposits of $348.7 million and shareholders’ equity of $41.6 million.

Competition

Union Bankshares contends with competition both in generating loans and attracting deposits. Union Bankshares’ competition for loans is primarily from other commercial banks, savings banks, credit unions, mortgage banking companies, insurance companies, finance companies, and other institutional lenders. In attracting deposits, Union Bankshares’ primary competitors are savings banks, commercial banks, credit unions, as well as other non-bank institutions such as brokerage firms and insurance companies that offer financial alternatives.

Union Bankshares has worked to position itself to be competitive in its market area. Its ability to make decisions close to the marketplace, management’s commitment to providing quality banking products, the caliber of the professional staff, and the community involvement of Union Trust’s employees are all factors affecting our ability to be competitive. If Union Bankshares and Union Trust are unable to compete successfully, however, the business and operations could be adversely affected.

Lending Activities

Union Trust’s loan portfolio consists primarily of one- to four-family residential real estate loans. To a lesser extent, Union Trust’s loan portfolio includes commercial real estate loans, commercial and industrial loans, consumer loans and municipal loans. Union Trust’s borrowers consist of small-to-medium sized businesses and retail customers located primarily in Maine.

Residential Real Estate Loans. Union Trust’s primary lending activity is the origination of conventional mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new residential dwellings in Union Trust’s market area. Union Trust offers fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period of interest rates and loan fees for adjustable-rate loans. The loan fees charged, as well as interest rates and other provisions of mortgage loans are determined by Union Trust on the basis of its own pricing criteria and competitive market conditions.

Commercial Real Estate Loans. Union Trust also offers fixed-rate and adjustable-rate mortgage loans secured by commercial real estate. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy, more so than residential real estate loans. In reaching a decision on whether to make a commercial real estate loan, Union Trust considers the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property.

Commercial and Industrial Loans. Union Trust makes commercial and industrial loan products and services available to a variety of professionals, sole proprietorships and small-to-medium sized businesses primarily in our market area. These products and services are designed to give business owners borrowing opportunities to support working capital needs, inventory and equipment purchases, facility construction, consolidation, real estate acquisition and vehicle purchases. Although Union Trust does originate fixed-rate term loans, substantially all of its commercial loans have variable interest rates indexed to the prime rate as published in The Wall Street Journal.

Consumer Loans. Union Trust makes loans for a wide variety of personal and consumer needs. Consumer loans primarily consist of installment loans, home equity loans and cash reserve loans. Unsecured loans generally have a maximum borrowing limit of $15,000 and a maximum term of three years. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as published in The Wall Street Journal for terms of up to 20 years. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly.

Municipal Loans. Union Trust, as a member of the communities it serves, also actively participates in the local bidding process to obtain municipal loans throughout its market area. Through the bidding process, the municipality is able to receive a competitive rate on short- and longer-term loans providing funds for operating or capital project needs. Union Trust also provides a wide array of municipal banking services to enhance the relationship between Union Trust and the municipality. Interest earned on a municipal loan is tax exempt for federal tax purposes which enhances the overall yield on each loan. Municipal loan balances are somewhat seasonal, typically reaching a high in August and a low in December.

Loan Originations, Purchases and Sales. Loan applications are obtained through existing customers, solicitation by Union Trust’s relationship managers, referrals from current or past customers, or walk-in customers. Union Trust will also occasionally purchase participation shares in other Maine community bank loans.

Union Trust sells a portion of its fixed-rate residential real estate loans with terms in excess of 15 years to the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. Generally, loans are sold without recourse and with loan servicing retained. During the first six months of 2007, Union Trust sold $8.8 million of these loans to Freddie Mac. Union Trust also occasionally sells participation interests in its larger commercial loans to other community banks in Maine.

Investment Activities

Union Trust’s investment portfolio consists primarily of mortgage-backed securities, U.S. Treasury notes and other U.S. Government Agency obligations, corporate debt securities, obligations of states and political subdivisions within the State of Maine and out-of-state municipalities, and other securities. Union Trust’s investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return.

Sources of Funds

Deposits. Union Trust offers a wide-range of deposit products including demand deposits, interest checking, money market accounts, savings accounts and time certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The majority of Union Trust’s depositors are residents of Maine. Wholesale certificates of deposit are also used to supplement Union Trust’s sources of funds.

Borrowings. Borrowings consist of short-term and intermediate term obligations. This funding consists of Federal Home Loan Bank of Boston, or the FHLB, advances, federal funds purchased, treasury tax and loan notes and assets sold under repurchase agreements. In a repurchase transaction, Union Trust will generally sell a security agreeing to repurchase either the same or a substantially identical security on a specified later date. Union Trust has also established repurchase agreements with major brokerage firms as potential sources of liquidity. At June 30, 2007, Union Bankshares had $10.0 million outstanding of such repurchase agreements. In addition to agreements with brokers, Union Trust also had customer repurchase agreements outstanding amounting to $10.5 million at June 30, 2007. Total repurchase agreements averaged $17.3 million during the first six months of 2007, up from $13.4 million in the same period of 2006. Union Trust also borrows from the FHLB to supplement its supply of funds available for lending and to meet deposit withdrawal requirements. The FHLB functions as a central reserve bank providing credit for member financial institutions. As a member of the FHLB, Union Trust is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and qualifying mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of Union Trust’s net worth or on the FHLB’s assessment of Union Trust’s creditworthiness. At June 30, 2007, Union Trust had $138.4 million outstanding in FHLB borrowings with initial maturities ranging from 1 month to 10 years.

Also included in borrowings are junior subordinated debentures payable to Union Bankshares’ unconsolidated Delaware trust affiliate, Union Bankshares Capital Trust I (the “Trust”), that on February 17, 2006 completed a private placement of $8.0 million of trust preferred securities. As part of this transaction, Union Bankshares issued an aggregate principal amount of $8.2 million of 30-year junior subordinated deferrable interest debt securities to the Trust. For the first five years after issuance, the debt securities will bear interest at a blended rate equal to the sum of (1) the product of (a) 50% times (b) the floating three month LIBOR plus 1.42%, or the variable rate, plus (2) the product of (a) 50% times (b) the 5 year interest rate swap rate fixed two business days prior to closing plus 1.42%, or the fixed rate. Therefore, for the first five years after issuance, the variable rate portion of the blended rate will float in relation to the floating three month LIBOR rate and the fixed rate portion of the blended rate will be fixed. The blended rate applicable to the last distribution, on July 7, 2007, was 6.6%. The debt securities obligate Union Bankshares to pay interest on their principal sum quarterly in arrears on January 7, April 7, July 7, and October 7 of each year. The debentures have a stated maturity of April 7, 2036, but may be redeemed by Union Bankshares, in whole or in part, beginning on April 7, 2011, on any interest payment date.

Investment Management, Brokerage and Insurance

Union Trust’s Investment and Trust Services Group provides advisory and investment management and trust services to a broad range of individuals and institutional customers. In addition, Union Trust serves as fiduciary for clients, acting as trustee, agent, or personal representative of estates.

Accounts maintained by the Investment and Trust Services Group consist of “managed” and “non-managed” accounts. “Managed” accounts are those for which Union Trust is responsible for administration and investment management and/or investment advice. “Non-managed” accounts are those for which Union Trust acts solely as a custodian or directed trustee. Union Trust receives fees dependent upon the level and type of service(s) provided. For the six months ended June 30, 2007, the Investment and Trust Services Group generated gross fee revenues of $1.4 million. Total assets under administration as of June 30, 2007, were $398.3 million, an increase of $65.0 million, or 19.5% from the same period of 2006.

Union Trust’s Cornerstone Investment Services Group provides access to a wide-range of brokerage and insurance products. The majority of accounts maintained consist of retirement and other accounts, annuities, mutual funds, individual stocks and bonds, and life and long term care insurance.

Employees

As of June 30, 2007, Union Trust had 154 full-time employees and 6 part-time employees. Union Trust enjoys good relations with its employees. A variety of employee benefits, including health, life and disability income replacement insurance, a funded, noncontributory pension plan, and a defined contribution plan are available to qualifying employees.

Seasonal Information

In Union Trust’s market area, deposit balances generally increase during the summer and autumn months of each year due to an influx of tourists and seasonal residents returning to the area. In 2006, the maximum amount of deposits at any month end was $353.8 million in October. The deposit fluctuation is predictable and does not have a material adverse effect on Union Trust and its operations.

Financial Information about Industry Segments

The information required to be set forth under this item is incorporated by reference to the financial statements set forth below in “Information About Union Bankshares—Financial Statements”.

Supervision And Regulation

General

Union Trust is a Maine-chartered community bank whose deposit accounts are insured up to applicable limits by the FDIC. Union Trust is also a member of the Federal Reserve System. Union Trust is subject to extensive regulation, examination and supervision by the Maine Bureau of Financial Institutions, or the Bureau, as its chartering regulator, by the FDIC as its deposit insurer and by the FRB as its primary federal regulator. Union Bankshares, a financial holding company (“FHC”) under the BHCA, is subject to the rules and regulations of the FRB. Union Bankshares is also subject to the rules and regulations of the Securities and Exchange Commission, or the SEC, and the National Association of Security Dealers, or the NASD, to the extent that the NASD rules apply to companies quoted on the OTC Bulletin Board. Both Union Bankshares and Union Trust are subject to the provisions of the Maine Revised Statues applicable to financial institutions, and the rules and regulations of the Bureau.

The following references to the laws and regulations under which Union Trust and Union Bankshares are regulated are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such laws and regulations.

Maine Banking Laws and Supervision

Union Bankshares and Union Trust are subject to Maine law and the rules and regulations of the Bureau. The approval of the Bureau is required to establish or close branches, to merge with another bank, to form a

BHC, to issue stock or to undertake many other activities. Any Maine bank that does not operate in accordance with the regulations, policies and directives of the Bureau is subject to sanctions.

Loans-to-One-Borrower Limitations. With certain exceptions, the total obligations of a single borrower to Union Trust may not exceed 20% of Union Trust’s total capital. Total loans or other extensions of credit in excess of 10% of total capital must be approved by a majority of the governing body or the executive committee of Union Trust. Union Trust currently complies with applicable loans-to-one-borrower limitations.

Dividends. Under Maine law, Union Bankshares may declare and pay a dividend on its capital stock provided that adequate levels of capital are maintained. The Bureau’s minimum capital requirements are set by regulation, and must be at least as stringent as those set forth by federal banking regulations. See “Information About Union Bankshares—Supervision and Regulation—Federal Regulation of Union Trust—Capital Requirements.” In addition, federal law also may limit the amount of dividends that may be paid by Union Trust.

Examination. The Bureau is required to regularly examine each state-chartered bank at least once every 36 months.

Enforcement. The Bureau is authorized to issue cease and desist orders to any state-chartered bank that is engaging in or has engaged in: an unsafe or unsound practice; a violation of a law, rule or regulation relating to the supervision of the institution; a violation of any condition, imposed in writing, in connection with the approval of any application by the superintendent; a violation of any written agreement entered into with the superintendent; or an anticompetitive or deceptive practice, or one that is otherwise injurious to the public interest.

The Bureau may, under certain circumstances, suspend or remove directors or officers of a bank if: (1) the directors or officers have violated a law, rule, regulation or cease and desist order that has become final; engaged in or participated in any unsafe or unsound practice; or committed or engaged in any act, omission, or practice that constitutes a breach of the fiduciary duty of the officer or director; (2) by reason of the violation, practice or breach the bank has suffered or will probably suffer financial loss or other damage, the interests of the bank’s depositors or creditors or the public have been or could be prejudiced, or the officer or director has received financial gain or other benefit; and (3) the violation, practice or breach involves personal dishonesty or demonstrates willful or continuing disregard for the safety or soundness of the bank.

Federal Regulation of Union Bankshares

Union Bankshares is subject to the federal law of the United States and the regulations of the FRB.

Capital Requirements. The FRB has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a BHC and in analyzing applications to it under the BHCA. The FRB capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8.0% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier 1, or core capital, and up to one-half of that amount consisting of Tier 2, or supplementary capital. Tier 1 capital for bank holding companies generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier 1 capital), less goodwill and, with certain exceptions, intangibles. Tier 2 capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier 1 capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0.0% (requiring no additional capital) for assets such as cash to 100.0% for the bulk of assets which are typically held by a BHC, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Single-family residential first mortgage loans which are not past-due (90 days or more) or non-performing and which have been made in accordance with prudent underwriting standards are assigned a risk-weight of 50.0%, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

In addition to the risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital to total assets of 3.0%. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier 1 capital. The FRB has announced that the 3.0% Tier 1 leverage capital ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those that are not experiencing or anticipating significant growth. Other bank holding companies are expected to maintain Tier 1 leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition. Union Bankshares is in compliance with the above-described FRB regulatory capital requirements.

Activities. The BHCA prohibits a BHC from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the FRB. No approval under the BHCA is required, however, for a BHC already owning or controlling 50% of the voting shares of a bank to acquire additional shares of such bank.

The BHCA also prohibits a BHC, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a BHC in any company, the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

In addition, a BHC which does not qualify and elect to be treated as an FHC under the Gramm-Leach-Bliley Financial Services Modernization Act is generally prohibited from engaging in, or acquiring, direct or indirect control of any company engaged in non banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be permissible.

Bank holding companies may qualify to become financial holding companies if they meet certain criteria set forth by the FRB. In 2003, Union Bankshares elected to be treated as an FHC under the BHCA. As an FHC, Union Bankshares may conduct activities that are considered “financial in nature” under the BHCA. Such activities include:

•	Activities permissible for bank holding companies prior to the enactment of the Act;

•	Lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	Underwriting and selling insurance;

•	Providing financial, investment, or advisory services;

•	Selling pools of assets;

•	Underwriting, dealing in, or making a market in securities; and

•	Merchant banking.

In order to commence a new activity, Union Trust must have received a “Satisfactory” on its latest CRA exam. See “Information About Union Bankshares—Supervision and Regulation—Federal Regulation of Union Trust—Community Reinvestment” below.

The Sarbanes-Oxley Act. As a public company, Union Bankshares is subject to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

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a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting (Union Bankshares, as a non-accelerated filer, is not subject to the requirement for a management assessment of internal controls until the year ending December 31, 2007, and is not subject to the requirement for an accountant’s report until the year ending December 31, 2008);

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the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with Union Bankshares’ independent auditors;

•	requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Section 402 of the Sarbanes-Oxley Act prohibits the extension of personal loans to directors and executive officers of issuers. The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as Union Trust, that are subject to the insider lending restrictions of Section 22(h) of the FRA. See “Information About Union Bankshares—Supervision and Regulation—Federal Regulation of Union Trust—Loans to Insiders” below.

Although Union Bankshares has and will continue to incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, such compliance will not have a material impact on its results of operations or financial condition.

Federal Securities Law. Union Bankshares’ common stock is registered with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Thus, Union Bankshares is subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

Federal Regulation of Union Trust

Union Trust is subject to the federal law of the United States and regulations of the FRB and the FDIC.

Capital Requirements. Under FRB regulations, Union Trust is required to maintain minimum levels of capital. The FRB regulations define two classes of capital known as Tier 1 and Tier 2 capital. For an institution with a rating of 1 (the highest examination rating for banks) under the Uniform Financial Institutions Rating System, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other banks, the minimum leverage capital requirement is 4%, unless the particular circumstances or risk profile of the depository institution warrants a higher leverage capital ratio.

The FRB regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital, minus certain investments or holdings) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FRB believes are inherent in the type of asset or item.

The federal banking agencies, including the FRB, have also adopted regulations to require an assessment of an institution’s exposure to declines in the economic value of a bank’s capital due to changes in interest rates when assessing Union Trust’s capital adequacy. Under such a risk assessment, examiners will evaluate a bank’s capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors.

Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies’ evaluation of interest rate risk in connection with capital adequacy. Union Trust was considered “well capitalized” under FRB guidelines at June 30, 2007.

Activity Restrictions on State-Chartered Banks. Section 24 of the FDIA which was added by the FDICIA, generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

Before making a new investment or engaging in a new activity not permissible for a national bank or not otherwise permissible under Section 24 or the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless Union Trust meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

Enforcement. The FRB has extensive enforcement authority over state-chartered member banks, including Union Trust. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Deposit Insurance. The FDIC merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the DIF on March 31, 2006. Union Trust is a member of the DIF and pays its deposit insurance assessments to the DIF.

Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance fund. Effective January 1, 2007, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of four risk categories, with the first category having two sub-categories based on the institution’s most recent supervisory and capital evaluations, designed to measure risk. Assessment rates currently range from 0.05% of deposits for an institution in the highest sub-category of the highest category to 0.43% of deposits for an institution in the lowest category. The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%. The FDIC allows the use of credits for assessments previously paid, and Union Trust has credits that will offset certain assessments.

In addition, all federally insured institutions are required to pay assessments to the FDIC at an annual rate of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

Under the FDIA, the FDIC may terminate the insurance of an institution’s deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Union Trust does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Transactions with Affiliates of Union Trust. Union Trust’s authority to engage in transactions with its affiliates is limited by the FRB’s Regulation W and Sections 23A and 23B of the FRA. In general, these transactions must be on terms which are as favorable to Union Trust as comparable transactions with non-affiliates. In addition, certain types of these transactions referred to as “covered transactions” are subject to quantitative limits based on a percentage of Union Trust’s capital, thereby restricting the total dollar amount of transactions Union Trust may engage in with each individual affiliate and with all affiliates in the aggregate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Affiliates must pledge qualifying collateral in amounts between 100% and 130% of the covered transaction in order to receive loans from Union Trust. In addition, applicable regulations prohibit Union Trust from lending to any of its affiliates that engage in activities that are not permissible for bank holding companies and from purchasing low-quality (i.e., non-performing) assets from an affiliate or purchasing the securities of any affiliate, other than a subsidiary.

Loans to Insiders. Union Trust’s authority to extend credit to its directors, executive officers and principal shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the FRB. Among other things, these provisions require that extensions of credit to insiders:

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be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with third parties and that do not involve more than the normal risk of repayment or present other features that are unfavorable to Union Trust; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Union Trust’s capital.

The regulations allow small discounts on fees on residential mortgages for directors, officers and employees. In addition, extensions for credit in excess of certain limits must be approved by Union Trust’s Board of Directors.

Nontraditional Mortgage Product Risk. In September of 2006, the federal banking agencies published final guidance for institutions that originate or service nontraditional or alternative mortgage products, defined to include all residential mortgage loan products that allow borrowers to defer repayment on principal or interest, such as interest-only mortgages and payment option adjustable-rate mortgages. At this time Union Trust does not originate or service nontraditional or alternative mortgage products.

Concentrations in Commercial Real Estate Loans. In December of 2006, the FRB adopted guidance entitled “Concentrations in Commercial Real Estate (CRE) Lending, Sound Risk Management Practices” (the “CRE Guidance”) to address concentrations of commercial real estate loans in institutions. The CRE Guidance reinforces and enhances the FRB’s existing regulations and guidelines for real estate lending and loan portfolio management, and establishes specific commercial real estate lending thresholds at which a concentration of commercial real estate loan is deemed to exist. The CRE Guidance applies to institutions with an accumulation of credit concentration exposures and asks that the banks quantify the additional risk such exposures may pose, including stratification of the commercial real estate portfolio by, among other things, property type, geographic market, tenant concentrations, tenant industries, developer concentrations and risk rating. In addition, an institution should perform periodic market analyses for the various property types and geographic markets represented in its portfolio. Further, an institution with commercial real estate concentration risk should also perform portfolio level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings and capital. Union Trust believes that the CRE Guidance will not have a material impact on the conduct of its business, and Union Trust will be able to effectively implement requirements and suggestions set forth in the CRE Guidance during 2007.

Safety and Soundness Standards. Pursuant to the requirements of the FDIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FRB, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder. In addition, the FRB adopted regulations to require a bank that is given notice by the FRB that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FRB. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FRB may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution would be subject under the “prompt corrective action” provisions of the FDICIA. If a bank fails to comply with such an order, the FRB may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

Prompt Corrective Action. The FDIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FRB, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank’s capital decreases within the three undercapitalized categories. Union Trust is prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, Union Trust would be undercapitalized.

Community Reinvestment. Under the CRA, insured depository institutions, including Union Trust, have a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of the entire community, including low and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FRB to assess the depository institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions. The CRA requires the FRB to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system, and the institution is required to publicly disclose its CRA rating. The four descriptive ratings are “outstanding,” “satisfactory,” “needs to improve” and “substantial noncompliance.” Union Trust received a “Satisfactory” rating on its last CRA exam dated July 31, 2006.

CRA regulations rate an institution based on its actual performance in meeting community needs. In particular, the assessment system focuses on three tests:

•	a lending test, to evaluate the institution’s record of making loans in its assessment areas;

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an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses in its assessment area, or a broader area that includes its assessment areas; and

•	a service test, to evaluate the institution’s delivery of services through its retail banking channels and the extent and innovativeness of its community development services.

Federal Home Loan Bank System. Union Trust is a member of the Federal Home Loan Bank (the “FHLB”) system, which consists of 12 regional FHLB’s. The FHLB provides a central credit facility primarily for member institutions. Union Trust, as a member of the FHLB of Boston (the “FHLB-Boston”), is required to acquire and hold shares of capital stock in the FHLB-Boston in an amount equal to at least 0.35% of Union Trust’s “Membership Stock Investment Base,” as defined by the FHLB-Boston, or $10,000, whichever is greater. Union Trust is also required to own activity based stock, which is based on 4.5% of Union Trust’s outstanding advances, or 3% for overnight advances. These percentages are subject to change by the FHLB-Boston. Union Trust was in compliance with this requirement with an investment in FHLB-Boston stock at June 30, 2007 of $7.7 million. Any FHLB advances must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance. The FHLB’s are required to provide funds for certain purposes including contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLB’s pay to their members and result in the FHLB’s imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future FHLB advances increased, Union Trust’s net interest income would be affected.

Federal Reserve System. Under FRB regulations, Union Trust is required to maintain noninterest-earning reserves against its transaction accounts. Current FRB regulations generally require a 3% reserve for transaction accounts from $8.5 million to $45.8 million, subject to adjustment by the FRB. The first $8.5 million of otherwise reservable balances, subject to adjustments by the FRB, are exempted from the reserve requirements. A 10% reserve is required for transaction accounts in excess of $45.8 million. Union Trust is in compliance with these requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Union Trust’s interest-earning assets.

The Interstate Banking Act. Beginning June 1, 1997, the Interstate Banking Act permitted federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under the law of the two states. The Interstate Banking Act also permitted a state to “opt in” to the provisions of the Interstate Banking Act before June 1, 1997, and permitted a state to “opt out” of the provisions of the Interstate Banking Act by adopting appropriate legislation before that date. Accordingly, beginning June 1, 1997, the Interstate Banking Act permitted a bank, such as Union Trust, to acquire an institution by merger in a state other than Maine unless the other state had opted out of the Interstate Banking Act. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

The Bank Secrecy Act. Union Trust is subject to the Bank Secrecy Act, as amended by the PATRIOT Act, which gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, and mandatory transaction reporting obligations. By way of example, the Bank Secrecy Act imposes an affirmative obligation on Union Trust to report currency transactions that exceed certain thresholds and to report other transactions determined to be suspicious.

Title III of the PATRIOT Act takes measures intended to encourage information sharing among financial institutions, bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act. Among other requirements, the PATRIOT Act imposes the following obligations on financial institutions:

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all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program;

•	all financial institutions must establish and meet minimum standards for customer due diligence, identification and verification;

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financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering through those accounts;

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financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and are subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks; and

•	bank regulators are directed to consider a bank’s or holding company’s effectiveness in combating money laundering when ruling on FRA and Bank Merger Act applications.

Office of Foreign Asset Control. Union Trust and Union Bankshares, like all United States companies and individuals, are prohibited from transacting business with certain individuals and entities named on the Office of Foreign Asset Control’s list of Specially Designated Nationals and Blocked Persons. Failure to comply may result in fines and other penalties. Recently, the Office of Foreign Asset Control issued guidance directed at financial institutions in which it asserted that it may, in its discretion, examine institutions determined to be high-risk or to be lacking in their efforts to comply with these prohibitions.

Acquisition of Union Bankshares or Union Trust. Under the federal Change in Bank Control Act, any person (including a company), or group acting in concert, seeking to acquire control of Union Bankshares or Union Trust will be required to submit prior notice to the FRB. Under the Change in Bank Control Act, the FRB has 60 days within which to act on such notices, taking into consideration factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by Union Bankshares and Union Trust, and the anti-trust effects of the acquisition. The term “control” is defined generally under the BHCA to mean the ownership or power to vote 25% or more of any class of voting securities of an institution or the ability to control in any manner the election of a majority of the institution’s directors. Additionally under the Bank Merger Act sections of the FDIA, the prior approval of an insured institution’s primary federal regulator is required for an insured institution to merge with or transfer assets to another insured institution or an uninsured institution.

Properties

Union Bankshares’ headquarters and Union Trust’s main branch are located at 66 Main Street, Ellsworth, Maine, in a three-story building owned by Union Trust. The building contains approximately 44,000 square feet. As of June 30, 2007, Union Bankshares’ properties and leasehold improvements had an aggregate net book value of $8.8 million.

Location	Ownership	Year Opened	Lease Expiration
Corporate Headquarters of Union Trust and Union Bankshares 66 Main Street Ellsworth, Maine 04605	Owned	1887	—

Branch Offices:
51 Main Street Jonesport, Maine 04649	Owned	1974	—

9 Tenney Hill Blue Hill, Maine 04614	Owned	1974	—

3 Atlantic Avenue Stonington, Maine 04681	Owned	1922	—

29 Main Street Milbridge, Maine 04658	Owned	1956	—

1768 Atlantic Highway Waldoboro, Maine 04572	Owned	1988	—

75 Elm Street Camden, Maine 04843	Owned	2001	—

3 Myrick Street Ellsworth, Maine 04605	Leased	2007	2037

21 Main Street Castine, Maine 04421	Leased	1991	2007

43 Cottage Street Bar Harbor, Maine 04609	Leased	1997	2007

17 Belmont Avenue Belfast, Maine 04915	Leased	1997	2018

1316 State Highway 102 Mount Desert, Maine 04660	Leased	2006	2026

3 Glen Street Rockland, Maine 04841	Leased	2006	2036

Legal Proceedings

There are no material legal proceedings pending to which Union Bankshares or Union Trust is a party, or of which any of their property is the subject, other than ordinary routine litigation incidental to the business.

SELECTED FINANCIAL DATA OF UNION BANKSHARES

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
SUMMARY OF OPERATIONS
Net income	$1,771	$1,668	$3,801	$4,747	$4,829	$4,278	$4,315
Net interest income	7,095	7,266	14,679	15,817	15,932	14,131	14,001
Non-interest income	3,233	3,036	6,035	5,751	5,713	6,128	5,837
Non-interest expense	8,007	8,115	15,649	15,220	14,549	13,801	13,423
Provision for (recovery of) loan losses	30	—	—	(215)	222	420	360

PER COMMON SHARE DATA
Earnings per share (in dollars)	$1.66	$1.53	$3.50	$4.28	$4.24	$3.73	$3.75
Dividends declared per share (in dollars)	0.860	0.800	1.600	1.600	1.275	1.175	1.100
Book value per share (in dollars) (1)	39.04	36.18	39.09	36.96	36.86	35.57	33.37

FINANCIAL RATIOS
Return on average equity	8.43%	8.25%	9.40%	11.61%	11.63%	10.75%	11.82%
Return on average assets	0.64	0.61	0.69	0.91	1.03	1.06	1.15
Average equity to average assets	7.65	7.44	7.33	7.87	8.84	9.87	9.76
Net interest margin (2)	2.92	3.01	3.00	3.41	3.77	3.95	4.30
Allowance for loan losses to total loans	1.12	1.14	1.15	1.19	1.45	1.52	1.63
Non performing loans to total loans	0.65	0.77	0.86	0.69	0.47	0.61	0.81
Efficiency ratio (3)	74.51	76.24	73.03	68.30	65.89	66.56	65.90
Dividend payout ratio (declared)	51.70	52.16	45.46	37.36	30.18	31.46	29.34

AT PERIOD END
Total assets	$565,087	$560,509	$550,975	$529,883	$488,355	$464,194	$381,029
Loans, gross (4)	377,793	372,740	370,167	355,858	309,951	286,333	226,226
Total investment securities	145,844	149,991	140,498	140,688	144,139	138,155	109,569
Total deposits	348,711	317,517	347,765	334,998	304,982	298,454	275,765
Total borrowed funds	168,162	198,053	154,779	147,695	134,414	117,729	59,284
Total shareholders’ equity	41,560	39,235	41,593	40,575	41,092	40,752	38,318

(1)	Calculated by dividing total shareholders’ equity by the net shares outstanding at period end.
(2)	Adjusted to tax-equivalent basis.
(3)	Calculated by dividing Union Bankshares’ operating expenses by the total of net interest income on a tax-equivalent basis before the provision for loan losses, plus other income.
(4)	Excludes loans held for sale.

UNION BANKSHARES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis reviews the consolidated financial condition of Union Bankshares at June 30, 2007 and 2006 and December 31, 2006, and the consolidated results of operations for the three and six months ended June 30, 2007 and 2006. This discussion should be read in conjunction with the consolidated financial statements, notes and tables included in Union Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 30, 2007.

Certain information discussed below is presented on a fully tax-equivalent basis. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in Union Bankshares’ results of operations.

Critical Accounting Policies

Management’s discussion and analysis of Union Bankshares’ financial condition are based on the consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses and the evaluation of mortgage servicing rights. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets that are not readily apparent from other sources. Actual results could differ from the amount derived from management’s estimates and assumptions under different assumptions or conditions.

Allowance for Loan Losses. Management believes the allowance for loan losses is a critical accounting policy that requires estimates and assumptions in the preparation of the consolidated financial statements. The allowance for loan losses is based on management’s evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimate and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management’s estimation of probable losses. The use of different estimates or assumptions could produce different provisions for loan losses.

Mortgage Servicing Rights. The valuation of mortgage servicing rights is also a critical accounting policy which requires significant estimates and assumptions. Servicing assets are recognized as separate assets when servicing rights are acquired through the sale of residential mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Management uses, on a quarterly basis, an independent firm which specializes in the valuation of mortgage servicing rights to determine the fair value which is recorded on the balance sheet. This includes an evaluation for impairment based upon the fair value of the rights, which can vary depending upon current interest rates and prepayment expectations, as compared to amortized cost. When the book value exceeds the fair value, a valuation allowance is recorded against these servicing assets. Union Bankshares’ assumptions are adjusted periodically to reflect current circumstances.

Executive Overview

Net income increased $5,000, or 0.6%, for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006. The following were significant factors contributing to the results for the second quarter of 2007:

•	Net interest income, on a tax-equivalent basis, was essentially level when compared to the same period in 2006.

•

Non-interest expense decreased by $27,000, or 0.7%, compared to the quarter ended June 30, 2006. Excluding additional legal and other professional costs totaling $147,000 relating to the proxy challenge submitted by a shareholder, total non-interest expense decreased by $174,000, or 4.3%, largely resulting from decreases in salaries and employee benefits and advertising expense.

•	The commercial real estate portfolio continued to expand, increasing by $13.3 million, or 18.7%, from June 30, 2006.

•

Total deposits increased $31.2 million, or 9.8%, from June 30, 2006. Of this growth, total retail deposits grew by $11.8 million, or 4.0%, with the remaining growth attributed to brokered certificates of deposit.

•	Total borrowings, comprised of borrowings from the FHLB, other borrowed funds, and subordinated debt, decreased by $29.9 million, or 15.1%, compared to 2006.

Results of Operations

Net Income. Net income for the six months ended June 30, 2007 was $1.8 million, an increase of $103,000, or 6.2%, compared to the same period in 2006. Earnings per share were $1.66 and $1.53, respectively, for the six months ended June 30, 2007 and June 30, 2006. Annualized return on average equity, or ROE, and return on average assets, or ROA, for the first six months of the year were 8.43% and 0.64%, respectively. Annualized ROE and ROA were 8.25% and 0.61%, respectively, for the same period in 2006.

Net income for the quarter ended June 30, 2007 increased $5,000 compared with the same period last year and earnings per share increased to $0.79 compared to $0.77 for the same period one year ago. Annualized ROE and ROA were 7.87% and 0.61%, respectively, for the quarter ended June 30, 2007 compared to 8.43% and 0.64% for the same period in 2006.

Net Interest Income. The amount of net interest income is affected by changes in interest rates and by the volume and mix of interest earning assets and interest bearing liabilities. On a fully tax-equivalent basis, net interest income for the six months ended June 30, 2007 decreased by $123,000, or 1.6%, to $7.5 million in comparison to the same period last year. Union Bankshares’ net interest margin declined 9 basis points to 2.92% for the six months ended June 30, 2007 compared to 3.01% for the same period a year ago. The continued compression in the net interest margin can be attributed to higher deposit costs and increases in the cost of borrowings, without a proportional increase in the yields on loans and investments. Union Bankshares’ interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) decreased 14 basis points to 2.53% for the first six months of 2007 compared to the first six months of 2006.

Net interest income, on a fully tax-equivalent basis, for the quarter ended June 30, 2007 was $3.7 million, and was essentially level when compared to the same period in 2006.

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin. For purposes of this table and the following discussion, income from interest-earning assets and net interest income are presented on a fully tax-equivalent basis and nonaccrual loans have been included in average balances only.

Average Balance Sheets and Analysis of Net Interest Income

(On a Tax-Equivalent Basis)

	Six months ended June 30,
	2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Assets
Interest Earning Assets:
Investment securities (1)	$141,303	$3,723	5.31%	$146,208	$3,455	4.76%
Loans, gross (excludes loans held for sale) (1)	375,283	12,188	6.55%	363,808	11,134	6.17%

Total interest earning assets	516,586	$15,911	6.21%	510,016	$14,589	5.77%

Other assets:
Cash and due from banks	9,488			8,892
Other assets	28,145			24,491

	$554,219			$543,399

Liabilities
Interest Bearing Liabilities:
Deposits:
Savings deposits	$55,259	$385	1.40%	$67,791	$498	1.48%
NOW deposits	76,181	597	1.58%	70,763	363	1.03%
Money market accounts	27,315	391	2.89%	21,105	152	1.46%
Time deposits	137,698	2,944	4.31%	116,417	2,012	3.49%

Total interest bearing deposits	296,453	4,317	2.94%	276,076	3,025	2.21%
Borrowings:
Federal Home Loan Bank borrowings	138,368	3,493	5.09%	158,184	3,561	4.54%
Junior subordinated debt securities	8,248	275	6.72%	6,106	194	6.41%
Other borrowed funds	18,374	336	3.69%	13,646	196	2.90%

Total borrowings	164,990	4,104	5.02%	177,936	3,951	4.48%

Total interest bearing liabilities	461,443	$8,421	3.68%	454,012	$6,976	3.10%

Non-Interest Bearing Liabilities & Shareholders’ Equity:
Demand deposits	43,757			42,941
Other liabilities	6,647			5,995
Shareholders’ equity	42,372			40,451

	$554,219			$543,399

Net interest income (1)		$7,490			$7,613

Net interest rate spread (2)			2.53%			2.67%
Net interest margin (2)			2.92%			3.01%

Supplemental Information:
Total deposits, including demand deposits	$340,210	$4,317		$319,017	$3,025

Cost of total deposits			2.56%			1.91%
Total funding liabilities, including demand deposits	$505,200	$8,421		$496,953	$6,976

Cost of funding liabilities			3.36%			2.83%

(1)	The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $365,000 and $347,000 for the six months ended June 30, 2007 and 2006, respectively.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average costs of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

The following table presents certain information on a fully tax-equivalent basis regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) changes in rate/volume (change in rate multiplied by change in volume).

Analysis of Changes in Interest Income and Expense

	Six months ended June 30,
	Volume	Rate	Rate/ Volume	Total
	(Dollars in thousands)
Interest Earning Assets
Investment securities (1)	$(116)	$399	$(15)	$268
Loans, gross (excludes loans held for sale) (1) (2)	350	684	20	1,054

Total interest earning assets	$234	$1,083	$5	$1,322

Interest Bearing Liabilities
Savings deposits	$(92)	$(27)	$6	$(113)
NOW deposits	28	192	14	234
Money market accounts	45	150	44	239
Time deposits	369	474	89	932

Total deposits	$350	$789	$153	$1,292

FHLB borrowings	(446)	431	(53)	(68)
Junior subordinated debt securities	68	9	4	81
Other borrowed funds	68	53	19	140

Total borrowings	(310)	493	(30)	153

Total interest bearing liabilities	$40	$1,282	$123	$1,445

Net change in net interest income	$194	$(199)	$(118)	$(123)

(1)	The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $365,000 and $347,000 for the six months ended June 30, 2007 and 2006, respectively.
(2)	Loans include portfolio loans and nonaccrual loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

The average balance of interest-earning assets for the first six months of 2007 amounted to $516.6 million, an increase of $6.6 million, or 1.3%, over the same period in 2006. Average loan balances increased $11.5 million, or 3.2% for the first six months of 2007 compared to the same period in 2006. Average investment securities decreased by $4.9 million for the six months ended June 30, 2007 compared to the same period in 2006. The yield on interest-earning assets increased 44 basis points to 6.21% for the first six months in 2007, compared to 5.77% for the same period in 2006. The yield on loans increased 38 basis points from 6.17% for the six months ended June 30, 2006 to 6.55% for the six months ended June 30, 2007 and the yield on investments also increased 55 basis points to 5.31% for the six months ended June 30, 2007.

The average balance of interest-bearing liabilities for the first six months of 2007 was $461.4 million, an increase of $7.4 million, or 1.6%, over the same period in 2006. Average interest-bearing deposits increased

$20.4 million, or 7.4%, to $296.5 million for the six months ended June 30, 2007 compared to the same period in 2006. Average time deposits grew $21.3 million, or 18.3%, for the six months ended June 30, 2007 compared to the same period in 2006; of this increase, $13.7 million was from brokered time certificates of deposit. Average borrowings for the six months ended June 30, 2007 were $165.0 million compared to $177.9 million for the same period in 2006, a decrease of $12.9 million, or 7.3%.

The cost of interest-bearing liabilities increased to 3.68% during the six months ended June 30, 2007, an increase of 58 basis points over the six months ended June 30, 2006. The increase is, in part, attributable to a 55 basis points increase in the cost of Federal Home Loan Bank borrowings during the first six months of 2007 compared to the same period in 2006. Interest expense on the subordinated debt for the six months ended June 30, 2007 was $275,000 compared to $194,000 for the six months ended June 30, 2006. The cost of interest-bearing deposits also increased 73 basis points during the first six months of 2007 compared to the same period in 2006, primarily resulting from upward competitive pricing pressure on deposits. Additionally, the growth in deposits over the prior year was primarily within certificates of deposit, which are typically higher costing than other core sources of funding.

Provision for Loan Losses. The provision for loan losses represents the charge to expense that is required to maintain an adequate level of allowance for loan losses. The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based in part on systematic methods. These methods, which are generally quantitative measures, are employed to help ensure all relevant matters affecting loan collectibility will be consistently identified. Such methods include: a loan-by-loan analysis of all impaired loans and loans under close monitoring by management for potential problems; a risk rating analysis for all commercial and commercial real estate loans; and a quantitative analysis of residential real estate and consumer loans. Other factors included in the evaluation of the adequacy of the allowance for loan losses involve: overall loan growth; the character and mix of the loan portfolio; current trends in nonperforming loans; delinquent loans and net charge-offs; new loan origination; local economic conditions; regulatory changes; and other qualitative considerations.

Union Bankshares recorded a provision for loan losses of $30,000 during the first six months of 2007 compared to $0 for the six months ended June 30, 2006. The increase in the provision for loan losses is due to the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial loans which may expose Union Bankshares to greater credit risk than one-to-four family loans. Asset quality remains good with nonperforming assets of $2.6 million, or 0.46% of total assets, at June 30, 2007 compared to 0.58% of total assets at December 31, 2006. Total net charge offs as a percent of total loans was 0.02% for the six months ended June 30, 2007 and 0.00% for December 31, 2006.

Management believes that the level of allowance for loan losses at June 30, 2007, of $4.2 million, or 1.12% of total loans outstanding, is adequate. The allowance for loan losses was $4.3 million, or 1.14% of total loans outstanding, as of June 30, 2006.

Non-Interest Income. Non-interest income increased by $197,000, or 6.5%, to $3.2 million for the six months ended June 30, 2007 compared to the same period last year. Financial services fees and commissions increased $91,000, or 7.2%, largely due to continued increases in new business volume and growth in managed assets. Service charges and fees on deposit accounts decreased $37,000, or 3.8%, primarily due to lower levels of NSF and overdraft fees. Bankcard fees increased $12,000, or 7.7%, due to increased debit card interchange revenue. Loan fees increased $101,000, or 27.9%, due primarily to higher levels of loan origination fees and increased gains on the sale of loans. Other income also increased $29,000, or 27.6%, primarily due to higher levels of mortgage banking income.

Total non-interest income decreased $12,000, or 0.7%, during the second quarter of 2007 compared to the second quarter of 2006. The decrease during the quarter was primarily due to lower levels of service charges and fees on deposit accounts and other income.

Non-Interest Expense. Total non-interest expense, which consists of employee compensation and benefits, occupancy costs, equipment and data processing costs and other operating expense, decreased $108,000, or 1.3%, to $8.0 million for the six months ended June 30, 2007 compared to $8.1 million for the six months ended June 30, 2006. The decrease was primarily attributable to a reduction in salaries and employee benefits costs of $127,000, or 2.7%, for the first six months of 2007 compared to the same period last year, resulting from lower employee incentives and a reduction in staffing levels. Other expense also decreased by $83,000, or 4.4%, for the six months ended June 30, 2007 compared to the same period in 2006. This reduction was primarily due to a $42,000 increase in the fair value of the interest rate cap as well as a decrease in advertising costs of $194,000 associated with Union Trust’s new branding efforts in 2006, partially offset with $192,000 of increased legal and professional costs largely attributable to a proxy challenge submitted by a dissident shareholder.

Non-interest expense was $4.0 million in the second quarter of 2007 compared to $4.1 million for the second quarter of 2006, representing a decrease of $27,000.

Income Taxes. In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, Union Bankshares has adopted the provisions of FIN 48 and there was no material effect on the financial statements. As a result, there was no cumulative effect related to adopting FIN 48. Union Bankshares is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2004 through 2006. Union Bankshares and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2004 through 2006.

Financial Condition

Union Bankshares’ total assets increased to $565.1 million at June 30, 2007, an increase of $4.6 million, or 0.8%, and $14.1 million, or 2.6%, over June 30, 2006 and December 31, 2006, respectively. The increase in total assets was primarily attributable to continued growth in total loans.

Loan Portfolio. Total loans increased by $7.6 million, or 2.1%, during the six months ended June 30, 2007 compared to December 31, 2006. The increases were primarily in the commercial real estate, consumer and municipal loan categories, which increased $6.5 million, $2.1 million and $2.1 million, respectively.

Between June 30, 2006 and June 30, 2007, the loan portfolio increased $5.1 million, or 1.4%, as Union Bankshares’ commercial real estate portfolio continued to expand, increasing by $13.3 million, or 18.7%, from 2006. Commercial and industrial loans also experienced growth with outstanding balances at June 30, 2007 increasing $839,000, or 3.2%, over the same period one year ago.

The following table summarizes the composition of Union Trust’s loan portfolio by type of loan at the dates indicated.

Loan Portfolio Composition

	June 30, 2007		June 30, 2006		December 31, 2006
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate:
Residential	$230,452	61.0%	$231,827	62.2%	$232,970	62.9%
Commercial	84,213	22.3%	70,935	19.0%	77,666	21.0%
Commercial and industrial	27,373	7.2%	26,534	7.1%	27,939	7.6%
Consumer	31,717	8.4%	32,265	8.7%	29,627	8.0%
Municipal	4,038	1.1%	11,179	3.0%	1,965	0.5%

Total	$377,793	100.0%	$372,740	100.0%	$370,167	100.0%

Asset Quality. As of June 30, 2007, nonperforming assets totaled $2.6 million, a decrease of $290,000 over the same period last year and a decrease of $583,000 from December 31, 2006. As a percentage of total assets, nonperforming assets at June 30, 2007 were 0.46% compared to 0.51% at June 30, 2006 and 0.58% at December 31, 2006.

The following table sets forth information regarding nonperforming assets at the dates indicated.

Nonperforming Assets

	June 30, 2007	June 30, 2006	December 31, 2006

	(Dollars in thousands)
Loans accounted for on a nonaccrual basis	$1,924	$1,836	$1,267
Accruing loans contractually past due 90 days or more	539	1,048	1,910

Total nonperforming loans	2,463	2,884	3,177

Other real estate owned	131	—	—
Nonperforming securities	—	—	—

Total nonperforming assets	$2,594	$2,884	$3,177

Ratio of nonperforming assets to total assets	0.46%	0.51%	0.58%

Ratio of nonperforming loans to total loans	0.65%	0.77%	0.86%

Allowance for Loan Losses. At June 30, 2007, the allowance for loan losses totaled $4.2 million, or 1.12% of total loans, compared to $4.3 million, or 1.14% of total loans, at June 30, 2006. Net charge-offs totaled $65,000 for the first six months of 2007 compared to net recoveries of $10,000 for the same period one year ago.

The following table sets forth the breakdown of the allowance for loan losses for the periods indicated.

Analysis of Allowance for Loan Losses

	June 30,
	2007	2006
	(Dollars in thousands)
Total loans outstanding at the end of the period (1)	$377,793	$372,740

Average loans outstanding during the period (1)	$375,283	$363,808

Allowance for loan losses, beginning of the year	$4,255	$4,248
Provision for loan losses	30	—

Balance before loan charge-offs	4,285	4,248

Loans charged-off	241	175
Less recoveries on loans charged-off	176	185

Net loan (recoveries) charge-offs	65	(10)

Allowance for loan losses, end of the period	$4,220	$4,258

Ratios:
Net charge-offs to average loans outstanding	0.02%	0.00%
Net charge-offs to loans, end of period	0.02%	0.00%
Allowance for loan losses to average loans outstanding	1.12%	1.17%
Allowance for loan losses to total loans, end of period	1.12%	1.14%
Allowance for loan losses to nonperforming loans	171.34%	147.64%

(1)	Excludes loans held for sale.

Investments. Total investments increased slightly to $145.9 million at June 30, 2007 from $140.5 million at December 31, 2006, representing an increase of $5.4 million. At June 30, 2007, Union Bankshares’ available for sale portfolio had a net unrealized loss, net of taxes, of $1.9 million, compared to $978,000 at December 31, 2006. Management feels that the change in the net unrealized position is primarily due to a change in market rates during the period.

Between June 30, 2006 and June 30, 2007, the investment securities portfolio decreased $4.1 million, or 2.7%, as cash flows from maturing investments were used to fund growth in the loan portfolio.

The following table sets forth Union Bankshares’ securities at the dates indicated.

	June 30, 2007		June 30, 2006		December 31, 2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Mortgage-backed securities	$98,105	$95,582	$90,532	$86,951	$88,406	$86,754
U.S. Treasury notes and other U.S. Government agencies	2,000	1,973	21,019	20,719	6,998	6,969
Obligations of states and political subdivisions	21,940	21,752	21,295	21,264	20,888	21,096
Other securities	16,692	16,608	9,722	9,534	15,702	15,693

Total	$138,737	$135,915	$142,568	$138,468	$131,994	$130,512

Securities held to maturity:
Obligations of states and political subdivisions	$1,944	$1,970	$1,980	$2,020	$1,977	$2,019

Other securities:
Equity securities	$8,025	$8,025	$9,543	$9,543	$8,009	$8,009

Deposits. Deposits continue to represent Union Bankshares’ primary source of funds for lending and investment activities. At June 30, 2007, deposits of $348.7 million were $946,000 higher than at December 31, 2006. Between June 30, 2006 and June 30, 2007, total deposits increased $31.2 million, or 9.8%.

Borrowings. Borrowings amounted to $168.2 million at June 30, 2007, an increase of $13.4 million from December 31, 2006. At June 30, 2007, borrowings consisted primarily of FHLB–Boston borrowings totaling $138.4 million, an increase of $8.7 million from balances as of December 31, 2006. The remaining borrowings consisted primarily of assets sold under repurchase agreements totaling $20.5 million and subordinated debt issued in connection with our trust preferred securities offering totaling $8.2 million.

Between June 30, 2006 and June 30, 2007, total borrowings decreased $29.9 million, or 15.1%, primarily due to a decrease in FHLB borrowings offset, in part, by an increase in assets sold under repurchase agreements.

Liquidity and Capital Resources

Liquidity. Liquidity, as it pertains to Union Bankshares, is the ability to generate adequate amounts of cash to meet current and future financial obligations. Union Bankshares’ primary sources of funds consist of deposits, borrowings, and the amortization, prepayment and maturities of loans and securities. While scheduled repayment of loans and maturities of securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, seasonality, economic conditions and competitive factors. Union Trust has also established repurchase agreements with major brokerage firms as potential sources of liquidity. At June 30, 2007, Union Bankshares had $10.0 million outstanding of such repurchase agreements. In addition to agreements with brokers, Union Trust also had customer repurchase agreements outstanding amounting to $10.5 million at June 30, 2007. In addition, as an alternative source of funding to borrowings, Union Trust will occasionally purchase brokered certificates of deposits. At June 30, 2007, Union Trust had $44.4 million of brokered certificates of deposits outstanding. Union Bankshares had $25.0 million in brokered certificates of deposits for the comparable period of 2006.

Union Bankshares, as a separately incorporated BHC, has no significant operations other than serving as the sole stockholder of Union Trust. Union Bankshares’ commitments and debt service requirement, at June 30, 2007, consist of $8.4 million of junior subordinated debt securities, including accrued interest, issued to an unconsolidated subsidiary, Union Bankshares Capital Trust I. Union Bankshares has contributed $3.0 million of the proceeds from the issuance of trust preferred securities to Union Trust as Tier 1 Capital to support Union Trust’s growth.

Union Bankshares actively manages its liquidity position under the direction of the Asset/Liability Management Committee. Periodic review under prescribed policies and procedures is intended to ensure that Union Bankshares will maintain adequate levels of available funds. At June 30, 2007, Union Bankshares’ liquidity position was well within policy guidelines. Management believes that Union Bankshares has adequate liquidity available to respond to current and future funding requirements.

Capital Resources. The FRB, the FDIC, and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 leverage capital ratio of 4.0%, a Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At June 30, 2007, Union Bankshares and Union Trust exceeded all of their regulatory capital requirements.

On February 17, 2006, Union Bankshares, through Union Bankshares Capital Trust I, raised additional capital from the issuance of $8.0 million of trust preferred securities, the proceeds of which were used to purchase 30-year junior subordinated deferrable interest debt securities of Union Bankshares.

At June 30, 2007, Union Bankshares had a Tier 1 risk-based capital ratio and a total risk-based capital ratio of 13.41% and 14.66%, respectively, compared to 13.51% and 14.76%, respectively, at December 31, 2006. At

June 30, 2007, Union Bankshares and Union Trust had a Tier 1 leverage ratios of 8.21% and 7.42%, respectively, compared to 7.99% and 7.22%, respectively, at December 31, 2006.

Off-Balance Sheet Risks and Commitments

As of June 30, 2007 and 2006, the total of approved loan commitments outstanding, commitments under unused lines of credit and unadvanced portions of loans amounted to $76.4 million and $75.6 million, respectively. Other than the foregoing, Union Bankshares does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on Union Bankshares’ financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations

The following table is a summary of Union Bankshares’ contractual obligations as of June 30, 2007, consisting of operating and capital lease obligations, FHLB borrowings and other borrowings, by contractual maturity date for the next five years.

Contractual Obligations by Maturity

	Payment due by period
	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
	(Dollars in thousands)
Contractual Obligations
Operating lease obligations	$5,483	$310	$615	$601	$3,957
Capital lease obligations	1,838	93	185	189	1,371
FHLB borrowings	138,382	122,310	10,634	5,115	323
Wholesale repurchase agreements	10,000	—	—	5,000	5,000
Customer repurchase agreements	10,510	10,510	—	—	—
Subordinated debt	8,248	—	—	—	8,248

Total	$174,461	$133,223	$11,434	$10,905	$18,899

Union Bankshares may use derivative instruments as partial hedges against large fluctuations in interest rates. At June 30, 2007, Union Bankshares had $20.0 million in cap contracts with a strike rate of 5.50% and a termination date of March 15, 2010. If rates were to rise, resulting in an increased interest cost, there would be an increased income flow from the cap instruments. These financial instruments are factored into Union Bankshares’ overall interest rate risk position.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices, equity prices and other market-driven rates or prices. Union Bankshares has no trading operations, and therefore is only exposed to non-trading market risk. Union Bankshares’ primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of Union Bankshares’ asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee, or ALCO, whose members are comprised of Union Trust’s senior management.

In this capacity, ALCO develops guidelines and strategies, consistent with policies established by the Board of Directors, which monitor and coordinate Union Trust’s interest rate sensitivity and the sources, uses and pricing of funds.

Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net interest income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled, based on a gradual shift in market interest rates (“ramped”) over a 12-month period. The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of Union Bankshares. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer’s ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (option risk). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point upward and a 200 basis point downward shift in interest rates.

The following table sets forth the estimated effects on Union Bankshares’ net interest income for the periods indicated and reflects such change as a percentage of projected net interest income for the subsequent 12-month period.

Interest Rate Sensitivity

	200 Basis Point Rate Increase	200 Basis Point Rate Decrease
June 30, 2007	(5.6)%	3.0%
June 30, 2006	(7.0)%	4.6%

The results implied in the above table indicate estimated changes in simulated net interest income for the subsequent 12 months assuming a gradual shift in market rates up or down of 200 basis points across the entire yield curve. This sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape; prepayments on loans and securities; deposit decay rates; pricing decisions on loans and deposits; reinvestment/replacement of asset and liability cash flows; and others. While assumptions are developed based upon current economic and local market conditions, Union Bankshares cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed; the potential effect of changing debt service levels on customers with adjustable rate loans; depositor early withdrawals and product preference changes; and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

DIRECTORS AND OFFICERS

General

The directors and officers of Camden and Camden Bank immediately prior to the merger will continue as directors and officers of Camden and Camden Bank after the merger. Following the merger of Union Bankshares and Camden, one member of the Union Bankshares board will join the board of directors of Camden with Camden selecting a board member of Union Bankshares to fill the additional seat. Following the merger of Union Trust into Camden Bank, two members of the Union Trust board will join the board of directors of Camden Bank. One of the additional members will be Peter Blyberg, President and Chief Executive Officer of Union Bankshares, who will be appointed Vice Chairman of the board of directors of Camden Bank. The other additional member of the Union Trust board to serve on the Camden Bank board of directors has not been selected as of the date of this document. Camden will also establish an advisory board of Camden Bank, which will operate pursuant to a written charter. The board members of Union Trust will be invited to serve as members of the advisory board until at least the second anniversary of the effective date of the merger and the election and qualification of their successors.

Camden is committed to retaining the employees of Camden and Union Bankshares, as possible and appropriate, following the merger. Staffing decisions will be communicated to those affected as soon as possible. While it is clear there will be some job loss, there will also be opportunities for a number of people at both companies.

Compensation Committee Interlocks and Insider Participation

The compensation committee of Union Bankshares consists of Directors Collier (Chair), Cohen, Shea, Spear and Tracy. No member of the compensation committee was an officer or employee of Union Bankshares or Union Trust during 2006 or was formerly an officer of Union Bankshares or Union Trust. In addition, no executive officer of Union Bankshares served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during 2006, which entity had an executive officer serving on the board of directors of Union Bankshares or Union Trust.

Director Independence

With the exception of Mr. Blyberg, who is the President and Chief Executive Officer of Union Bankshares, all of the members of the board of directors of Union Bankshares are independent, as defined under The Nasdaq Stock Market listing standards. Each of Mr. Robert B. Fernald and Mr. Douglas A. Gott were independent, as defined under The Nasdaq Stock Market listing standards, prior to his retirement from the board of directors of Union Bankshares on March 25, 2006, and April 4, 2006, respectively.

Transactions with Certain Related Persons

Union Trust makes loans to its executive officers, employees and directors. These loans are made in the ordinary course of business and are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with persons not related to Union Trust, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2006, loans to non-employee directors, executives and their associates totaled $2,723,053. None of such loans have been disclosed by Union Trust as nonaccrual, past due, restructured or potential problems.

Except as set forth above, none of the nominees for directors, continuing directors, or named executive officers of Union Bankshares or any of its subsidiaries engaged since January 1, 2006 in any transaction with Union Bankshares or any of its subsidiaries, in which the amount involved exceeded $120,000.

All loans made by Union Bankshares and its subsidiaries to directors and executive officers are regulated by Union Bankshares’ federal and state regulators. These regulations (known as “REG. O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by this issuer to persons not related to the issuer. All loans extended by Union Trust to these related parties are offered under the same terms and conditions available to non-related parties, including but not limited to those terms and conditions related to the requirements for approval, the interest rates charged, the required repayment terms and the required collateral, except that the Bank waives certain fees for all employees and directors when applying for consumer residential first mortgage loans secured by the related party’s primary residence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Union Bankshares

The following table lists, as of October 19, 2007, the number of shares of Union Bankshares’ common stock, par value $12.50, and the corresponding percentage of total common stock beneficially owned by the only shareholder who is the beneficial owner of more than five percent of the common stock of Union Bankshares. For purposes of the table below and the table set forth under “Security Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after October 19, 2007. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. The person shown in the table below has sole voting power and investment power with respect to the shares of common stock listed next to his name. We obtained the information provided in the following table from filings with the SEC and with Union Bankshares.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Estate of Fitz Eugene Dixon, Jr.	58,798	5.51%
665 Thomas Road Lafayette Hill, PA 19444

(1)	Beneficial ownership of 5% or more of the common stock of Union Bankshares is required to be reported to the SEC on a Schedule 13G. On July 25, 2005, the late Fitz Eugene Dixon, Jr. filed a Schedule 13G with the SEC, indicating that he is the beneficial owner, with sole voting and investment power, of 57,424 shares of the common stock of Union Bankshares. On February 16, 2006, The PNC Financial Services Group, Inc., PNC Bancorp, Inc., and PNC Bank, National Association filed a Schedule 13G with the SEC, indicating that each is a beneficial owner, with shared investment power, of 58,798 shares of the common stock of Union Bankshares. The above beneficial ownership table reflects only the late Mr. Fitz Eugene Dixon, Jr. as a beneficial owner of more than 5% of the common stock of the Company because Union Bankshares has reason to believe that the late Mr. Dixon’s shares were transferred to a PNC account.

Security Ownership of Management

The following table lists, as of October 19, 2007, the number of shares of Union Bankshares’ common stock, par value $12.50, including directors’ qualifying shares, and the corresponding percentage of total common stock beneficially owned by each director, by each named executive officer of Union Bankshares, which includes Union Bankshares’ President and Chief Executive Officer, Mr. Blyberg, Union Bankshares’ Chief Financial Officer, Mr. Maynard, and three additional executive officers at year-end 2006 with the highest total compensation, and by all executive officers and directors as a group. Although Mr. Maynard and Mr. Winters were named executive officers of Union Bankshares at year-end 2006, please note that Mr. Maynard resigned as Senior Vice President and Chief Financial Officer of Union Bankshares effective September 28, 2007 and Mr. Winters resigned as Senior Vice President and Regional Manager of Union Bankshares effective October 2, 2007. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. The information set forth below is based upon information provided to Union Bankshares by each director and nominee, and upon stock records maintained by Union Bankshares.

Name	Title (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
Arthur J. Billings	Director	1,981	(3)	*
Peter A. Blyberg	Director, President and Chief Executive Officer	1,594	(4)	*
Blake B. Brown	Director	1,691	(5)	*
Peter A. Clapp	Director	2,179		*
Samuel G. Cohen	Director	2,028	(6)	*
Sandra H. Collier	Director and Chairman of the Board	793		*
John P. Lynch	Executive Vice President	2,086	(7)	*
James L. Markos, Jr.	Director	786		*
Harry E. Mikkelsen	Director	170		*
Timothy R. Maynard	Senior Vice President and Chief Financial Officer	10		*
Rebecca J. Sargent	Senior Vice President and Senior Financial Services Officer	556		*
Stephen C. Shea	Director	27,948	(8)	2.62%
Robert W. Spear	Director	951	(9)	*
Karen W. Stanley	Director	249		*
Paul L. Tracy	Director	2,368	(10)	*
Kent D. Winters	Senior Vice President and Regional Manager	0		*
All directors and executive officers as a group (22 persons)		47,939		4.49%

*	Represents ownership of less than 1%.
(1)	Unless indicated, titles are for both Union Bankshares and Union Trust.
(2)	Based on 1,066,772 shares of common stock outstanding on October 19, 2007.
(3)	Includes 230 shares owned by Mr. Billing’s spouse.
(4)	Includes 271 shares owned by Mr. Blyberg’s spouse.
(5)	Includes 1,691 shares owned jointly with Mr. Brown’s spouse.
(6)	Includes 1,436 shares owned jointly with Mr. Cohen’s spouse.
(7)	Includes 2,086 shares owned jointly with Mr. Lynch’s spouse.
(8)	Includes 10,946 shares owned by Mr. Shea’s spouse and 15,832 shares owned by Mr. Shea’s business, E.L. Shea and 778 shares owned in a Trust account.
(9)	Includes 951 shares owned jointly with Mr. Spear’s spouse.
(10)	Includes 809 shares owned jointly with Mr. Tracy’s spouse, 101 shares as custodian for his son, and 1,016 shares owned by Mr. Tracy’s business, the Winter Harbor Agency.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF UNION BANKSHARES AND CAMDEN

This section describes some differences between the rights of holders of Union Bankshares common stock and the rights of holders of Camden common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Union Bankshares common stock and your rights as a holder of Camden common stock.

As a shareholder of Union Bankshares, a Maine corporation, your rights are governed by Maine law, Union Bankshares’ articles of incorporation, as currently in effect, and Union Bankshares’ bylaws, as currently in effect. When the merger becomes effective, you will become a shareholder of Camden, a Maine corporation, if you receive the stock consideration for any portion of your Union Bankshares shares. Camden’s common stock is listed on the American Stock Exchange under the symbol “CAC.” As a Camden shareholder, your rights will be governed by Maine law, Camden’s articles of incorporation, as in effect from time to time, and Camden’s bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Union Bankshares shareholders under the articles of incorporation and bylaws of Union Bankshares and the rights of Camden shareholders under the articles of incorporation and bylaws of Camden is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Maine law, the full texts of the articles of incorporation and bylaws of Camden and the articles of incorporation and bylaws of Union Bankshares.

Capitalization

Camden. The total authorized capital stock of Camden consists of 20,000,000 shares of common stock, no par value. As of the record date there were 6,513,000 shares of common stock issued and outstanding.

Union Bankshares. The total authorized capital stock of Union Bankshares consists of 10,000,000 shares of common stock, par value $12.50 per share. As of the record date there were 1,066,772 shares of common stock issued and outstanding.

Notice of Shareholder Meetings

Under Maine law, a corporation must provide written notice of any shareholders’ meeting to each shareholder not less than 10 nor more than 60 days before the meeting date.

Camden. Camden’s bylaws provide that written notice of any shareholders’ meeting must be given to each shareholder not less than 10 nor more than 60 days before the meeting date.

Union Bankshares. Union Bankshares’ bylaws provide that written notice of any shareholders’ meeting must be given to each shareholder not less than 10 nor more than 60 days before the meeting date.

Camden and Union Bankshares must provide the same amount of notice for shareholders’ meetings.

Right to Call Special Meetings

Under Maine law, a special meeting of shareholders may be called:

•	by the board of directors;

•	by the person or persons authorized to do so by the articles of incorporation or bylaws; or

•	if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation.

Camden. Camden’s bylaws authorize the calling of a special meeting as provided by statute.

Union Bankshares. Union Bankshares’ bylaws authorize the calling of a special meeting of shareholders by the chairman of the board, the president, the clerk, a majority of the board of directors, or the holders of at least 10% of the stock entitled to vote at the meeting.

Camden’s and Union Bankshares’ right to call special meetings are substantially identical.

Actions by Written Consent of Shareholders

Under Maine law, shareholders may take action by written consent in lieu of a meeting, provided that the written consent is signed by all holders of shares entitled to vote at a meeting.

Camden. Camden’s articles of incorporation and bylaws do not preclude or provide for action by written consent of the shareholders.

Union Bankshares. Union Bankshares’ bylaws authorize shareholder action by written consent.

Thus, each of Camden and Union Bankshares requires all holders of shares entitled to vote at a meeting to sign an action by written consent.

Rights of Dissenting Shareholders

Under Maine law, a shareholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, dispositions of assets and certain conversions.

Camden. Camden’s articles of incorporation and bylaws do not grant any dissenters’ rights in addition to the statutorily prescribed rights. Shareholders who desire to exercise their dissenters’ appraisal rights must satisfy all of the conditions and requirements set forth in the Maine Revised Statutes, in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Union Bankshares. Union Bankshares’ articles of incorporation and bylaws do not grant any dissenters’ rights in addition to the statutorily prescribed rights. Shareholders who desire to exercise their dissenters’ appraisal rights must satisfy all of the conditions and requirements set forth in the Maine Revised Statutes, in order to maintain these rights and obtain any payment due in respect of the exercise of these rights. For more information regarding dissenters’ appraisal rights, please see the section in this document titled “The Merger—Dissenters’ Appraisal Rights” beginning on page 45.

Camden’s and Union Bankshares’ rights of dissenting shareholders are substantially identical.

Board of Directors—Number, Removal and Classification

Maine law provides that the board of directors of a Maine corporation must consist of one or more directors. The articles of incorporation or bylaws of a corporation may fix the number of directors.

Maine law also provides that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, unless the corporation’s articles of incorporation provide otherwise.

Finally, Maine law provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors can only be removed for cause.

Camden. Camden’s bylaws provide that the Camden board of directors shall consist of an odd number of not less than 7 nor more than 11 directors. Camden’s articles of incorporation provide that the board of directors shall consist of not less than 7 nor more than 16 directors. Camden’s articles of incorporation authorize the board of directors to increase or decrease the number of directors. Camden’s bylaws provide that the board of directors shall be divided into three classes as nearly equal as practicable, and one class shall be elected annually.

Camden’s articles of incorporation provide that in an uncontested election of directors of the corporation, the directors shall be elected by a majority vote of the stockholders of the corporation in the manner provided for in its bylaws. Camden’s bylaws provide that directors shall be elected by the affirmative vote of a majority of the votes cast by the shares entitled to vote, except that directors shall be elected by the vote of a plurality of the votes cast by the shares entitled to vote in cases where the number of nominees exceeds the number of directors to be elected.

Camden’s bylaws authorize the removal of directors with or without cause and only at a meeting called for the purpose of removing such director. The affirmative vote of the holders of a majority of the shares entitled to vote at the meeting is required for such removal.

Union Bankshares. Union Bankshares’ bylaws provide that the Union Bankshares board of directors shall consist of 12 directors. Union Bankshares’ articles of incorporation authorizes the board of directors to increase or decrease the number of directors, except that the number may be increased or decreased by a vote of at least two-thirds of the directors to any number that is not less than ten nor more than 25. Union Bankshares’ articles of incorporation provide that the board of directors shall be divided into three classes as nearly equal as practicable, and one class shall be elected annually.

Union Bankshares’ articles of incorporation provide that directors shall be elected by the affirmative vote of a majority of the votes cast by the shares entitled to vote, except that directors shall be elected by the vote of a plurality of the votes cast by the shares entitled to vote in cases where the number of nominees exceeds the number of directors to be elected.

Union Bankshares’ articles of incorporation authorize the removal of directors only for cause and only at a meeting called for the purpose of removing such director. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote at the meeting is required for such removal.

Both Camden and Union Bankshares have classified boards. Each board of directors can alter the number of directors. Camden directors can be removed without cause, Union Bankshares directors cannot. Union Bankshares requires a 67% vote at a special meeting of shareholders to remove a director for cause. Camden requires a majority of votes cast at a meeting called for the purpose of removing directors.

Filling Vacancies on the Board of Directors

Under Maine law, unless a corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office.

Camden. Camden’s articles of incorporation and bylaws provide that any vacancy on the board of directors may be filled by the remaining directors.

Union Bankshares. Union Bankshares’ articles of incorporation are silent on the filling of vacancies on the board of directors. Union Bankshares’ bylaws provide that any vacancy on the board of directors may be filled by a majority of the remaining directors.

Accordingly, both Camden’s and Union Bankshares’ boards of directors may generally fill vacancies.

Preemptive Rights

Unless the articles of incorporation of a Maine corporation state otherwise, shareholders have no preemptive rights.

Camden. Camden’s articles of incorporation state that holders of its common stock do not have preemptive rights.

Union Bankshares. Union Bankshares’ articles of incorporation state that holders of Union Bankshares common stock do not have preemptive rights.

Camden’s and Union Bankshares’ preemptive rights are substantially identical.

Dividends

Under Maine law, a corporation may make a distribution to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution:

•	the corporation would be unable to pay its debts as they become due in the usual course of business; or

•

the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

The FRB has authority to prohibit Camden and Union Bankshares from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Thus, Camden and Union Bankshares are both subject to substantially the same restrictions on declaring dividends.

Advance Notice Requirement of Shareholder Proposals and Director Nominations

Camden. Camden’s bylaws do not address advance notice and informational requirements for any proposal that a shareholder wishes to bring before the annual meeting.

Camden’s bylaws include advance notice and informational requirements for shareholder nominations of individuals for election to the board of directors at an annual meeting of shareholders. Nomination must be made in writing and be delivered or mailed to the Secretary of the company not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the preceding year’s annual meeting, notice will be timely if it is delivered not earlier than 120 days before and not later than 90 days before the annual meeting or 10 days after notice of the date of the annual meeting is provided.

Union Bankshares. Union Bankshares’ bylaws include advance notice and informational requirements for any proposal that a shareholder wishes to bring before the annual meeting. A shareholder’s notice of a proposal will be timely if received at the principal executive offices of Union Bankshares not later than 120 days prior to the date of Union Bankshares’ proxy statement that was released to shareholders in connection with the previous year’s annual meeting of shareholders.

Union Bankshares’ bylaws also include advance notice and informational requirements for shareholder nominations of individuals for election to the board of directors at an annual meeting of shareholders. If the annual meeting is held on a day that is within 30 days preceding the anniversary of the previous year’s annual meeting, a shareholder’s notice of a nomination is timely if delivered to or received by Union Bankshares’ clerk not later than 60 days in advance of the annual meeting. If the annual meeting is held on or after the anniversary of the previous year’s annual meeting, a shareholder’s notice of a nomination is timely if delivered to or received by Union Bankshares’ clerk not later than 90 days in advance of the annual meeting.

Thus, both Camden and Union Bankshares shareholders have the ability to make proposals subject to certain procedural requirements.

Amendments to Articles of Incorporation

Camden & Union Bankshares. Under Maine law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action, including certain changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified in the articles of incorporation or by the board of directors as a condition to its recommendation.

Amendments to Bylaws

Under Maine law, a corporation’s board of directors can amend or repeal the bylaws unless the articles of incorporation or the applicable corporate statute of the state reserves this power exclusively to the shareholders in whole or in part, or if the shareholders, in amending or repealing a particular bylaw, provide that the board of directors may not amend or repeal that bylaw. A Maine corporation’s shareholders may amend or repeal the bylaws.

Camden. Camden’s articles of incorporation provide that the bylaws may be amended at any regular meeting of the board of directors or shareholders with the affirmative vote of at least two-thirds of the shareholders.

Union Bankshares. Union Bankshares’ bylaws provide that the board of directors may vote to amend the bylaws at any time with the affirmative vote of at least two-thirds of the directors in office. Union Bankshares’ shareholders may also vote to amend the bylaws with the affirmative vote of a majority of the outstanding shares of stock entitled to vote on the amendment. Union Bankshares’ bylaws further provide that the shareholders may amend or repeal a bylaw provision adopted by the board of directors, and in such case the board of directors may not, for two years, amend or re-adopt the bylaw provision.

Thus, the bylaws of both Camden and Union Bankshares may be amended by either the board of directors or the shareholders.

Indemnification of Directors, Officers and Employees

Maine law contains provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith, in a manner the person reasonably believed to be in the best interests of the corporation (or, if the director was acting outside his or her official capacity with the corporation, the director reasonably believed his or her conduct was at least not opposed to the corporation’s best interests). Indemnification is permissive under Maine law, except that corporations must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of any proceeding to which the director was a party for reasonable expenses, including attorney’s fees, incurred in connection with that proceeding.

Camden. Camden’s bylaws provide that the company shall indemnify any director and may indemnify any officer for liability to any person or for any action or for failure to take any action except liability for: (1) receipt of a benefit to which the individual was not entitled, (2) an intentional infliction of harm on the company or its shareholders or (3) an intentional violation of criminal law. The decision whether to indemnify an officer and to what extent shall be determined by the board or directors within a reasonable time after receiving a request for indemnification. The board of directors may determinate to postpone such decision if additional information is needed or reconsider a decision already made if the officer presents additional relevant information.

Union Bankshares. Union Bankshares’ bylaws provide that the corporation shall indemnify any director or officer, and may indemnify such other person, who was or is a party to any action by reason of the fact that such person is or was a director or officer of the corporation, unless the person is found not to have acted honestly, or with respect to any criminal action or proceeding, to have had reasonable cause to believe that such person’s conduct was unlawful. Indemnification shall be made upon a determination by:

•	a majority vote of a quorum consisting of directors who are not seeking indemnification;

•	if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the shareholders.

Camden and Union Bankshares provide generally the same indemnification; however, Union Bankshares shall indemnify officers, while Camden’s indemnification of officers is permissive.

Shareholder Approval of a Merger

Maine law provides that a corporation’s board of directors must adopt a plan of merger and recommend it to the shareholders. The agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger, unless the articles of incorporation or the board of directors require a greater vote.

Camden. Camden’s articles of incorporation do not address shareholder approval for a merger.

Union Bankshares. Union Bankshares’ articles of incorporation provide for a greater vote only in the case of certain business combinations.

Accordingly, it may be easier for Camden shareholders to approve mergers in the case of certain business combinations.

Business Combinations and Anti-Takeover Provisions

Camden. Camden’s articles of incorporation do not provide special voting instructions for certain business combinations or anti-takeover provisions.

Union Bankshares. Union Bankshares’ articles of incorporation provide that the affirmative vote of 67% of the outstanding voting stock, excluding those shares held by a “related party,” is required for any of the following business combinations. If the business combination is approved by 75% or more of the directors not affiliated with a related party, then the affirmative vote of 60% of the outstanding voting stock is required for any of the following business combinations:

•	any sale, purchase, exchange, lease, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of Union Bankshares and its subsidiaries;

•

any merger or consolidation of Union Bankshares or any subsidiary with a related party or any other corporation that, after the merger or consolidation, would be an affiliate or associate of a related party;

•

any issuance or transfer of securities equal to 20% or more of Union Bankshares’ common stock or voting power outstanding before the issuance or transfer, other than on a pro rata basis to all holders of Union Bankshares’ stock; or

•

any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate interest of a related party or any affiliate or associate of a related party in Union Bankshares’ outstanding stock, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed 1% of the issued and outstanding shares of such class of stock.

A “related party” is a person or entity who is the beneficial owner of 10% or more of the outstanding common stock of Union Bankshares.

Accordingly, it may be easier for Camden shareholders to approve mergers in the case of certain business combinations.

Shareholder Rights Plan

Neither Camden nor Union Bankshares has a shareholder rights plan.

LEGAL MATTERS

Harmon, Jones & Sanford, LLP will pass upon the validity of the shares of Camden common stock to be issued in connection with the merger. Rendle A. Jones, a partner at Harmon, Jones & Sanford, LLP, is a director of Camden. Thacher Proffitt & Wood LLP, on behalf of Union Bankshares, and Goodwin Procter LLP, on behalf of Camden, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of Camden and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to Camden’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of Berry, Dunn, McNeil & Parker, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Union Bankshares as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this document, were audited by Berry, Dunn, McNeil & Parker, an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

Camden and Union Bankshares file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Camden and Union Bankshares file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Camden and Union Bankshares are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. The reports and other information filed by Camden and by Union Bankshares with the Securities and Exchange Commission are also available at Camden’s website and at Union Bankshares’ website, respectively. Camden’s website address is www.camdennational.com and Union Bankshares’ website address is www.uniontrust.com. Reports, proxy statements and other information concerning Camden also may be inspected at the offices of the American Stock Exchange, located at 86 Trinity Place, New York, New York 10006. Camden’s SEC file number is 1-13227, and Union Bankshares’ SEC file number is 0-12958.

Camden has filed a registration statement on Form S-4 to register with the SEC the Camden common stock to be issued to Union Bankshares shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Camden in addition to being a proxy statement of Union Bankshares. As allowed by SEC rules, this document does not contain all the information you can find in Camden’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other documents referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The SEC allows Camden to incorporate by reference the information that it files with the SEC. Incorporation by reference means that Camden can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Camden with the SEC will automatically update and supersede the information in this document and the documents listed below. Camden incorporates by reference the specific documents listed below and any future filings that Camden makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Union Bankshares’ special meeting or the date on which the offering of shares of Camden common stock under this document is completed or terminated.

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed on August 14, 2007, September 21, 2007, September 25, 2007, September 26, 2007, October 3, 2007 and October 4, 2007; and

•	The description of Camden’s common stock, no par value, contained in Camden’s Registration Statement on Form 8-A filed with the SEC on August 1, 1997.

You can obtain any of the documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Camden at:

Camden National Corporation

Two Elm Street

Camden, Maine 04843

Telephone: (207) 236-8821

Attn: Suzanne Brightbill

You should rely only on the information contained or incorporated by reference into this document. Camden has supplied all information contained or incorporated by reference into this document relating to Camden, and Union Bankshares has supplied all information contained in this document relating to Union Bankshares. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 23, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Union Bankshares shareholders nor the issuance of Camden common stock in the merger creates any implication to the contrary.

FUTURE SHAREHOLDER PROPOSALS

Union Bankshares will hold an annual meeting in the year 2008 only if the merger is not completed. In the event the merger is not completed, to be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in the year 2008, a shareholder proposal must have been received by the clerk of Union Bankshares at 66 Main Street, Ellsworth, Maine 04605, not later than January 11, 2008. However, if the date of Union Bankshares’ 2008 annual meeting is changed by more than 30 days from the date of the 2007 annual meeting, then the deadline is a reasonable time before Union Bankshares begins to print and send its proxy materials. Any such proposal also will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

If a shareholder wishes to submit a proposal to the Union Bankshares 2008 annual meeting without including such proposal in the proxy statement and form of proxy for that meeting, the shareholder must deliver timely notice thereof in writing to the Clerk of Union Bankshares, at the address listed above. To be timely, the notice must be received no later than January 11, 2008. The shareholder’s written notice must contain certain information specified in Union Bankshares’ bylaws.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Union Bankshares Company

We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 12 and 14 to the consolidated financial statements, the Company changed its method of evaluating materiality of financial statement misstatements in connection with the adoption of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and changed its method of accounting for pension and other postretirement benefits pursuant to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
March 29, 2007

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

Dollars in thousands, except per share data

	2006	2005
ASSETS
Cash and cash equivalents	$11,900	$9,725
Securities, available for sale, at market	130,512	128,852
Securities, held to maturity, at cost (market value $2,019 and $2,143 at December 31, 2006 and 2005, respectively)	1,977	2,078
Other investment securities, at cost which approximates market value	8,009	9,758
Loans held for sale	842	—

Loans	370,167	355,858
Less allowance for loan losses	4,255	4,248

Net loans	365,912	351,610

Premises, furniture and equipment, net	8,647	6,220
Goodwill	6,305	6,305
Bank owned life insurance	9,118	8,762
Other assets	7,753	6,573

Total assets	$550,975	$529,883

LIABILITIES
Demand deposits	$49,868	$49,006
NOW deposits	80,257	72,899
Money market accounts	21,290	22,990
Savings deposits	60,258	73,623
Certificates of deposit	136,092	116,480

Total deposits	347,765	334,998

Borrowings from Federal Home Loan Bank	129,729	130,111
Other borrowed funds	16,802	17,584
Subordinated debt	8,248	—
Other liabilities	6,838	6,615

Total liabilities	509,382	489,308

Contingent liabilities and commitments (Notes 8, 15, 16 and 17)

SHAREHOLDERS’ EQUITY
Common stock, $12.50 par value. Authorized 10,000,000 shares, issued and outstanding 1,063,982 shares at December 31, 2006 and 1,097,666 shares at December 31, 2005	13,300	13,721
Surplus	248	1,932
Retained earnings	29,417	27,126
Accumulated other comprehensive loss
Net unrealized loss on securities available for sale, net of deferred tax asset of $(504) and $(741) at December 31, 2006 and 2005, respectively	(978)	(1,438)
Net unrealized loss on pension and postretirement plans, net of deferred tax asset of $(203) and $(395) at December 31, 2006 and 2005, respectively	(394)	(766)

Total shareholders’ equity	41,593	40,575

Total liabilities and shareholders’ equity	$550,975	$529,883

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Dollars in thousands, except per share data

	2006	2005	2004
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$23,169	$19,491	$16,521
Interest and dividends on investments (includes tax exempt income of $1,014 in 2006, $1,020 in 2005, and $686 in 2004)	6,464	6,021	5,570

Total interest and dividend income	29,633	25,512	22,091

INTEREST EXPENSE
Interest on deposits	6,898	4,292	2,838
Interest on borrowed funds	8,056	5,403	3,321

Total interest expense	14,954	9,695	6,159

Net interest income	14,679	15,817	15,932
Provision for (recovery of) loan losses	—	(215)	222

Net interest income after provision for (recovery of) loan losses	14,679	16,032	15,710

NON-INTEREST INCOME
Net (losses) gains on sales of investment securities	(112)	4	237
Financial services fees and commissions	2,491	2,359	1,912
Service charges and fees on deposit accounts	1,940	1,928	1,792
Bankcard fees	356	309	227
Loan fees	777	763	888
Income from cash surrender value of life insurance	356	349	372
Other income	227	39	285

Total non-interest income	6,035	5,751	5,713

NON-INTEREST EXPENSE
Salaries and employee benefits	9,184	9,075	8,913
Net occupancy	1,546	1,543	1,530
Equipment and data processing	1,330	1,274	1,238
Other expense	3,589	3,328	2,868

Total non-interest expense	15,649	15,220	14,549

Income before income taxes	5,065	6,563	6,874
Income taxes	1,264	1,816	2,045

Net income	$3,801	$4,747	$4,829

Net income per common share	$3.50	$4.28	$4.24

Cash dividends declared per common share	$1.600	$1.600	$1.275

Weighted average common shares outstanding	1,084,689	1,109,238	1,138,701

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Dollars in thousands, except per share data

	Common Stock	Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2003	$14,560	$4,056	$(803)	$21,396	$1,543	$40,752

Net income, 2004	—	—	—	4,829	—	4,829
Change in net unrealized gain on available for sale securities, net of tax of $(559)	—	—	—	—	(1,086)	(1,086)
Minimum pension liability adjustment, net of tax of $(220)	—	—	—	—	(427)	(427)

Total comprehensive income	—	—	—	4,829	(1,513)	3,316

Sale of 4,158 shares of treasury stock	—	1	185	—	—	186
Repurchase of 7,946 shares of treasury stock	—	—	(366)	—	—	(366)
Retirement of treasury stock	(288)	(80)	984	(616)	—	—
Sale of 3,364 shares of common stock	42	122	—	—	—	164
Repurchase of 30,200 shares of common stock	(377)	(1,126)	—	—	—	(1,503)
Cash dividends declared	—	—	—	(1,457)	—	(1,457)

Balance at December 31, 2004	$13,937	$2,973	$—	$24,152	$30	$41,092

Net income, 2005	—	—	—	4,747	—	4,747
Change in net unrealized gain on available for sale securities, net of tax of $(976)	—	—	—	—	(1,895)	(1,895)
Minimum pension liability adjustment, net of tax of $(175)	—	—	—	—	(339)	(339)

Total comprehensive income	—	—	—	4,747	(2,234)	2,513

Sale of 6,125 shares of common stock	77	348	—	—	—	425
Repurchase of 23,397 shares of common stock	(293)	(1,389)	—	—	—	(1,682)
Cash dividends declared	—	—	—	(1,773)	—	(1,773)

Balance at December 31, 2005	$13,721	$1,932	$—	$27,126	$(2,204)	$40,575

Cumulative effect of adjustment resulting from adoption of SAB No. 108	—	—	—	218	—	218

Adjusted balance at January 1, 2006	13,721	1,932	—	27,344	(2,204)	40,793

Net income, 2006	—	—	—	3,801	—	3,801

Change in net unrealized loss on available for sale securities, net of tax of $237	—	—	—	—	460	460
Adjustment to initially apply FASB Statement No. 158, net of tax of $191	—	—	—	—	372	372

Total comprehensive income	—	—	—	3,801	832	4,633

Sale of 8,052 shares of common stock	101	407	—	—	—	508
Repurchase of 41,736 shares of common stock	(522)	(2,091)	—	—	—	(2,613)
Cash dividends declared	—	—	—	(1,728)	—	(1,728)

Balance at December 31, 2006	$13,300	$248	$—	$29,417	$(1,372)	$41,593

Share and per share data have been adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid on March 21, 2005 to shareholders of record on February 18, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Dollars in thousands, except per share data

	2006	2005	2004
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income	$3,801	$4,747	$4,829

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Amortization of intangible assets	47	47	47
Depreciation	699	663	637
Net amortization of premium on investments	186	426	511
Deferred income taxes	321	331	(260)
Provision for (recovery of) loan losses	—	(215)	222
Net (gain) loss on sales of available for sale securities	112	(4)	(237)
Donation of premises	—	55	—
Write down of premises, furniture and equipment	110	—	—
Loss on disposal of premises, furniture and equipment	21	—	—
Originations of loans held for sale	(12,553)	(8,524)	(8,680)
Proceeds from sale of loans	11,711	8,770	9,371
Net change in other assets	(1,397)	(528)	4
Net change in other liabilities	438	983	1,171
Net change in deferred loan origination fees	(20)	(94)	(155)

Net cash provided by operating activities	3,476	6,657	7,460

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available for sale securities	7,294	2,313	20,857
Purchase of available for sale securities	(44,722)	(30,777)	(49,885)
Proceeds from maturities and principal payments on available for sale securities	36,173	30,483	22,388
Proceeds from maturities and principal payments on held to maturity securities	95	170	605
Net change in other investments	1,749	(2,031)	(1,869)
Net increase in loans to customers	(14,282)	(45,854)	(23,521)
Net capital expenditures	(3,256)	(1,266)	(491)
Net increase in cash surrender value of bank owned life insurance	(356)	(349)	(372)

Net cash used by investing activities	(17,305)	(47,311)	(32,288)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	12,767	30,016	6,528
Proceeds from long-term borrowings	14,000	25,000	29,685
Repayment of long-term borrowings	(12,682)	(17,749)	(14,139)
Net change in short-term borrowings from Federal Home Loan Bank	(1,700)	2,700	(412)
Net change in other borrowed funds	(782)	3,330	1,552
Issuance of junior subordinated debt securities	8,248	—	—
Purchase of common and treasury stock	(2,613)	(1,682)	(1,869)
Sale of treasury stock	—	—	186
Proceeds from stock issuance	508	425	164
Dividends paid	(1,742)	(1,773)	(1,457)

Net cash provided by financing activities	16,004	40,267	20,238

Net increase (decrease) in cash and cash equivalents	2,175	(387)	(4,590)
Cash and cash equivalents at beginning of year	9,725	10,112	14,702

Cash and cash equivalents at end of year	$11,900	$9,725	$10,112

The accompanying notes are an integral part of these consolidated financial statements.

Dollars in thousands	2006	2005	2004
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid	$14,180	$9,414	$6,125
Income taxes paid	$1,391	$1,835	$1,950

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Changes in other comprehensive income:
Net increase (decrease) required by Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”	$697	$(2,871)	$(1,645)
Deferred income tax (liability) asset thereon	$(237)	$976	$559
Net increase (decrease) due to pension and other postretirement benefit liability adjustments	$563	$(514)	$(647)
Deferred income tax (liability) asset thereon	$(191)	$175	$220

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Union Bankshares Company (the “Company”) is a state-chartered, federally registered bank holding company headquartered in Ellsworth, Maine incorporated in 1984. The Company is the sole stockholder of Union Trust Company (the “Bank”), a Maine chartered commercial bank established in 1887. The Company provides a full range of banking services to individual and corporate customers through its subsidiary branches in Maine. It is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. During 2006, the Company was also the sponsor of a Delaware statutory trust named Union Bankshares Capital Trust I which was formed to issue trust preferred securities.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Union Trust Company (the Bank). All significant intercompany balances and transactions have been eliminated in the accompanying financial statements.

Operating Segments

Operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the future relate to the determination of the allowance for loan losses, valuation of goodwill, the valuation of mortgage servicing rights, the valuation of the deferred tax asset and the expense for postretirement plans.

Earnings and Cash Dividends per Share

Earnings per share is based upon the weighted average number of common shares outstanding during each year. The Company declared quarterly cash dividends totaling $1.60 per share in 2006 and 2005.

Securities

Available for Sale Securities

Available for sale securities consist of marketable securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, are excluded from earnings and are reported as a net amount in a separate component of shareholders’ equity. When a decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

Held to Maturity Securities

Held to maturity securities consist of debt securities that the Company has the positive intent and ability to hold until maturity. Debt securities classified as held to maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts. When a decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security.

Other Investment Securities

Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 2006 and 2005, and have been evaluated for impairment.

Loans Held for Sale

Loans held for sale are loans originated for the purpose of potential subsequent sale. These loans are carried at the lower of aggregate cost or market value as determined by current investor yield requirements. Gains and losses on the sale of these loans are computed on the basis of specific identification.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balances. Loan commitments are recorded when funded.

Allowance for Loan Losses

The allowance for loan losses is established by management to absorb charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. The amount of the provision is based on management’s evaluation of the loan portfolio. Considerations include past and anticipated loan loss experience, current economic conditions, the character and size of the loan portfolio and the need to maintain the allowance at a level adequate to absorb probable losses.

Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance to increase, the increase is reported as loan loss provision.

Loan Servicing

Mortgage loans serviced for others are not included in the accompanying balance sheets. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor.

Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following risk characteristics of the underlying loans: interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Premises, Furniture and Equipment

Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed by accelerated and straight-line methods over the estimated useful life of each type of asset. Leasehold improvements are amortized over the lesser of the terms of the respective leases or the service lives of the improvements. Maintenance and repairs are charged to expense as incurred; betterments are capitalized.

Intangible Assets

The core deposit intangible is amortized on a straight-line basis over 7 years. The core deposit intangible is reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.

Upon adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002, amortization of goodwill was discontinued and the goodwill asset is evaluated for impairment annually, or more frequently upon the occurrence of certain events. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over 15 years.

At December 31, 2006 and 2005, in accordance with SFAS No. 142, the Company completed its annual review of goodwill and determined that there was no impairment.

Other Real Estate Owned

Other real estate owned, which is included in other assets, is recorded at the lower of cost or fair value less estimated costs to sell at the time the Company takes possession of the property. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses and any subsequent provisions to reduce the carrying value are charged to operations. Gains and losses upon disposition are reflected in earnings as realized.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accrual of Interest Income and Expense

Interest on loans and investment securities is taken into income using methods that relate the income earned to the balances of loans outstanding and investment securities. Interest expense on liabilities is derived by applying applicable interest rates to principal amounts outstanding. The recording of interest income on problem loan accounts ceases when collectibility within a reasonable period of time becomes doubtful. Interest income accruals are resumed only when they are brought fully current with respect to principal and interest, and when management expects the loan to be fully collectible. Loans 30 days or more past due are considered delinquent.

The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reflected in the loan loss provision.

Loan Origination Fees and Costs

Loan origination fees and certain direct loan origination costs are recognized over the life of the related loan as an adjustment to, or reduction of, the loan’s yield.

Advertising Costs

The Company expenses advertising costs as they are incurred.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Comprehensive Income

Comprehensive income includes both net income and other comprehensive income (loss). The only components of other comprehensive income (loss) are net unrealized gains and losses on available for sale securities and adjustments to the liability for pension and postretirement plans, net of deferred taxes. The required disclosures for all periods presented are included in the consolidated statement of changes in shareholders’ equity.

Treasury Stock

A revision to the Maine Business Corporation Act requires that stock reacquired by a corporation be classified as “authorized but unissued”, effectively eliminating a corporation’s ability to hold stock in treasury.

In order to recognize the effect of the revision, the Company retired its treasury stock as of June 30, 2004. The 23,014 shares so retired are available for reissuance as authorized, but unissued shares.

Reclassifications

Certain 2004 and 2005 balances have been reclassified to conform to the 2006 presentation.

2.	CASH AND DUE FROM BANKS

The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 2006 was $606,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation.

3.	AVAILABLE FOR SALE SECURITIES

The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 2006 and 2005 is as follows:

	December 31,
	2006				2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying & Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying & Fair Value
	(Dollars in thousands)
Mortgage-backed securities	$88,406	$141	$(1,793)	$86,754	$78,531	$59	$(2,110)	$76,480
U.S. Treasury securities and other U.S. Government agencies	6,998	22	(51)	6,969	23,061	73	(365)	22,769
Obligations of states and political subdivisions	20,888	259	(51)	21,096	21,646	350	(57)	21,939
Other securities	15,702	28	(37)	15,693	7,793	3	(132)	7,664

Totals	$131,994	$450	$(1,932)	$130,512	$131,031	$485	$(2,664)	$128,852

The amortized cost and fair value of available for sale debt securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

	(Dollars in thousands)
Due in one year or less	$17,356	$17,360
Due after one year through five years	15,690	15,666
Due after five years through ten years	23,182	22,720
Due after ten years	75,766	74,766

Totals	$131,994	$130,512

Mortgage-backed securities are allocated among the above maturity groupings based on their final maturity dates.

Proceeds from the sale of securities were $7.3 million, $2.3 million, and $20.9 million in 2006, 2005 and 2004, respectively. Gross realized gains were $0, $4,000, and $237,000 in 2006, 2005 and 2004, respectively. Gross realized losses were $112,000 in 2006 and $0 in 2005 and 2004.

The fair value and unrealized losses on available for sale securities that have been in a continuous unrealized loss position for less than 12 months and for 12 months or longer as of December 31, 2006 and 2005 are as follows:

	December 31, 2006
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Description of Securities
Mortgage-backed securities	$7,080	$(49)	$56,964	$(1,744)	$64,044	$(1,793)
U.S. Treasury securities and other U.S. Government agencies	—	—	4,947	(51)	4,947	(51)
Obligations of state and political subdivisions	—	—	5,063	(51)	5,063	(51)
Other securities	—	—	2,441	(37)	2,441	(37)

Total	$7,080	$(49)	$69,415	$(1,883)	$76,495	$(1,932)

	December 31, 2005
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Description of Securities:
Mortgage-backed securities	$34,666	$(640)	$39,315	$(1,470)	$73,981	$(2,110)
U.S. Treasury securities and other U.S. Government agencies	987	(10)	18,209	(355)	19,196	(365)
Obligations of state and political subdivisions	4,831	(42)	1,411	(15)	6,242	(57)
Other securities	2,992	(10)	4,418	(122)	7,410	(132)

Total	$43,476	$(702)	$63,353	$(1,962)	$106,829	$(2,664)

Available for sale securities consist of marketable securities that the Company anticipates could be made available for sale in response to changes in the market, interest rates, liquidity needs, and changes in funding sources. As of December 31, 2006, there were 3 securities with a fair value of $7.1 million and an unrealized loss of $49,000 that have been in a continuous unrealized loss position for less than 12 months. There were also 61 securities with a 12 month or more continuous unrealized loss position that had a fair value of $69.4 million and an unrealized loss of $1.9 million. On a monthly basis, management reviews the unrealized loss position for the Company’s portfolio, in addition to industry analyst reports, sector credit ratings and interest rate risk profiles, and has concluded that the impairment was not other than temporary and was primarily due to the increase in interest rates.

4.	HELD TO MATURITY SECURITIES

The carrying amounts of held to maturity securities for 2006 and 2005 as shown in the Company’s consolidated balance sheets, and their approximate fair values at December 31, are as follows:

	December 31,
	2006				2005
	Book Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Book Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(Dollars in thousands)
Obligations of states and political subdivisions	$1,977	$42	$—	$2,019	$2,078	$65	$—	$2,143

The amortized cost and fair value of held to maturity securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$293	$296
Due after one year through five years	735	756
Due after five years through ten years	949	967

Totals	$1,977	$2,019

Nontaxable interest income on municipal investments was $1.0 million, $1.0 million, and $686,000 for 2006, 2005 and 2004, respectively.

5.	LOANS

The Company’s lending activities are conducted principally in Maine. The Company originates single family and multi-family residential loans, commercial real estate loans, commercial and industrial loans, municipal loans and a variety of consumer loans. In addition, the Company makes loans for the construction of residential homes, multi-family properties and commercial real estate properties.

The following table summarizes the composition of the Bank’s loan portfolio by type of loan at the dates indicated.

Loan Portfolio Composition

	December 31,
	2006	2005
	(Dollars in thousands)
Real estate
Residential	$232,970	$225,648
Commercial	77,666	66,924
Commercial and industrial	27,939	27,919
Consumer	29,627	30,471
Municipal	1,965	4,896

Total	$370,167	$355,858

Net deferred fees included in loans at December 31, 2006 and December 31, 2005 were $195,000 and $174,000, respectively.

At December 31, 2006 and 2005, loans on nonaccrual status totaled approximately $1.3 million and $2.3 million, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $68,000, $97,000, and $35,000 higher in 2006, 2005 and 2004, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 2006 and 2005 totaled approximately $1.9 million and $186,000, respectively.

As of December 31, 2006 and 2005, the Bank’s recorded investment in impaired loans and the related valuation allowance was as follows:

	December 31,
	2006	2005	2004
	(Dollars in thousands)
Impaired loans:
Valuation allowance required	$1,357	$2,147	$1,058
No valuation allowance required	—	—	—

Total impaired loans	$1,357	$2,147	$1,058

Average balance of impaired loans during the year	$1,791	$1,722	$1,086
Portion of allowance for loan losses allocated to the impaired loan balance	$184	$377	$165
Interest income recognized	$100	$106	$36

In the ordinary course of business, the Company’s subsidiary granted loans to the executive officers and directors of the Company and its subsidiary, and to affiliates of directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of uncollectibility or present other unfavorable features. Loans to related parties follows:

	December 31,
	2006	2005	2004
	(Dollars in thousands)
Balance, January 1	$2,461	$1,472	$1,153
Loans made/advanced and additions	860	2,165	1,013
Repayments and reductions	(598)	(1,176)	(694)

Balance, December 31	$2,723	$2,461	$1,472

6.	ALLOWANCE FOR LOAN LOSSES

Analysis of the allowance for loan losses is as follows for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
	(Dollars in thousands)
Balance, beginning of year	$4,248	$4,504	$4,339
Provision for (recovery of) loan losses	—	(215)	222

Balance before loan charge-offs	4,248	4,289	4,561

Loans charged-off	334	252	269
Less recoveries on loans charged-off	341	211	212

Net loan charge-offs (recoveries)	(7)	41	57

Balance, end of year	$4,255	$4,248	$4,504

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance might be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance. These agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

7.	LOAN SERVICING

Residential real estate mortgages are originated by the Company both for portfolio and for sale into the secondary market. The Company may sell its loans to institutional investors such as the Federal Home Loan Mortgage Corporation. Under loan sale and servicing agreements with the investor, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed upon rate on the loan, which is less than the interest rate the Company receives from the borrower. The Company retains the difference as a fee for servicing the residential real estate mortgages. As required by SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans, amortizes the asset over the estimated life of the serviced loan, and periodically assesses the asset for impairment.

The following summarizes mortgage servicing rights capitalized and amortized, along with the activity in the related valuation allowance:

	December 31,
	2006	2005	2004
	(Dollars in thousands)
Loans serviced for others	$105,997	$104,253	$110,246

Mortgage Servicing Rights, Net of Valuation Allowance:
Balance at beginning of year	$619	$806	$590
Mortgage servicing rights capitalized	431	107	404
Amortization charged against mortgage servicing income	(491)	(303)	(375)
Change in valuation allowance	2	9	187

Balance at end of year	$561	$619	$806

Valuation Allowance:
Balance at beginning of year	$4	$13	$200
Increase in impairment reserve	—	19	11
Reduction of impairment reserve	(2)	(28)	(198)

Balance at end of year	$2	$4	$13

Gain on loans sold was $119,000, $100,000 and $164,000 in 2006, 2005 and 2004, respectively.

8.	PREMISES, FURNITURE AND EQUIPMENT

Detail of bank premises, furniture and equipment is as follows:

	December 31,
	2006	2005
	(Dollars in thousands)
Land	$880	$462
Buildings and improvements	7,230	7,546
Furniture and equipment	7,026	6,446
Assets recorded under capital lease	854	—
Leasehold improvements	1,932	504

	17,922	14,958
Less accumulated depreciation	9,275	8,738

Premises, furniture and equipment, net	$8,647	$6,220

Depreciation expense related to bank premises, furniture and equipment was $699,000 in 2006, $663,000 in 2005, and $637,000 in 2004.

In 2006, the Company recorded an impairment charge in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, totaling $110,000. The impairment charge related to the land and building which previously housed the Rockland branch operation and represented the difference between the fair value of the land and building, as determined by a commercial appraisal, and its carrying value. The impairment loss was included in other expense in the consolidated statement of income.

At December 31, 2006, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.

Rental expense was $225,000 in 2006, $245,000 in 2005, and $257,000 in 2004.

The minimum annual lease commitments under noncancellable leases in effect at December 31, 2006 are as follows:

Years Ending December 31,
(Dollars in thousands)
2007	$300
2008	281
2009	286
2010	289
2011	299
Thereafter	4,054

Total	$5,509

9.	INTANGIBLE ASSETS

On August 31, 2000, the Company acquired the outstanding stock of Mid-Coast Bancorp, Inc. and its subsidiary, The Waldoboro Bank, FSB. The acquisition was accounted for under the purchase method of accounting for business combinations. The Company has an intangible asset subject to amortization related to the acquisition. The core deposit intangible is being amortized on a straight-line basis over 7 years, and reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.

The carrying amount is as follows:

	December 31,
	2006	2005
	(Dollars in thousands)
Core deposit intangible, cost	$323	$323
Accumulated amortization	296	249

Core deposit intangible, net	$27	$74

Amortization expense related to the core deposit intangible for each of the years ended December 31, 2006, 2005 and 2004 amounted to $47,000. The expected amortization expense is estimated to be $27,000 in 2007.

10.	DEPOSITS

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $28.1 million and $22.6 million in 2006 and 2005, respectively.

At December 31, 2006, the scheduled maturities of time deposits were as follows:

Years Ending December 31,
(Dollars in thousands)
2007	$110,062
2008	11,895
2009	9,379
2010	4,370
2011	386

Total	$136,092

11.	BORROWED FUNDS

Borrowed funds consist of advances from the FHLB, assets sold under repurchase agreements, junior subordinated debentures and treasury tax and loan notes.

Short- and long-term borrowings from the FHLB consist of fixed and variable rate borrowings and are collateralized by a blanket pledge agreement on the Bank’s FHLB stock, certain qualified investment securities, deposits at the FHLB, one-to-four family mortgages held in the Bank’s portfolio and certain commercial real estate loans. The Company, through its subsidiary, has an available line of credit with the FHLB of $5.0 million. The amount of borrowings with a call option totaled $28.5 million at December 31, 2006.

Borrowings from the FHLB are summarized as follows:

	Range of Final Maturity Dates	Interest Rates at December 31, 2006	December 31,
			2006	2005
			(Dollars in thousands)
Fixed borrowings	2007 to 2011	2.26% to 6.09%	$104,118	$104,500
Variable borrowings	2007 to 2013	2.00% to 7.23%	25,611	25,611

			$129,729	$130,111

Borrowings at December 31, 2006 mature as follows:

Years Ending December 31,
(Dollars in thousands)
2007	$80,915
2008	38,204
2009	3,672
2010	1,555
2011	5,000
Thereafter	383

Total	$129,729

Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank provides collateral based upon the par value of the underlying securities. At December 31, 2006, securities with a fair value of $27.2 million were pledged to collateralize other borrowed funds. Information concerning securities sold under agreements to repurchase for 2006 is summarized as follows:

Year Ended December 31, 2006
(Dollars in thousands)
Average balance during the year	$14,855
Average interest rate during the year	2.65%
Maximum month-end balance during the year	$19,562

On February 17, 2006, the Company completed a private placement of $8.0 million of trust preferred securities, through a newly formed Delaware trust affiliate, Union Bankshares Capital Trust I (the “Trust”). As part of this transaction, the Company issued an aggregate principal amount of $8.2 million of 30-year junior subordinated deferrable interest debt securities to the Trust. The debt securities were issued pursuant to the terms of an Indenture dated as of February 17, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee. Under regulatory capital requirements, trust preferred securities, within certain limitations, qualify as Tier I capital. The Company raised capital through the Trust as support for asset growth.

The debt securities obligate the Company to pay interest on their principal sum quarterly in arrears on January 7, April 7, July 7, and October 7 of each year. The debt securities mature on April 7, 2036, but may be redeemed by the Company, in whole or in part, beginning on April 7, 2011, on any interest payment date. The debt securities may also be redeemed by the Company in whole or in part, within 90 days of the occurrence of certain special redemption events as defined in the Indenture.

During 2006, the Company recorded $475,000 of interest expense related to the subordinated debt. At December 31, 2006, $3.0 million of the trust preferred securities was included in the Bank’s Tier 1 capital, which amounted to 7.6% of total Tier 1 capital, while the $8.0 million was included in the Company’s total Tier 1 capital and amounting to 18.0% of Tier 1 capital of the Company.

During 2006, the Company entered into a long-term capital lease obligation for a new branch office building in Town Hill, Maine, which extends for 20 years. The present value of the lease payments over twenty years ($92,400 per year for the first five years of the lease term and increasing by the Consumer Price Index plus one percent every five years) exceeded 90% of the fair value of the Town Hill office building.

The future minimum lease payments over the remaining terms of the lease and the outstanding capital lease obligation at December 31, 2006 are as follows:

Years Ending December 31,
(Dollars in thousands)
2007	$92
2008	92
2009	92
2010	92
2011	96
2012 and after	1,446

Total minimum lease payments	1,910
Less: imputed interest	1,069

Capital lease obligation	$841

12.	EMPLOYEE BENEFITS

Defined Benefit Pension Plan

The Company’s subsidiary has a noncontributory defined benefit pension plan covering substantially all permanent full-time employees. The defined benefit pension plan was frozen as of May 15, 2005. As a result, all affected employees retain any benefits accumulated to the effective date, but are no longer eligible to increase their benefit. Contributions for 2006 and 2005 were $0 and the expected contribution for 2007 is $0.

It is the subsidiary’s policy to fund the plan sufficiently to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

The accumulated benefit obligation at December 31, 2006, 2005 and 2004 was $7.1 million, $6.9 million, and $6.5 million, respectively. At December 31, 2006 and 2005, the accumulated benefit obligation exceeded the fair value of plan assets. The Company recognized an additional minimum liability equal to the unfunded accumulated benefit obligation of $939,000 and $1,161,000 at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, the minimum pension liability adjustment was recorded as a separate component of equity, net of a deferred tax asset of $319,000 and $395,000, respectively.

Pension expense amounted to $61,000, $40,000 and $565,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The measurement date for the pension plan was December 31, 2006.

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 31, 2006 and 2005, by asset category are as follows:

	December 31,
	2006	2005
Asset Category
Cash and cash equivalents	1%	1%
Fixed income	49%	50%
Domestic equities	40%	39%
International equities	10%	10%

Total	100%	100%

Investment Policies

The Retirement Plan for the Employees of Union Trust Company (the “Plan”) was established in 1959 to provide for the payment of benefits to employees of Union Trust Company. The Plan is overseen by a Pension Plan Committee who meets annually to review asset performance and compliance to investment guidelines and to set the investment policy guidelines. A complete review is presented annually to the Board of Directors’ Compensation Committee.

The Bank utilizes the investment management services of Union Trust Company’s Trust Department. The goal of the Union Trust Pension Fund (the “Fund”) is to provide sufficient funds to pay the pension obligations which the Bank has incurred for current and future retirees. As such, it should be conservatively managed with the appropriate mix of fixed income and equity securities. On an annual basis, the Fund should obtain sufficient cash to pay all obligations from income, the Bank’s contribution or appreciation in the value of the equity portion of the portfolio. Growth in the total value of the Fund will come from excess growth or Bank contribution.

The asset allocation shall be as follows:

•	Fixed Income:

At least 40%—50% of the portfolio should be invested in high quality fixed income securities. A preference exists for U.S. Treasury and Agency securities. As much as 30% of the fixed income portfolio may be invested in corporate bonds rated A or better, and with final maturities of no greater than 15 years. The Treasury and Agency portion of the portfolio should be a balanced portfolio with maturities ranging from 2—15 years upon purchase.

•	Common Stocks:

Up to 50%—60% of the portfolio may be invested in a diversified group of high quality common stocks or common stock equivalents. (1) The portfolio should consist of no more than thirty individual companies spread across at least eight industries. (2) At the time of purchase, there shall be a maximum of ten percent of the portfolio in any one equity. (3) After appreciation, there shall be no more than 15% of the total portfolio value in any one equity. (4) There shall be no more than 25% of the equity portfolio in any one industry.

•	Expected Long Term Rate of Return:

Basis for the expected long term rate of return assumption: the 7% and 8% expected long term rate of return assumption in 2006 and 2005, respectively, was derived from historical rates of return on stocks, government bonds and 30 day T-Bills, assuming a portfolio comprised of 55% stocks, 45% bonds and 5% cash equivalents.

The following table sets forth the estimated future benefit payments for the years indicated for the Company’s noncontributory defined benefit pension plan:

Years Ending December 31,
(Dollars in thousands)
2007	$310
2008	316
2009	362
2010	376
2011	369
2012 through 2016	2,274

Postretirement Benefits Other Than Pensions

The Company sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.

In December 2003, the President signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) into law. The Act includes the following two new features to Medicare (Medicare Part D) that could affect the measurement of the accumulated postretirement benefit obligation (APBO) and net periodic postretirement benefit cost for the Plan:

•	A subsidy to plan sponsors that is based on 28% of an individual beneficiary’s annual prescription drug costs between $250 and $5,000, and

•	The opportunity for a retiree to obtain a prescription drug benefit under Medicare.

During 2004, the Financial Accounting Standards Board (FASB) Staff issued FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The FSP addresses employers’ accounting for the effects of the Act and is effective for the Company beginning in 2005. The accounting for the Act will depend on the Company’s assessment as to whether the prescription drug benefits available under its plan are actuarially equivalent to Medicare Part D, among other factors. Currently, the Company has not determined the benefit it provides would be considered actuarially equivalent to the benefit provided under the Act and, accordingly, the potential impact of the Act is not reflected in measurement of the APBO or net periodic postretirement benefit cost.

The measurement date for postretirement benefits was December 31, 2006. The expected contribution cost for 2007 is $52,000 for postretirement benefits.

The following table sets forth the estimated future benefit payments for the years indicated for the Company’s postretirement health and life insurance program:

Years Ending December 31,
(Dollars in thousands)
2007	$52
2008	53
2009	58
2010	66
2011	66
2012 through 2016	435

Effective December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires the Company to recognize the over funded or under funded status of a single employer defined benefit postretirement plan as an asset or liability on its balance sheet and to recognize changes in the funded status in comprehensive income in the year in which the change occurred. However, gains or losses, prior service costs or credits, and transition assets or obligations that have not yet been included in net periodic benefit cost as of the end of 2006, the fiscal year in which SFAS 158 is initially applied, are to be recognized as components of the ending balance of accumulated other comprehensive income, net of tax.

The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company’s pension and other postretirement benefit plans at and for the years ended December 31, 2006, 2005 and 2004.

	2006		2005		2004
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(Dollars in thousands)
Change in Benefit Obligations
Benefit obligations at beginning of year	$6,864	$1,560	$8,384	$1,493	$7,540	$1,564
Service cost	—	72	—	78	469	68
Interest cost	405	84	426	84	456	89
Actuarial (gain) loss	98	(275)	(1,637)	(36)	201	(168)
Benefits paid	(286)	(56)	(309)	(59)	(282)	(60)

Benefit obligations at end of year	$7,081	$1,385	$6,864	$1,560	$8,384	$1,493

Change in Plan Assets
Fair value of plan assets at beginning of year	$5,780	$—	$5,948	$—	$5,911	$—
Actual return on plan assets	664	—	141	—	319	—
Employer contributions	—	56	—	59	—	60
Benefits paid	(286)	(56)	(309)	(59)	(282)	(60)

Fair value of plan assets at end of year	$6,158	$—	$5,780	$—	$5,948	$—

Funded status	$(923)	$(1,385)	$(1,084)	$(1,560)	$(2,436)	$(1,493)
Unrecognized net actuarial (gain) loss	—	—	1,161	(353)	2,554	(327)
Unamortized prior service credit	—	—	—	—	(16)	—
Recognized minimum liability	—	—	(1,161)	—	(648)	—
Unrecognized transition net obligation	—	—	—	320	—	366

Accrued benefit cost, included in other liabilities	$(923)	$(1,385)	$(1,084)	$(1,593)	$(546)	$(1,454)

Net periodic benefit cost includes the following components:

	2006		2005		2004
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(Dollars in thousands)
Service cost	$—	$72	$—	$78	$469	$68
Interest cost	405	84	426	84	456	89
Expected return on plan assets	(393)	—	(452)	—	(461)	—
Recognized net actuarial (gain) loss	49	(12)	67	(10)	104	(4)
Amortization of unrecognized transition obligation	—	46	—	46	—	46
Accretion of prior service credit	—	—	(1)	—	(3)	—

Net periodic benefit cost	$61	$190	$40	$198	$565	$199

Amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost in 2007 are $44,000 of net actuarial loss.

The incremental effects of applying SFAS No. 158 on individual line items in the balance sheet as of December 31, 2006 are as follows:

	Before Application of SFAS No. 158	Adjustment	After Application of SFAS No. 158
Other liabilities	$7,064	$(226)	$6,838
Total liabilities	$509,608	$(226)	$509,382
Accumulated other comprehensive income (loss)	$(620)	$226	$(394)
Total shareholders’ equity	$41,367	$226	$41,593

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) are as follows:

	Pension Benefits	Other Benefits
	(Dollars in thousands)
Net actuarial loss (gain)	$939	$(617)
Unrecognized transition obligation	—	275

	939	(342)
Net deferred tax expense (benefit)	(319)	116

Total accumulated other comprehensive (income) loss	$620	$(226)

Weighted-average assumptions as of December 31 are as follows:

	Years Ended December 31,
	2006		2005		2004
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Discount rate
For determining benefit obligation	6.00%	6.00%	5.75%	5.50%	6.00%	5.75%
For determining benefit cost	5.75%	5.50%	6.00%	5.75%	6.00%	6.00%
Expected return on plan assets	7.00%	—	8.00%	—	8.00%	—
Rate of compensation increase	0.00%	—	4.00%	—	4.00%	—

For measurement purposes, the annual rate of increase in the per capita health care cost of covered benefits was 11% for 2007, decreasing by 1% annually to 5% for 2013 and later years. The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic postretirement health care benefit cost and on the postretirement benefit obligation would be:

	Years Ended December 31,
	1 Percentage Point Increase			1 Percentage Point Decrease
	2006	2005	2004	2006	2005	2004
	(Dollars in thousands)
Effect on total service and interest components	$17	$17	$41	$(13)	$(13)	$(31)
Effect on postretirement benefit obligation	$282	$282	$279	$(219)	$(219)	$(217)

401(k) Plan

The Company has established a defined contribution plan under Section 401(k) of the Internal Revenue Code. Plan participants, who consist of all employees meeting minimum age and service requirements who elect to participate, are permitted to contribute a percentage of their wages to the plan on a pre-tax basis. In 2005, the Company amended the Plan to include an employer-paid match on amounts deferred by employees and an annual discretionary profit sharing contribution paid by the Company. The profit sharing plan expenses were $376,000 and $340,000 in 2006 and 2005, respectively, while plan expenses for employer-paid match contributions were $60,000 and $39,000 for 2006 and 2005, respectively.

Supplemental Executive Retirement Plan

The Company maintains a nonqualified supplemental executive retirement plan for the benefit of certain key employees. Life insurance policies were acquired to generate income to offset the cost of the plan. The amount of the annual benefit is indexed to the financial performance of each insurance policy owned by the Company. The present value of these benefits is being expensed over the employment service period which amounted to $210,000, $240,000 and $134,000 for 2006, 2005 and 2004, respectively. The cash value of these policies was $9.1 million and $8.8 million at December 31, 2006 and 2005, respectively.

Stock Purchase Plan

The Bank maintains a stock purchase plan which allows qualified employees and directors to acquire stock of the Company at fair market value.

13.	INCOME TAXES

Income tax expense (benefit) consists of the following:

	Years Ended December 31,
	2006	2005	2004
	(Dollars in thousands)
Federal current	$862	$1,390	$2,166
Federal deferred	321	331	(260)
State	81	95	139

Total	$1,264	$1,816	$2,045

The actual tax expense for 2006, 2005 and 2004 differs from the “expected” tax expense for those years (computed by applying the applicable U.S. federal corporate tax rate to income before income taxes) due to the following:

	Years Ended December 31,
	2006		2005		2004
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
	(Dollars in thousands)
Computed “expected” tax expense	$1,722	34.0%	$2,231	34.0%	$2,337	34.0%
Nontaxable income on obligations of states and political subdivisions	(368)	(7.3)%	(402)	(6.1)%	(259)	(3.8)%
Cash surrender value of life insurance	(109)	(2.2)%	(106)	(1.6)%	(126)	(1.8)%
Other	19	0.5%	93	1.4%	93	1.3%

Total	$1,264	25.0%	$1,816	27.7%	$2,045	29.7%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

	December 31,
	2006	2005
	(Dollars in thousands)
Deferred Tax Assets
Allowance for loan losses	$1,314	$1,273
Deferred compensation	400	332
Postretirement benefits	471	557
Accrued pension	319	395
Unrealized loss on available for sale securities	504	741
Other	—	67

Deferred tax assets	$3,008	$3,365

Deferred Tax Liabilities
Deferred origination fees	$135	$71
Premises, furniture and equipment	322	371
Mortgage servicing rights	191	210
Other	112	—

Deferred tax liabilities	$760	$652

The Bank has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $2.2 million at December 31, 2006. The deferred tax asset and liability are included in other assets and other liabilities in the balance sheet at December 31, 2006 and 2005.

14.	STAFF ACCOUNTING BULLETIN NO. 108 (SAB 108)

In September 2006, the SEC released SAB 108. The transition provisions of SAB 108 permit the Company to adjust for the cumulative effect on retained earnings of errors relating to prior years deemed to be immaterial under an income statement approach that are material under the balance sheet approach. The Company adopted SAB 108 effective the beginning of the fiscal year ended December 31, 2006. In accordance with SAB 108, the Company has adjusted beginning retained earnings for fiscal 2006 in the accompanying Consolidated Financial Statements for the item described below.

Tax Accounting Adjustments: The Company adjusted its beginning retained earnings for fiscal 2006 for a historical misstatement in deferred taxes payable related to minor income tax expense items accumulated over a period of years that were not considered material in past years. This resulted in an overstatement of other liabilities of $218,000. The cumulative effect of the above mentioned item on fiscal 2006 beginning balances is presented below:

Description	Noncurrrent Liabilities	Retained Earnings
Tax Accounting Adjustment	$(217,587)	$217,587

Total	$(217,587)	$217,587

15.	REGULATORY MATTERS

The Company and Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Reserve Board (the “Board”) categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank’s categorization have occurred since the Board’s notification.

The actual capital amounts and ratios for the Company and the Bank as of December 31, 2006 and 2005 are presented in the table below:

	December 31, 2006
	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
Total capital (to risk weighted assets)
Consolidated	$48,323	14.76%	≥	$26,190	≥	8.0%		N/A		N/A
Union Trust Company	$43,700	13.40%	≥	$26,093	≥	8.0%	≥	$32,616	≥	10.0%

Tier I capital (to risk weighted assets)
Consolidated	$44,229	13.51%	≥	$13,095	≥	4.0%		N/A		N/A
Union Trust Company	$39,619	12.15%	≥	$13,046	≥	4.0%	≥	$19,570	≥	6.0%

Tier I capital (to average assets)
Consolidated	$44,229	7.99%	≥	$22,145	≥	4.0%		N/A		N/A
Union Trust Company	$39,619	7.22%	≥	$21,950	≥	4.0%	≥	$27,437	≥	5.0%

	December 31, 2005
	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
Total capital (to risk weighted assets)
Consolidated	$39,456	12.75%	≥	$24,763	≥	8.0%		N/A		N/A
Union Trust Company	$39,315	12.70%	≥	$24,767	≥	8.0%	≥	$30,959	≥	10.0%

Tier I capital (to risk weighted assets)
Consolidated	$35,582	11.50%	≥	$12,381	≥	4.0%		N/A		N/A
Union Trust Company	$35,439	11.45%	≥	$12,384	≥	4.0%	≥	$18,575	≥	6.0%

Tier I capital (to average assets)
Consolidated	$35,582	6.83%	≥	$20,838	≥	4.0%		N/A		N/A
Union Trust Company	$35,439	6.80%	≥	$20,840	≥	4.0%	≥	$26,050	≥	5.0%

The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve Board.

16.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

At December 31, 2006 and 2005, the following financial instruments, whose contract amounts represent credit risk, were outstanding:

	Contract Amount
	2006	2005
	(Dollars in thousands)
Commitments to extend credit	$67,022	$62,394
Standby letters of credit	190	186
Unadvanced portions of construction loans	6,558	7,952

Total	$73,770	$70,532

The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the above financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the credit extension, is based on management’s credit evaluation of the counterparty. The types of collateral held include residential and commercial real estate and, to a lesser degree, personal property, business inventory and accounts receivable.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Expiration dates are usually within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Bank grants residential, commercial and consumer loans principally to customers in Maine’s Hancock, Washington, Waldo, Knox and Lincoln counties. Although the loan portfolio is diversified, a substantial portion of the debtors’ ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 2006, there were no borrowers whose total indebtedness to the Bank exceeded regulatory limits.

The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.	LITIGATION

At December 31, 2006, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company’s financial condition.

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods and assumptions are set forth below for the Bank’s financial instruments. Fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transaction costs. If these considerations had been incorporated into the fair value estimates, the aggregate fair value amount could have changed.

Cash and Cash Equivalents. The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 2006 and 2005, as these financial instruments have short maturities.

Investment Securities. Fair values are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Other Investment Securities, Federal Home Loan Bank stock and Federal Reserve Bank Stock. The fair value of these financial instruments approximates the book value as these instruments do not have a market, nor is it practical to estimate their fair value without incurring excessive costs.

Loans Held for Sale. The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

Loans. Fair values are estimated for portfolios of loans with similar financial characteristics. Management has determined that the fair value approximates book value on all loans with maturities of one year or less or variable interest rates. The fair values of all other loans are estimated based on bid quotations received from securities dealers. The estimates of maturity are based on the Bank’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions and the effects of estimated prepayments.

Cash Surrender Value of Bank Owned Life Insurance. The fair value is based on the actual cash surrender value of bank owned life insurance.

Accrued Interest Receivable. The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

Capitalized Mortgage Servicing Rights. The fair value of mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs, considering market consensus loan prepayment predictions.

Deposits. Fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings deposits, NOW accounts and money market and checking accounts, equals the amount payable on demand. The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimates do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value was considered, the fair value of the Bank’s net assets could increase.

Accrued Interest Payable. The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

Borrowings from Federal Home Loan Bank. The fair values of borrowings are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Subordinated Debt. The fair value is estimated using current rates for debentures of similar maturity.

Other Borrowed Funds. The carrying amount of borrowings under repurchase agreements maturing within 90 days approximates their fair value.

Commitments to Extend Credit. The Bank has not estimated the fair values of commitments to originate loans due to their short-term nature and their relative immateriality.

Limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These values do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The latter may include deferred tax assets, bank premises and equipment and other real estate owned. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

A summary of the fair values of the Company’s significant financial instruments at December 31, 2006 and 2005 follows:

	December 31,
	2006		2005
	Carrying Value	Estimate of Fair Value	Carrying Value	Estimate of Fair Value
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$11,900	$11,900	$9,725	$9,725
Securities, available for sale	130,512	130,512	128,852	128,852
Securities, held to maturity	1,977	2,019	2,078	2,143
Other investment securities	8,009	8,009	9,758	9,758
Loans	365,912	365,437	351,610	352,313
Loans held for sale	842	842	—	—
Accrued interest receivable	2,402	2,402	2,350	2,350
Cash surrender value of bank owned life insurance	9,118	9,118	8,762	8,762
Mortgage servicing rights	561	1,381	619	1,089

LIABILITIES
Deposits	$347,765	$347,243	$334,998	$334,093
Accrued interest payable	1,192	1,192	892	892
Borrowings from Federal Home Loan Bank	129,729	129,678	130,111	129,929
Subordinated debt	8,248	10,181	—	—
Other borrowed funds	16,802	16,802	17,584	17,584

19.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table provides a summary of the quarterly results of operations for the years ended December 31, 2006 and 2005. Certain balances from the prior quarters have been reclassified to conform to the fourth quarter 2006 presentation. Basic earnings per share have been restated to reflect the Company’s 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005.

	2006				2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share data)
Interest income	$6,934	$7,308	$7,611	$7,780	$5,966	$6,338	$6,537	$6,671
Interest expense	3,160	3,816	4,002	3,976	1,948	2,333	2,541	2,873
Net interest income	3,774	3,492	3,609	3,804	4,018	4,005	3,996	3,798
Recovery of loan losses	—	—	—	—	(215)	—	—	—

Net interest income after recovery of loan losses	3,774	3,492	3,609	3,804	4,233	4,005	3,996	3,798
Non-interest income	1,378	1,658	1,502	1,497	1,307	1,505	1,447	1,492
Non-interest expense	4,045	4,070	3,753	3,781	3,771	3,754	3,741	3,954

Income before taxes	1,107	1,080	1,358	1,520	1,769	1,756	1,702	1,336
Income taxes	273	246	326	419	545	504	508	259

Net income	$834	$834	$1,032	$1,101	$1,224	$1,252	$1,194	$1,077

Basic earnings per share	$0.76	$0.77	$0.95	$1.03	$1.10	$1.12	$1.08	$0.98

20.	PARENT-ONLY CONDENSED FINANCIAL STATEMENTS

The condensed financial statements of Union Bankshares Company as of December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005 and 2004 are presented as follows:

BALANCE SHEETS

December 31, 2006 and 2005

Dollars in thousands	2006	2005
ASSETS
Cash	$1	$52
Securities, available for sale, at market	4,676	—
Investment in subsidiaries	38,901	34,053
Core deposit intangible	27	74
Goodwill	6,305	6,305
Other assets	482	590

Total assets	$50,392	$41,074

LIABILITIES AND SHAREHOLDERS’ EQUITY
Junior subordinated debt	$8,248	$—
Dividends payable	426	439
Other liabilities	125	60
Shareholders’ equity	41,593	40,575

Total liabilities and shareholders’ equity	$50,392	$41,074

STATEMENTS OF INCOME Years ended December 31, 2006, 2005 and 2004

Dollars in thousands	2006	2005	2004
Dividend income	$3,544	$2,954	$3,270
Equity in undistributed earnings of subsidiary	549	1,934	1,701
Other income	229	—	—

Total income	4,322	4,888	4,971
Operating expenses	521	141	142

Net income	$3,801	$4,747	$4,829

STATEMENTS OF CASH FLOWS

Years ended December 31, 2006, 2005 and 2004

Dollars in thousands	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,801	$4,747	$4,829

ADJUSTMENTS TO RECONCILE NET INCOME CASH PROVIDED BY OPERATING ACTIVITIES
Undistributed earnings of subsidiary	(549)	(1,934)	(1,701)
Amortization	36	47	47
Decrease (increase) in other assets	109	(112)	(29)
Increase in other liabilities	65	127	18

Net cash provided by operating activities	3,462	2,875	3,164

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of available for sale securities	(4,980)	—	—
Payments for investments in subsidiaries	(3,250)	—	—
Proceeds from principal payments on available for sale securities	316	—	—

Net cash used by investing activities	(7,914)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(1,742)	(1,773)	(1,457)
Proceeds from issuance of long-term debt	8,248	—	—
Purchase of common and treasury stock	(2,613)	(1,682)	(1,869)
Sale of treasury stock	—	—	186
Proceeds from stock issuance	508	425	164

Net cash provided (used) by financing activities	4,401	(3,030)	(2,976)

Net (decrease) increase in cash	(51)	(155)	188
Cash at beginning of year	52	207	19

Cash at end of year	$1	$52	$207

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Changes in other comprehensive income:
Net decrease in net unrealized gain on available for sale securities	$(460)	$(1,895)	$(1,086)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Union Bankshares Company

We have reviewed the accompanying interim consolidated financial information of Union Bankshares Company and Subsidiary as of June 30, 2007 and 2006, and for the three-and six-month periods then ended. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is to express an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Berry, Dunn, McNeil and Parker

Portland, Maine
August 9, 2007

UNION BANKSHARES COMPANY FINANCIAL INFORMATION

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except number of shares)

	June 30, 2007	June 30, 2006	December 31, 2006

	(Unaudited)	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$13,276	$11,214	$11,900
Securities, available for sale, at market	135,915	138,468	130,512
Securities, held to maturity, at cost (market value $1,970, $2,020, and $2,019 at June 30, 2007, June 30, 2006 and December 31, 2006, respectively)	1,944	1,980	1,977
Other investment securities, at cost which approximates market value	8,025	9,543	8,009
Loans held for sale	387	511	842
Loans	377,793	372,740	370,167
Less allowance for loan losses	4,220	4,258	4,255

Net loans	373,573	368,482	365,912

Premises, furniture and equipment, net	8,765	7,803	8,647
Goodwill	6,305	6,305	6,305
Bank owned life insurance	9,295	8,945	9,118
Other assets	7,602	7,258	7,753

Total assets	$565,087	$560,509	$550,975

LIABILITIES
Demand deposits	$43,018	$43,261	$49,868
NOW deposits	72,630	70,720	80,257
Money market accounts	32,126	17,219	21,290
Savings deposits	51,884	63,594	60,258
Certificates of deposit	149,053	122,723	136,092

Total deposits	348,711	317,517	347,765
Borrowings from Federal Home Loan Bank	138,382	178,232	129,729
Other borrowed funds	21,532	11,573	16,802
Subordinated debt	8,248	8,248	8,248
Other liabilities	6,654	5,704	6,838

Total liabilities	523,527	521,274	509,382

SHAREHOLDERS’ EQUITY
Common stock, $12.50 par value. Authorized 10,000,000 shares, issued 1,064,530 shares at June 30, 2007, 1,084,584 shares at June 30, 2006 and 1,063,982 shares at December 31, 2006.	13,307	13,557	13,300
Surplus	266	1,226	248
Retained earnings	30,272	27,924	29,417
Accumulated other comprehensive loss

Net unrealized loss on securities available for sale, net of deferred tax asset of $(959), $(1,394) and $(504) at June 30, 2007, June 30, 2006 and December 31, 2006, respectively.	(1,863)	(2,706)	(978)
Net unrealized loss on pension and postretirement plans, net of deferred tax asset of $(218), $(395) and $(203) at June 30, 2007, June 30, 2006 and December 31, 2006, respectively.	(422)	(766)	(394)

Total shareholders’ equity	41,560	39,235	41,593

Total liabilities and shareholders’ equity	$565,087	$560,509	$550,975

See Report of Independent Registered Public Accounting Firm. The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except number of shares and per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$6,150	$5,645	$12,156	$11,062
Interest and dividends on investments	1,694	1,663	3,390	3,180

Total interest and dividend income	7,844	7,308	15,546	14,242

INTEREST EXPENSE
Interest on deposits	2,239	1,512	4,317	3,025
Interest on borrowed funds	2,110	2,304	4,104	3,951

Total interest expense	4,349	3,816	8,421	6,976

Net interest income	3,495	3,492	7,125	7,266
Provision for loan losses	15	—	30	—

Net interest income after provision for loan losses	3,480	3,492	7,095	7,266

NON-INTEREST INCOME
Net gain on sales of investment securities	—	—	7	—
Financial services fees and commissions	686	642	1,354	1,263
Service charges and fees on deposit accounts	484	525	930	967
Bankcard fees	86	80	168	156
Loan fees	237	212	463	362
Income from cash surrender value of life insurance	92	96	177	183
Other income	61	103	134	105

Total non-interest income	1,646	1,658	3,233	3,036

NON-INTEREST EXPENSE
Salaries and employee benefits	2,262	2,316	4,653	4,780
Net occupancy	421	391	863	777
Equipment and data processing	365	367	673	657
Other expense	995	996	1,818	1,901

Total non-interest expense	4,043	4,070	8,007	8,115

Income before income taxes	1,083	1,080	2,321	2,187
Income taxes	244	246	550	519

Net income	$839	$834	$1,771	$1,668

Net income per common share	$0.79	$0.77	$1.66	$1.53

Cash dividends declared per common share	$0.43	$0.40	$0.86	$0.80

Weighted average common shares outstanding	1,064,161	1,088,762	1,064,158	1,092,464

See Report of Independent Registered Public Accounting Firm. The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

(Dollars in thousands, except number of shares and per share data)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance at December 31, 2005	$13,721	$1,932	$27,126	$(2,204)	$40,575

Net income, six months ended June 30, 2006	—	—	1,668	—	1,668
Change in net unrealized loss on available for sale securities, net of tax of $(653)	—	—	—	(1,268)	(1,268)

Total comprehensive income	—	—	1,668	(1,268)	400

Sale of 4,201 shares of common stock	52	222	—	—	274
Repurchase of 17,283 shares of common stock	(216)	(928)	—	—	(1,144)
Cash dividends declared	—	—	(870)	—	(870)

Balance at June 30, 2006	$13,557	$1,226	$27,924	$(3,472)	$39,235

Balance at December 31, 2006	$13,300	$248	$29,417	$(1,372)	$41,593

Net income, six months ended June 30, 2007	—	—	1,771	—	1,771
Change in net unrealized loss on available for sale securities, net of tax benefit of $(456)	—	—	—	(884)	(884)
Minimum pension liability adjustment, net of tax of $2	—	—	—	4	4
Minimum post retirement adjustment, net of tax benefit of $(17)	—	—	—	(33)	(33)

Total comprehensive income	—	—	1,771	(913)	858

Sale of 4,609 shares of common stock	57	189	—	—	246
Repurchase of 4,061 shares of common stock	(50)	(171)	—	—	(221)
Cash dividends declared	—	—	(916)	—	(916)

Balance at June 30, 2007	$13,307	$266	$30,272	$(2,285)	$41,560

See Report of Independent Registered Public Accounting Firm. The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,771	$1,668

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Amortization of intangible asset	23	23
Depreciation	375	335
Net (accretion) amortization of (discounts) premium on investments	(8)	134
Deferred income taxes	(15)	(48)
Loss on disposal of assets	5	—
Provision for loan losses	30	—
Net gain on sales of available for sale securities	(7)	—
Originations of loans held for sale	(7,257)	(3,686)
Proceeds from sale of loans	7,712	3,175
Net change in other assets	126	(811)
Net change in other liabilities	227	(98)
Net increase in deferred loan origination fees	(17)	(9)

Net cash provided by operating activities	2,965	683

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available for sale securities	4,007	170
Purchase of available for sale securities	(40,556)	(22,518)
Proceeds from maturities and principal payments on available for sale securities	29,823	10,680
Proceeds from maturities and principal payments on held to maturity securities	30	95
Net change in other investments	(16)	215
Net increase in loans to customers	(7,673)	(16,863)
Net capital expenditures	(498)	(1,918)
Net increase in cash surrender value of life insurance	(177)	(183)

Net cash used by investing activities	(15,060)	(30,322)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	946	(17,481)
Proceeds from long-term borrowings	5,000	6,000
Repayment of long-term borrowings	(1,347)	(3,579)
Net increase in short-term borrowings from Federal Home Loan Bank	5,000	45,700
Net change in other borrowed funds	4,730	(6,011)
Issuance of subordinated debt	—	8,248
Purchase of common stock	(221)	(1,144)
Proceeds from stock issuance	246	274
Dividends paid	(883)	(879)

Net cash provided by financing activities	13,471	31,128

Net increase in cash and cash equivalents	1,376	1,489
Cash and cash equivalents at beginning of year	11,900	9,725

Cash and cash equivalents at end of period	$13,276	$11,214

See Report of Independent Registered Public Accounting Firm. The accompanying notes are an integral part of these consolidated financial statements.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements, primarily consisting of normal recurring adjustments, have been included. All significant intercompany transactions and balances are eliminated in consolidation. Operating results for the quarter ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007 or other interim periods. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

NOTE 2. EARNINGS PER SHARE

Earnings per common share, or EPS, is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period.

NOTE 3. DERIVATIVE FINANCIAL INSTRUMENTS

On March 15, 2007, the Company purchased interest rate protection agreements (caps) with notional amounts of $20.0 million, a strike rate of 5.50% and a termination date of March 15, 2010. These caps were acquired to limit the Company’s exposure to rising interest rates. Under these agreements, the Company paid up front premiums of $66,000 for the right to receive cash flow payments above the predetermined cap rate, thus effectively capping its interest expense for the duration of the agreement. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activity, management determined the cap did not qualify for hedge accounting treatment. Accordingly, the fair value of the cap, $102,000 at June 30, 2007, is recorded in the consolidated balance sheets with the change in fair value recorded in other expense in the consolidated statement of income.

NOTE 4. STOCK REPURCHASE PROGRAM

The Stock Repurchase Program, as originally adopted on April 14, 2002, provided for the repurchase of up to 57,700 shares or up to 5% of the Company’s then-outstanding common stock. On October 27, 2004, the Company amended the Stock Repurchase Program to authorize the repurchase of up to 86,550 shares or 7.5% of its outstanding common stock as of the Program’s original adoption date. On February 22, 2006, the Board of Directors of the Company authorized the repurchase of 5,000 additional shares under the Stock Repurchase Program. On April 19, 2006, the Board of Directors of the Company amended the Stock Repurchase Program to authorize the repurchase of an additional 54,529 shares, or 5%, of the Company’s common stock outstanding as of April 10, 2006. The repurchases may be made from time to time at the discretion of management of the Company. Shares repurchased by the Company are designated as authorized but unissued stock of the Company. The Company may utilize such shares for any purpose the Board of Directors of the Company deems advisable in compliance with applicable law. As of June 30, 2007, the Company had repurchased a total of 125,526 shares of its stock since the Program’s inception. The Company repurchased 2,500 shares as part of this program at an average price of $55.00 during the second quarter of 2007.

NOTE 5. MORTGAGE SERVICING RIGHTS

Capitalized mortgage servicing rights are recognized, in accordance with SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of SFAS No. 140, as separate assets when the Company continues to service residential real estate loans that have been sold in the secondary market. Capitalized servicing rights are included in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. The fair value of the mortgage servicing rights approximated $1.3 million at June 30, 2007 and 2006.

In evaluating the reasonableness of the carrying values of mortgage servicing rights, the Company obtains third party valuations based on loan level data including note rate, type and term of the underlying loans. The model utilizes a variety of assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a three-month moving average of weekly prepayment data published by the Public Securities Association and modeled against the serviced loan portfolio by the third party valuation specialist. The discount rate is the quarterly average 10—year US Treasury rate plus 5.0%. Other assumptions include delinquency rates, foreclosure rates, servicing cost inflation, and annual unit loan cost. All assumptions are adjusted periodically to reflect current circumstances. Amortization of the mortgage servicing rights, as well as write-offs of capitalized rights due to prepayments of the related mortgage loans, are recorded as a charge against other income.

The following summarizes mortgage servicing rights capitalized and amortized, along with the activity in the related valuation allowance:

	Six months ended June 30,
	2007	2006
	(Dollars in thousands)
Balance of loans serviced for others at June 30,	$109,512	$102,847

Mortgage Servicing Rights, Net of Valuation Allowance:
Balance at beginning of year	$561	$619
Mortgage servicing rights capitalized	132	284
Amortization charged against mortgage servicing income	(146)	(331)
Change in valuation allowance	(3)	2

Balance at end of period	$544	$574

Valuation Allowance:
Balance at beginning of year	2	4
Increase in impairment reserve	3	—
Reduction of impairment reserve	—	(2)

Balance at end of period	$5	$2

NOTE 6. CORE DEPOSIT INTANGIBLE

On August 31, 2000, the Company acquired the outstanding stock of Mid-Coast Bancorp, Inc. and its subsidiary, The Waldoboro Bank, FSB. The acquisition was accounted for under the purchase method of accounting for business combinations. The Company has an intangible asset subject to amortization related to the acquisition. The core deposit intangible is being amortized on a straight-line basis over 7 years, and reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset. The carrying amount is as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
	(Dollars in thousands)
Core deposit intangible, cost	$323	$323	$323
Accumulated amortization	319	272	296

Core deposit intangible, net	$4	$51	$27

Amortization expense related to the core deposit intangible amounted to $23,000 for the six months ended June 30, 2007 and June 30, 2006. The expected total amortization expense is estimated to be $27,000 in 2007.

NOTE 7. EMPLOYEE BENEFITS

The Company’s subsidiary has a noncontributory defined benefit pension plan covering substantially all permanent full-time employees. Effective May 15, 2005, the Company froze the defined benefit pension plan. As a result, all affected employees retained any benefits accumulated to the effective date, but were no longer eligible to increase their benefit.

The Company also sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees who meet minimum age and service requirements. Active employees accrue benefits over a 25-year period.

In December 2006, the Company implemented SFAS Statement No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of Financial Accounting Standards Board Statements, or FASB, No. 87, 88, 106 and 132(R). This Statement requires changes to the existing reporting for defined benefit postretirement plans that, among other changes, requires the Company to recognize on its balance sheet the over funded or under funded status of the above described plans, measured as the difference between the fair value of plan assets and the projected benefit obligation.

Net periodic benefit cost of these plans includes the following components:

	Three months ended June 30,
	2007		2006
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(Dollars in thousands)
Service cost	$—	$17	$—	$19
Interest cost	107	23	98	21
Expected return on plan assets	(112)	—	(98)	—
Recognized net actuarial (gain) loss	(3)	(5)	8	(3)
Amortization of unrecognized transition obligation	—	11	—	12

Net periodic benefit cost	$(8)	$46	$8	$49

	Six months ended June 30,
	2007		2006
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(Dollars in thousands)
Service cost	$—	$35	$—	$38
Interest cost	208	44	196	42
Expected return on plan assets	$(210)	—	(196)	—
Recognized net actuarial (gain) loss	9	(8)	16	(6)
Amortization of unrecognized transition obligation	—	23	—	24

Net periodic benefit cost	$7	$94	$16	$98

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive (income) loss are as follows:

	Six months ended June 30,
	2007		2006
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	(Dollars in thousands)
Net actuarial loss (gain)	$932	$(544)	$—	$—
Unrecognized transition obligation	—	252	—	—

	932	(292)	—	—
Net deferred tax expense (benefit)	(317)	99	—	—

Total accumulated other comprehensive (income) loss	$615	$(193)	$—	$—

Weighted-average discount rate assumption used to determine benefit obligation	6.00%	6.00%	5.50%	5.50%

Weighted-average discount rate assumption used to determine benefit cost	5.75%	5.50%	5.75%	5.75%

The Company’s expected pension and postretirement benefit payments for the second quarter of 2007 are $77,000 and $13,000, respectively and the expected benefit payments for all of 2007 are $310,000 and $51,000, respectively. The expected pension and postretirement contributions for 2007 is $0 and $51,000, respectively.

The Company has established a defined contribution plan under Section 401(k) of the Internal Revenue Code. Plan participants, who consist of all employees meeting minimum age and service requirements who elect to participate, are permitted to contribute a percentage of their wages to the plan on a pre-tax basis. In 2005, the Company amended the Plan to include an employer-paid match on amounts deferred by employees and an annual discretionary profit sharing contribution paid by the Company.

The Company also maintains a nonqualified supplemental executive retirement plan for the benefit of certain key employees. Life insurance policies were acquired to generate income to offset the cost of the plan. The amount of the annual benefit is indexed to the financial performance of each insurance policy owned by the Company.

NOTE 8. REPURCHASE AGREEMENTS

Both wholesale and retail repurchase agreements are collateralized by mortgage-backed securities and U.S. Government obligations. At June 30, 2007, the Company had $10.0 million of wholesale repurchase agreements outstanding with third party brokers and $10.5 million of customer repurchase agreements outstanding. The related securities are included in the securities available for sale portfolio.

NOTE 9. INCOME TAXES

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109, or FIN 48. This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, the Company has adopted the provisions of FIN 48 and there was no material effect on the financial statements. As a result, there was no cumulative effect related to adopting FIN 48.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2004 through 2006. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2004 through 2006.

NOTE 10. RECENT ACCOUNTING DEVELOPMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and early application is encouraged. This Statement does not require any new fair value measurements and we do not expect application of this Statement to change current practice.

In February of 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which gives entities the option to measure eligible financial assets, and financial liabilities at fair value on an instrument by instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. This statement is effective as of the beginning of a company’s first fiscal year after November 15, 2007. The Company is in the process of analyzing the impact of SFAS No. 159.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

CAMDEN NATIONAL CORPORATION

and

UNION BANKSHARES COMPANY

Dated as of August 13, 2007

ARTICLE I—THE MERGERS		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Closing	A-2
1.5	Articles of Incorporation and Bylaws	A-2
1.6	Directors of the Surviving Corporation	A-2
1.7	Officers of the Surviving Corporation	A-2
1.8	Company Bank Advisory Board	A-2
1.9	Tax Consequences	A-2
1.10	Bank Merger	A-2

ARTICLE II—MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES		A-3
2.1	Merger Consideration	A-3
2.2	Rights as Shareholders; Stock Transfers	A-3
2.3	Fractional Shares	A-3
2.4	Election Procedures	A-4
2.5	Exchange Procedures	A-5
2.6	Anti-Dilution Provisions	A-7
2.7	Employee Stock Plan	A-7
2.8	Dividend Reinvestment and Stock Purchase Plan	A-7

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7
3.1	Making of Representations and Warranties	A-7
3.2	Organization, Standing and Authority	A-8
3.3	Capitalization	A-8
3.4	Subsidiaries	A-8
3.5	Corporate Power	A-9
3.6	Corporate Authority	A-9
3.7	Non-Contravention	A-9
3.8	Articles of Incorporation; Bylaws; Corporate Records	A-10
3.9	Compliance with Laws	A-10
3.10	Litigation; Regulatory Action	A-10
3.11	SEC Documents; Financial Reports; and Regulatory Reports	A-11
3.12	Absence of Certain Changes or Events	A-12
3.13	Taxes and Tax Returns	A-12
3.14	Employee Benefit Plans	A-14
3.15	Labor Matters	A-16
3.16	Insurance	A-17
3.17	Environmental Matters	A-17
3.18	Intellectual Property	A-18
3.19	Material Agreements; Defaults	A-18
3.20	Property and Leases	A-19
3.21	Inapplicability of Takeover Laws	A-19
3.22	Regulatory Capitalization	A-19
3.23	Loans; Nonperforming and Classified Assets	A-19
3.24	Trust Business; Administration of Fiduciary Accounts	A-20
3.25	Investment Management and Related Activities	A-20
3.26	Derivative Transactions	A-20
3.27	Repurchase Agreements	A-21
3.28	Deposit Insurance	A-21

A-i

3.29	CRA, Anti-money Laundering and Customer Information Security	A-21
3.30	Transactions with Affiliates	A-21
3.31	Brokers; Fairness Opinion	A-22
3.32	Disclosure	A-22

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER		A-22
4.1	Making of Representations and Warranties.	A-22
4.2	Organization, Standing and Authority	A-22
4.3	Capitalization	A-23
4.4	Corporate Power	A-23
4.5	Corporate Authority	A-23
4.6	Non-Contravention.	A-23
4.7	Articles of Incorporation; Bylaws	A-23
4.8	Compliance with Laws	A-24
4.9	Litigation	A-24
4.10	SEC Documents; Financial Reports; and Regulatory Reports.	A-24
4.11	Absence of Certain Changes or Events	A-25
4.12	Tax Treatment	A-25
4.13	Employee Benefit Plans	A-25
4.14	Regulatory Capitalization	A-26
4.15	CRA, Anti-money Laundering and Customer Information Security	A-26
4.16	Brokers	A-26
4.17	Deposit Insurance	A-26
4.18	Sufficient Funds	A-26
4.19	Disclosure	A-26

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS		A-27
5.1	Company Forbearances	A-27
5.2	Buyer Forbearances	A-29

ARTICLE VI—ADDITIONAL AGREEMENTS		A-29
6.1	Reasonable Best Efforts	A-29
6.2	Shareholder Approval.	A-29
6.3	Registration Statement	A-30
6.4	Press Releases	A-30
6.5	Access; Information	A-31
6.6	No Solicitation	A-31
6.7	Affiliate Agreements	A-34
6.8	Takeover Laws	A-34
6.9	Shares Listed	A-34
6.10	Regulatory Applications; Filings; Consents	A-34
6.11	Indemnification; Directors’ and Officers’ Insurance	A-34
6.12	Employees and Benefit Plans.	A-35
6.13	Notification of Certain Matters	A-36
6.14	Confidentiality Agreement	A-36
6.15	Section 16 Votes	A-36
6.16	Other Actions	A-36

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER		A-36
7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-36
7.2	Conditions to the Obligations of Buyer	A-37
7.3	Conditions to the Obligations of the Company	A-37

A-ii

ARTICLE VIII—TERMINATION		A-38
8.1	Termination	A-38
8.2	Effect of Termination and Abandonment	A-39

ARTICLE IX—MISCELLANEOUS		A-40
9.1	Survival	A-40
9.2	Certain Definitions.	A-40
9.3	Waiver; Amendment	A-44
9.4	Expenses	A-44
9.5	Notices	A-45
9.6	Understanding; No Third Party Beneficiaries	A-45
9.7	Assignability; Binding Effect	A-45
9.8	Headings; Interpretation	A-46
9.9	Counterparts	A-46
9.10	Governing Law	A-46

EXHIBIT A—Bank Merger Agreement

EXHIBIT B—Form of Affiliate Letter Addressed to Buyer

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2007 (this “Agreement”), by and between Camden National Corporation, a Maine corporation (“Buyer”), and Union Bankshares Company, a Maine corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Maine (the “Merger”);

WHEREAS, promptly following the Effective Time of the Merger, Buyer’s wholly-owned subsidiary, Union Trust Company (“Buyer Bank”) shall be merged into Company’s wholly-owned subsidiary, Camden National Bank (“Company Bank”) (the “Bank Merger”) in accordance with the Agreement and Plan of Merger attached as Exhibit A hereto (the “Bank Merger Agreement”);

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (the “Voting Agreement Shareholders”) has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $12.50 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGERS

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maine Business Corporation Act (the “MBCA”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under the laws of the State of Maine (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and file with the Secretary of State of the State of Maine, articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA. The Merger shall become effective at the time and on the date of such filing or at the time and on the date specified therein (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on a date to be specified by the parties, which shall be no later than five (5) Business Days (as defined in Section 9.2) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The number of persons constituting the Board of Directors of the Surviving Corporation shall be increased by one member and one member of the Board of Directors of the Company to be selected by Buyer shall be appointed to the Board of Directors of the Surviving Corporation.

1.7 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.8 Company Bank Advisory Board. Buyer shall establish an advisory board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 1.8 and which shall meet quarterly. The Board of Directors of the Company Bank immediately prior to the Effective Time shall be invited to serve as members of such Advisory Board. Each member of the Advisory Board shall receive a fee of $250 per meeting and shall serve until at least the second anniversary of the Effective Date and the election and qualification of their successors.

1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Bank Merger.

(a) On the Effective Date and promptly following the Effective Time in accordance with the Bank Merger Agreement, Company Bank shall be merged with and into Buyer Bank and (i) all the assets, property, rights, privileges, powers and franchises of Company Bank and Buyer Bank shall vest in Buyer Bank (“New Bank”), (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Company Bank and Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of New Bank and (iii) notwithstanding the foregoing, thereafter the former offices of Company Bank located in Hancock and Washington counties shall be operated by New Bank as a separate division under the name “Union Trust, a division of Camden National Bank” for a minimum of twelve (12) months.

(b) The Bank Merger shall be implemented pursuant to the Bank Merger Agreement. In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished promptly following the date hereof: (i) the Company, as the sole shareholder of Company Bank, shall approve the Bank Merger Agreement, and the Company shall cause Company Bank to execute and deliver the Bank Merger Agreement to Buyer and (ii) Buyer, as the sole shareholder of Buyer Bank, shall approve the Bank Merger Agreement, and Buyer shall cause Buyer Bank to execute and deliver the Bank Merger Agreement to the Company.

(c) The former offices of Company Bank located within Buyer Bank’s existing footprint will be operated under the name “Camden National Bank.” The number of persons constituting the Board of Directors of New Bank shall be increased by two members, one of whom shall be Peter Blyberg, who shall be appointed Vice Chairman of the Board.

ARTICLE II—MERGER CONSIDERATION;

ELECTION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held by Buyer immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either: (i) $68.00 in cash (the “Cash Consideration”); or (ii) 1.9106 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.2 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 2.1(c) and 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on The American Stock Exchange (“AMEX”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) AMEX trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.4 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, notwithstanding any other provision of this Agreement, sixty percent (60%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.2) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and the Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.5 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than ten (10) Business Days following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company

Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.6 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

2.7 Employee Stock Plan. Prior to the Effective Time, the Company’s Employee Stock Plan shall terminate and all outstanding accumulated payroll deductions thereunder shall be returned, without interest, to the participating employees and any Company Common Stock purchased for such participating employees shall be distributed to such employees.

2.8 Dividend Reinvestment and Stock Purchase Plan. The Company shall take all actions necessary to freeze its Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or the Company or Buyer as a result of such purchase or the exercise of such rights at or after such date. The Company shall terminate the DRIP prior to the Closing Date.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c).

(c) No representation or warranty of the Company contained in this Article III shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.2); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4(a), 3.4(b), 3.5 and 3.6, Section 3.13(f), the first two sentences of Section 3.2, and the last sentence of Section 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. The Company is duly registered as a bank holding company which has not elected financial holding company status under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock, of which 1,066,772 shares were issued and outstanding, and no shares were held, directly or indirectly, by the Company as treasury stock. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance (including pursuant to any stock option plan), the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

(b) Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (as defined in Section 9.2) of the Company.

3.4 Subsidiaries.

(a) (i) Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4 of the Company Disclosure Schedule.

3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.6 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of sixty percent (60%) of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Board of Directors of the Company (the “Company Board”). The Company Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a sixty percent (60%) of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of any class of capital stock of the Company required by the MBCA, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby. In accordance with the applicable provisions of the MBCA, the shareholders of the Company are not entitled to appraisal or dissenters’ rights in connection with any of the transactions contemplated hereby.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 9.2), and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.2) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company is not aware of any reasons relating to the Company or the Company Bank (including, without limitation, Community Reinvestment Act compliance or the USA

PATRIOT Act) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

3.8 Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since December 31, 2001, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of the Company, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely; and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

3.10 Litigation; Regulatory Action.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”), and the Maine Superintendent of Banks) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Except as set forth on Schedule 3.11 of the Company Disclosure Schedule, the Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act (as defined in Section 9.2), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.2) (collectively, the “Company SEC Documents”), with the Securities and Exchange Commission (“SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.2) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) contained in the Company 2006 Form 10-K and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the

related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the OTC Bulletin Board. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since December 31, 2001, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Maine Superintendent of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2006, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Company Material Adverse Effect in the future, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent accountants, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $125,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13 Taxes and Tax Returns.

Except as set forth on Schedule 3.13 of the Company Disclosure Schedule;

(a) The Company and each of its Subsidiaries have timely filed in correct form all Tax Returns (as defined in Section 9.2) that were required to be filed by any of them, and have paid all Taxes (as defined in Section 9.2) owed by them (whether or not shown as due on any Tax Returns).

(b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being contested in good faith and which are described on Schedule 3.13 of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or other taxing authority, as applicable, for all years through December 31, 2003 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There are no disputes pending or written claims asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(c) Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the date hereof. In addition, (A) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees, shareholders, depositors and payees for all periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and information reporting (including IRS Forms 1098 and 1099) and backup and nonresident withholding; (C) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2006 Form 10-K, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns and (D) except for such failures as collectively would not be a Company Material Adverse Effect, the Company and its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices from the Internal Revenue Service in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any customers, shareholders, or payees. Further, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2003.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(e) Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

(f) Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.

(g) No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries is a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

(j) As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Employee Benefit Plans.

(a) Schedule 3.14 of the Company Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained by the Company or an ERISA Affiliate (as defined below) at any time during the six-year period ending on the Closing Date.

(b) Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Neither the Company nor any ERISA Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply in all material respects with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any ERISA Affiliate. With respect to any Employee Program ever maintained by the Company or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Code Section 4975, (ii) failure to comply in all material respects with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.14 of the Company Disclosure Schedule).

(d) Neither the Company nor any ERISA Affiliate has ever maintained any Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan (as defined below). Except as described in Schedule 3.14 of the Company Disclosure Schedule, no Employee Program maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Except as described in Schedule 3.14 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained a Multiemployer Plan. Except as described in Schedule 3.14 of the Company Disclosure Schedule, none of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by the Company within the six (6) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been made available to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Employee Program.

(f) Except as described in Schedule 3.14 of the Company Disclosure Schedule, each Employee Program required to be listed on Schedule 3.14 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program. Except as described in Schedule 3.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state “blue sky” laws.

(h) Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(i) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, no Employee Program is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a “409A Plan”). Each 409A Plan has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed and final regulations issued thereunder and IRS Notices 2005-1 and 2006-79. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) For purposes of this Section 3.14:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors, including, without limitation, any employment agreements, severance agreements, change in control agreements or similar agreements. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters. The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.17 Environmental Matters.

(a) Except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned by any of them (the “Owned Property”) and, to the knowledge of the Company, the Loan Properties (as hereinafter defined), are, and have been, in compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the Environmental Protection Agency or state and local agencies with jurisdiction over pollution or protection of the Environment (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries, or any Owned Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (B) relating to the release into or presence in the Environment (as defined below) of any Hazardous Materials (as defined below) or Oil (as defined below) at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Authority or other forum in which any Loan Property (as defined below) has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (B) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property.

(d) Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company’s attention which have caused it to believe that a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be expected to occur.

(e) During the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to the knowledge of the Company, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property. To the knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or any previously owned or operated properties, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property.

(f) Neither the Company nor any of its Subsidiaries is an owner or operator of any Loan Property and there are no Participation Facilities (as defined below).

(g) The following definitions apply for purposes of this Section 3.17: (A) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (B) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (C) “Hazardous Material” means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, or local environmental law, regulation or requirement; (D) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state, or local environmental law, regulation or requirement; and (E) “Environment” means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

3.18 Intellectual Property. The Company or its Subsidiaries owns or possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses (the “Company Intellectual Property”), each without payment, and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with respect thereto that asserts the rights of others, nor does the Company have knowledge of any such infringement or conflict. The Company and its Subsidiaries have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to the Company Intellectual Property.

3.19 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.19 of the Company Disclosure Schedule or the index of exhibits in the Company 2006 Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2006 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $50,000 per annum individually or $125,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20 Property and Leases.

(a) Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the most recent balance sheet in the Company SEC Documents, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity.

(b) Each lease of real property to which the Company or any of its Subsidiaries is a party requiring rental payments in excess of $50,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease.

3.21 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Maine.

3.22 Regulatory Capitalization. The Company Bank is, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23 of the Company Disclosure Schedule discloses as of June 30, 2007: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

(c) The Company shall promptly after the end of each quarter after the date hereof and upon Closing inform Buyer of the amount of Loans subject to each type of classification of the Classified Loans.

3.24 Trust Business; Administration of Fiduciary Accounts. The Company Bank (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trust Business (as defined below) and all such appointments are currently in effect, and (ii) has all authorizations, approvals, licenses and permits necessary for the conduct of its Trust Business. The Company Bank has properly administered the accounts for which it acts as a fiduciary, including, without limitation, to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of the Company, neither the Company nor any of its Subsidiaries and none of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. For purposes of this Section 3.24, “Trust Business” shall mean the trusts, executorships, administrations, guardianships, conservatorships, and other representative capacities at the Company Bank’s banking and trust offices.

3.25 Investment Management and Related Activities. None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

3.26 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its

Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.27 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

3.29 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder; or (iv) to be deemed not to be in compliance with the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”) and the regulations promulgated thereunder.

3.30 Transactions with Affiliates. Except as set forth in Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate (as defined in Section 9.2) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.30 of the Company Disclosure

Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.31 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Stifel, Nicolaus & Company, Incorporated (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus (as defined in Section 6.3(a)).

3.32 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Company Disclosure Schedule and, including, without limitation, the Company SEC Documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV.

(b) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c).

(c) No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect (as defined in Section 9.2); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.4 and 4.5 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Buyer is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists solely of 20,000,000 shares of Buyer Common Stock, of which 6,513,000 shares were issued and outstanding, no shares were held, directly or indirectly, by Buyer as treasury stock. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4 Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.5 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (“Buyer Board”). Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 4.6 of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer is not aware of any reasons relating to Buyer or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance or the USA PATRIOT Act) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

4.7 Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer and each of its Subsidiaries. Buyer is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

4.8 Compliance with Laws. Each of Buyer and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of Buyer, no suspension or cancellation of any of them is threatened;

(c) has received, since December 31, 2001, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of Buyer, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely; and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all Finance Laws, and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

4.9 Litigation. Except as set forth in Schedule 4.9 of the Buyer Disclosure Schedule:

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened, and there are no facts which could reasonably give rise to such litigation, claim, suit investigation, or other proceeding.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Buyer 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2006 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2006, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the AMEX. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c) Since December 31, 2001, each of Buyer and Buyer Bank have duly filed with the FRB, the Office of the Comptrollers of the Currency (the “OCC”) and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

4.11 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2006, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and to the knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Buyer Material Adverse Effect in the future.

4.12 Tax Treatment. As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.13 Employee Benefit Plans. Each Employee Program currently maintained by Buyer or an ERISA Affiliate has been administered in all material respects in accordance with the terms thereof and applicable law.

Such Employee Programs which are “employee benefit plans” within the meaning of Section 3(3) of ERISA are in compliance in all material respects with ERISA, the Code and all other applicable laws. No outstanding stock options of Buyer provide for a deferral of compensation subject to Section 409A of the Code and all outstanding stock options of Buyer were granted with an exercise price equal to at least 100% of the fair market value of the underlying Buyer Common Stock on the date such option was granted based upon a reasonable valuation method.

4.14 Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.15 CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because Buyer Bank Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of each bank of Buyer has adopted and each such bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder; (iv) to be deemed not to be in compliance with FACTA and the regulations promulgated thereunder.

4.16 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler, O’Neill & Partners, L.P.

4.17 Deposit Insurance. The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and the Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of buyer, threatened.

4.18 Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration subject to the terms and conditions of this Agreement.

4.19 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule and, including, without limitation, the Buyer SEC Documents as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth in Schedule 5.1 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof, and (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees (other than officers) in the ordinary course of business consistent with past practice; provided that the amount of any such increases in aggregate shall not exceed three percent (3%) of total compensation in the aggregate, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19 of the Company Disclosure Schedule or (iv) the hiring of at-will employees at an annual rate of salary not to exceed $25,000 to fill vacancies that may arise from time to time in the ordinary course of business.

(e) Benefit Plans. Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(g) Governing Documents. Amend its Articles of Incorporation or Bylaws (or equivalent documents).

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate.

(j) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

(k) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

(l) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location.

(m) Derivative Transactions. Enter into any Derivative Transactions.

(n) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, brokered certificates of deposit and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(o) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

(p) Loans. Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice.

(q) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(r) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(s) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(t) Tax Issues. Other than with the cooperation of and in consultation with the Buyer, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; provided that, for purposes of this subparagraph (t), “material” shall mean affecting or relating to $75,000 of taxable income.

(u) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

(v) Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2 Buyer Forbearances. From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to knowingly take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

ARTICLE VI—ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Buyer agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

6.2 Shareholder Approval.

(a) Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of the National Association of Securities Dealers, Inc. and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(b) Subject to Section 6.6 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of the Company, and all other applicable legal requirements.

(c) Subject to Section 6.6 hereof, (i) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

6.3 Registration Statement.

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent auditors in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.4 Press Releases. Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that the Company, or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) Buyer agrees to hold all information and documents obtained pursuant to this Section 6.5 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2), as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

6.6 No Solicitation.

(a) The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.6(a), the Company may take any of the actions described in clause (ii) of Section 6.6(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.6; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.6(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.6(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.6) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.6(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.6 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.7 Affiliate Agreements. Not later than the 15th calendar day prior to the mailing of the Proxy Statement, the Company shall deliver to Buyer, a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who may be deemed to be an “affiliate” of the Company within the meaning of Rule 145 to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Common Stock received in the Merger, in the form attached hereto as Exhibit B.

6.8 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.9 Shares Listed. Prior to the Effective Time, Buyer shall use its reasonable best efforts to obtain approval for listing on the AMEX, the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.10 Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Provided the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, OCC, FDIC, the Maine Superintendent of Banks and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $75,000 (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.12 Employees and Benefit Plans.

(a) From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits (including employee contribution levels) comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer. Notwithstanding the preceding sentence, at Buyer’s option, the Company Employees may remain insured under the Company’s current group medical plan until the plan year end. Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation. Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.

(c) At and following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.12(c) of the Company Disclosure Schedules in connection with the termination of employment of any Company Employee not covered by a change in control agreement, in such amounts, at such times and upon such conditions as set forth on said Schedule 6.12(c).

(d) At and following the Effective Time, Buyer agrees to honor, in accordance with their terms and in the amounts specified on Schedule 6.12(d) of the Company Disclosure Schedules, the obligations of the Company under the change in control agreements described on said Schedule, except as otherwise may be agreed to by the parties thereto.

(e) Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.12 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

6.13 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement

6.14 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.15 Section 16 Votes. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

6.16 Other Actions. Prior to Closing, the Company shall take reasonable best efforts to sell the deposits and assign the lease for the property located at 3 Glen Street, Rockland, Maine and the leasehold improvements related thereto for consideration sufficient to ensure that such sale will have no negative financial impact to the Company or Company Bank. The Company agrees to consult with Buyer prior to entering into an agreement for such sale.

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All regulatory approvals required to consummate the transactions contemplated hereby, including the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, it being understood that in the event that a regulatory approval requires the divestiture of one of the Company Bank’s branch offices as a condition to the approval, such divestitute shall not be considered a Burdensome Condition.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) AMEX Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(c) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Third Party Consents. All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger and the Bank Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Thacher Proffitt & Wood LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Thacher Proffitt & Wood LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

ARTICLE VIII—TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(c) by Buyer or the Company, in the event that the Merger is not consummated by June 30, 2008, except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Buyer or the Company, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof;

(f) by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 5.3(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.6; or

(g) by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.6(e).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.4, 6.14 and 9.4 and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal $2,900,000 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(c) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board prior to the date specified in Section 8.1(c) or prior to the Company Meeting and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee.

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(b) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(b) and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee.

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. No payment of the Termination Fee under this Section 8.2 shall limit in any respect any rights or remedies available to Buyer relating to any breach or failure of the Company to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee under this Section 8.2.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE IX—MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties set forth herein relating to the delivery of the Exchange Fund.

9.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which Buyer operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of July 19, 2007, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, applicable state securities authorities, the SEC, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean (a) the approval (or waiver) of the FRB, (b) the OCC, (c) FDIC and (d) the approval of the Maine Superintendent of Banks.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Plan” shall have the meaning set forth in Section 3.14(i).

“Acquisition Proposal” shall have the meaning set forth in Section 6.6(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.6(a).

“Advisory Board” shall have the meaning set forth in Section 1.8.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“AMEX” shall have the meaning set forth in Section 2.3.

“Bank Merger” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger Agreement” shall have the meaning set forth in the preamble to this Agreement.

“BHCA” shall have the meaning set forth in Section 3.2.

“Burdensome Conditions” shall have the meaning set forth in Section 6.10.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2006 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer Bank” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.5.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Representatives” shall have the meaning set forth in Section 6.5(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Cash Election” shall have the meaning set forth in Section 2.4(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.4(a).

“Certificate” shall have the meaning set forth in Section 2.2.

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2006 Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in the preamble to this Agreement.

“Company Board” shall have the meaning set forth in Section 3.6.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 6.12(a).

“Company Intellectual Property” shall have the meaning set forth in Section 3.18.

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Meeting” shall have the meaning set forth in Section 6.2(a).

“Company Recommendation” shall have the meaning set forth in Section 6.2(c).

“Company Representatives” shall have the meaning set forth in Section 6.6(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.6(e).

“Derivative Transactions” shall have the meaning set forth in Section 3.26.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.4(b).

“Election Form” shall have the meaning set forth in Section 2.4(a).

“Employee Program” shall have the meaning set forth in Section 3.14(j)(i).

“Environment” shall have the meaning set forth in Section 3.17(g).

“ERISA” shall have the meaning set forth in Section 3.14(c).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(j)(iii).

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.5(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FACTA” shall have the meaning set forth in Section 3.29.

“FDIA” shall have the meaning set forth in Section 3.28.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Finance Laws” shall have the meaning set forth in Section 3.9(d).

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(g).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“IRS” shall have the meaning set forth in Section 3.13(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(g).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Mailing Date” shall have the meaning set forth in Section 2.4(a).

“maintains” shall have the meaning set forth in Section 3.14(j)(ii).

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(j)(iv).

“New Bank” shall have the meaning set forth in Section 1.10.

“New Certificates” shall have the meaning set forth in Section 2.5(a).

“Non-Election” shall have the meaning set forth in Section 2.4(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.4(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(e).

“OCC” shall mean the meaning set forth in Section 4.10(c).

“Oil” shall have the meaning set forth in Section 3.17(g).

“Owned Property” shall have the meaning set forth in Section 3.17(a).

“Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Premium Limit” shall have the meaning set forth in Section 6.11(b).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.3(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Shortfall Number” shall have the meaning set forth in Section 2.4(c)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.1(c).

“Stock Conversion Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election” shall have the meaning set forth in Section 2.4(a).

“Stock Election Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.4(a).

“Superior Proposal” shall have the meaning set forth in Section 6.6(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Trust Business” shall have the meaning set forth in Section 3.24.

“USA PATRIOT Act” shall have the meaning set forth in Section 3.29.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Shareholders” shall have the meaning set forth in the recitals to this Agreement.

9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

Camden National Corporation

2 Elm Street

Camden, Maine 04843

Attention:	Robert W. Daigle
President and Chief Executive Officer
Facsimile:	(207) 236-7889

With copies to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention:	William P. Mayer, Esq.
Suzanne D. Lecaroz, Esq.
Facsimile:	(617) 523-1231

If to the Company, to:

Union Bankshares Company

66 Main Street

Ellsworth, Maine 04605

Attention:	Peter A. Blyberg
President and Chief Executive Officer
Facsimile:	(207) 667-2865

With a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attention:	Richard A. Schaberg, Esq.
Facsimile:	(202) 626-1930

9.6 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.8 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine, without regard to the conflict of law principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ ROBERT W. DAIGLE
Name:	Robert W. Daigle
Title:	President and Chief Executive Officer

UNION BANKSHARES COMPANY

By:	/s/ PETER A. BLYBERG
Name:	Peter A. Blyberg
Title:	President and Chief Executive Officer

AMENDMENT No. 1

TO

AGREEMENT AND PLAN OF MERGER

by and between

CAMDEN NATIONAL CORPORATION

and

UNION BANKSHARES COMPANY

Dated as of September 21 , 2007

This AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of September 21, 2007, by and between Camden National Corporation, a Maine corporation (“Buyer”), and Union Bankshares Company, a Maine corporation (the “Company”).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of August 13, 2007 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement pursuant to Section 9.3 thereof as provided herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The following sentence of Section 2.1 of the Merger Agreement shall be deleted in its entirety:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either: (i) $68.00 in cash (the “Cash Consideration”); or (ii) 1.9106 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”“

and shall be replaced with the following:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding Dissenting Shares, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either: (i) $68.00 in cash (the “Cash Consideration”); or (ii) 1.9106 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.””

2. The following sentence of Section 2.4(a) of the Merger Agreement shall be deleted in its entirety:

“Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, notwithstanding any other provision of this Agreement, sixty percent (60%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Company Common Stock shall be converted into the Cash Consideration.”

and shall be replaced with the following:

“Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, notwithstanding any other provision of this Agreement, sixty percent (60%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Company Common Stock shall be converted into the Cash Consideration.”

3. The following sentence shall be added immediately following the third sentence of Section 2.4(b) of the Merger Agreement:

“All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Buyer Common Stock, subject to Section 2.9; provided, however, that for purposes of making the proration calculations provided for in this Section 2.4 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.”

4. The following shall be added as Section 2.9 of the Merger Agreement:

“2.9 Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 13 of the MBCA and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the MBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.4 hereof. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.”

5. The following sentence of Section 3.6 of the Merger Agreement shall be deleted in its entirety:

“In accordance with the applicable provisions of the MBCA, the shareholders of the Company are not entitled to appraisal or dissenters’ rights in connection with any of the transactions contemplated hereby.”

6. The following shall be added as Section 7.2(f) of the Merger Agreement:

“(f) As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of Company Common Stock shall have served a written notice of the shareholder’s intent to demand payment if the proposed action is effectuated to the Company under the MBCA.”

7. The following shall be added to Section 9.2 of the Merger Agreement:

“Dissenting Shares” shall have the meaning set forth in Section 2.9.”

8. All provisions of the Merger Agreement not specifically modified hereby shall continue in full force and effect.

9. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ ROBERT W. DAIGLE
Name:	Robert W. Daigle
Title:	President and Chief Executive Officer

UNION BANKSHARES COMPANY

By:	/s/ PETER A. BLYBERG
Name:	Peter A. Blyberg
Title:	President and Chief Executive Officer

ANNEX B

FORM OF

VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of August 13, 2007, by and between Camden National Corporation, a Maine corporation (“Buyer”), and the undersigned holder (“Shareholder”) of common stock, par value $12.50 per share (“Common Stock”), of Union Bankshares Company, a Maine corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of the Company with and into Buyer (the “Merger”);

WHEREAS, the Shareholder beneficially owns and has sole voting power with respect to the number of shares of Common Stock indicated opposite the Shareholder’s name on Schedule 1 attached hereto (as used herein, the term “Shares” means all shares of Common Stock, whether such shares of Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 2));

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Shareholder shall:

a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

b)	vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares. The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares beneficially owned by the Shareholder. Notwithstanding the foregoing, the Shareholder may make (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (c) as Buyer may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to Buyer as follows:

a)	the Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement, and no consent, approval, authorization or filing is required in connection therewith;

b)	this Agreement (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

c)	the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares;

d)	the Shareholder understands that at the Effective Time of the Merger, each outstanding Share listed on Schedule 1 shall be automatically cancelled and converted into the right to receive, subject to the terms and provisions of the Merger Agreement, (A) 1.9106 shares of Buyer Common Stock or (B) a cash amount equal to $68.00 per Share (subject to the provisions of Section 2.4(a) of the Merger Agreement); and

e)	the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

7. Specific Enforcement. The Shareholder has signed this Agreement intending to be legally bound thereby. The Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

8. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in the Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement, as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as a director of the Company.

10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may request for the purpose of carrying out and furthering the intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

15. Governing Law. This Agreement shall be governed by the laws of the State of Maine, without giving effect to the principles of conflicts of laws thereof.

16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Incorporation, the possible acquisition of the Shares by Buyer pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the date first above written.

SHAREHOLDER

[Shareholder Name]

CAMDEN NATIONAL CORPORATION

By:
Name:	Robert W. Daigle
Title:	President and Chief Executive Officer

ANNEX C

August 13, 2007

Board of Directors

Union Bankshares Company

66 Main Street

Ellsworth, ME 04605-1987

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Union Bankshares Company (“Union” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Camden National Corporation (“Buyer”) and a related Bank Merger Agreement (the “Bank Merger Agreement” and collectively with the Merger Agreement, the “Merger Agreements”) with Camden National Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), pursuant to which Union Trust Company, the wholly-owned subsidiary bank of Union, will be merged with and into Buyer Bank, with Buyer Bank being the surviving entity, and each issued and outstanding share of common stock, $12.50 par value per share, of Union (other than treasury shares, Dissenting Shares (as defined in the Merger Agreement) or shares held directly or indirectly by Buyer or Union or any of their respective subsidiaries (except for shares held in a fiduciary capacity or in connection with debts previously contracted), “Shares”), will be converted into the right to receive $68.00 in cash, 1.9106 shares of Buyer or a combination thereof, (the “Merger Consideration”), on terms and conditions more fully set forth in the Merger Agreements (the “Merger”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of the Merger Consideration to be received by such holders of Shares from the Buyer in connection with the Merger pursuant to the Merger Agreements (the “Opinion”).

In rendering our Opinion, we have, among other things:

•	reviewed and analyzed a draft copy of the Merger Agreement as of August 13, 2007;

•

reviewed and analyzed the audited consolidated financial statements of Union for the two years ended December 31, 2005 and 2006, and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 2007;

•

reviewed and analyzed the audited consolidated financial statements of Buyer included in its Annual Reports on Form 10-K for the five years ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 2007;

•	reviewed the reported prices and trading activity of the publicly traded common equity securities of Buyer and the historical prices and trading volume of the common stock of Union;

•	reviewed and analyzed certain other publicly available information concerning Union and Buyer;

•	held discussions with senior managements of both Union and Buyer, including estimates of certain cost savings, operating synergies, and merger charges;

•

reviewed certain non-public information concerning Union, including internal financial analyses and forecasts prepared by its management and held discussions with Union’s senior management regarding the financial forecasts and recent developments;

•	participated in certain discussions and negotiations between representatives of Union and Buyer;

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

•

taken into account our assessment of general economic, market and financial conditions and its experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of Union, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by Union, we have assumed that they were reasonably prepared to reflect the best currently available estimates and judgments of the management of Union at the time as to the future operating and financial performance of the Company, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Union since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of Union are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Union’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor did we review loan or credit files of the Company. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. We relied on advice of Union’s counsel as to certain legal and tax matters with respect to the Company, the Merger Agreements and the Merger and other transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreements will not differ materially from the drafts we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreements, without any waiver of material terms or conditions by the Company and without the Buyer’s exercise of its rights pursuant to Section 2.2 of the Merger Agreement, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company.

Our Opinion is limited to whether the Merger Consideration is fair to the holders of Shares, from a financial point of view. Our Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Union’s Board of Directors (the “Board”) or Union; (ii) the legal, tax or accounting consequences of the Merger on Union or its shareholders; (iii) any non-solicit, non-compete, employment, severance or similar agreements to which Union is subject or which are entered into in connection with the Merger as contemplated by the Merger Agreements, or the fairness to Union or Union’s shareholders of any payments made in connection with such agreements. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Union’s or Buyer’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or Buyer or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of Union or Buyer as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of Union or Buyer should enter into a voting or shareholders’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Board or the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. We were not requested to, and we did not solicit the interest of any other parties in pursuing transactions with Union.

We have acted as financial advisor to Union in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. In addition, Union has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Ryan Beck & Co., Inc., an affiliate of Stifel Nicolaus (“Ryan Beck”), has provided investment banking services to Union from time to time for which Ryan Beck has received customary fees. It is possible that Stifel Nicolaus may provide investment banking services to Buyer in the future. In the ordinary course of business, Stifel Nicolaus and its affiliates (including Ryan Beck) may trade each of Union’s and Buyer’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Neither our Opinion nor this letter is to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall our Opinion or this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Shares from Buyer in connection with the Merger pursuant to the Merger Agreements is fair to such holders of Shares, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX D

Title 13-C: MAINE BUSINESS CORPORATION ACT

Chapter 13: APPRAISAL RIGHTS

Subchapter 1: APPRAISAL RIGHTS AND PAYMENT FOR SHARES

§1301. Definitions

As used in this chapter, unless the context otherwise indicates, the following terms have the following meanings.

1. Affiliate. “Affiliate” means:

A. A person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another person; or

B. A senior executive of a person described in paragraph A.

For purposes of section 1303, subsection 3, paragraphs B and C, a person is deemed to be an affiliate of its senior executives.

2. Beneficial shareholder. “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

3. Corporation. “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 1323 to 1332, includes the surviving entity in a merger.

4. Fair value. “Fair value” means the value of a corporation’s shares determined:

A. Immediately before the effectuation of the corporate action to which a shareholder objects;

B. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

C. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the corporation’s articles of incorporation pursuant to section 1302, subsection 5.

5. Interest. “Interest” means interest from the effective date of a corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

6. Preferred shares. “Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

7. Record shareholder. “Record shareholder” means a person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

8. Senior executive. “Senior executive” means a chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

9. Shareholder. “Shareholder” means both a record shareholder and a beneficial shareholder.

§1302. Appraisal rights

A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of any of the following corporate actions:

1. Merger to which corporation is party. Consummation of a merger to which a corporation is a party if:

A. Shareholder approval is required for the merger by section 1104 and the shareholder is entitled to vote on the merger, except that appraisal rights are not available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or

B. The corporation is a subsidiary and the merger is governed by section 1105;

2. Share exchange to which corporation is party. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that are not exchanged;

3. Disposition of assets. Consummation of a disposition of assets pursuant to section 1202 if a shareholder is entitled to vote on the disposition;

4. Fractional shares. An amendment of the corporation’s articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

5. Other amendment. Any other amendment to the corporation’s articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the corporation’s board of directors;

6. Domestication. Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the domestication;

7. Conversion to nonprofit status. Consummation of a conversion of the corporation to nonprofit status pursuant to chapter 9, subchapter 2; or

8. Conversion to unincorporated entity. Consummation of a conversion of the corporation to an unincorporated entity pursuant to chapter 9, subchapter 4.

§1303. Limitations on appraisal rights

Notwithstanding section 1302, the availability of appraisal rights under section 1302, subsections 1 to 4, 6 and 8 is limited in accordance with this section.

1. National listing; specific market value. Appraisal rights are not available for the holders of shares of any class or series of shares that:

A. Is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers; or

B. Has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20,000,000 exclusive of the value of such shares held by a corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares.

2. Date of determination. The applicability of subsection 1 is determined as of:

A. The record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon a corporate action requiring appraisal rights; or

B. The day before the effective date of a corporate action that requires appraisal rights if there is no meeting of shareholders.

3. Exception. Notwithstanding subsection 1, appraisal rights are available pursuant to section 1302 for the holders of any class or series of shares:

A. Who are required by the terms of a corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective;

B. When any of the shares or assets of a corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to a corporate action by a person, or by an affiliate of a person, who:

(1) Is, or at any time in the one-year period immediately preceding approval by the corporation’s board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(2) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the corporation’s board of directors of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the corporation’s board of directors; or

C. When any of the shares or assets of a corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to a corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the corporation’s board of directors of the corporate action requiring appraisal rights pursuant to section 1302 was, a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and that senior executive or director, as a result of the corporate action, receives a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 873; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

For the purposes of this subsection, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote or to direct the voting of shares, except that a member of a national securities exchange may not be considered to be a beneficial owner of securities held directly or indirectly by the member on behalf of another person solely because that member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When 2 or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed by that agreement is considered to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

§1304. Limitation or elimination of appraisal rights in articles of incorporation

Notwithstanding section 1302 or 1303, the articles of incorporation of a corporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of those shares that are outstanding immediately prior to the effective date of that amendment or that the corporation is or may be required to issue or sell after the effective date of the amendment pursuant to any conversion, exchange or other right existing immediately before the effective date of that amendment does not apply to any corporate action that becomes effective within one year of that date if that action would otherwise afford appraisal rights.

§1305. Challenge by shareholder

A shareholder entitled to appraisal rights under this subchapter may not challenge a completed corporate action described in section 1302, other than those described in section 1303, subsection 3, unless the corporate action:

1. Not authorized. Was not effectuated in accordance with the applicable provisions of chapter 9, 10, 11 or 12 or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

2. Fraud; misrepresentation. Was procured as a result of fraud or material misrepresentation.

§1306. Assertion of appraisal rights

1. Record shareholder assert appraisal rights. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection must be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2. Beneficial shareholder; appraisal rights. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

A. Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in section 1323, subsection 2, paragraph B, subparagraph (2); and

B. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subchapter 2: PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

§1321. Notice of appraisal rights

1. Meeting notice. If a proposed corporate action described in section 1302 is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

2. Notice of corporate action. In a merger pursuant to section 1105, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that a corporate action became effective. The notice must be sent within 10 days after the corporate action became effective and include the materials described in section 1323.

§1322. Notice of intent to demand payment

If a proposed corporate action requiring appraisal rights under sections 1302 to 1305 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Written notice. Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Not vote shares. May not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

A shareholder who does not satisfy the requirements of subsection 1 is not entitled to payment under this chapter.

§1323. Appraisal notice and form

1. Written appraisal notice; form. If a proposed corporate action requiring appraisal rights under section 1302 becomes effective, a corporation must deliver a written appraisal notice and form required by subsection 2, paragraph A to all shareholders who satisfied the requirements of section 1322. In the case of a merger under section 1105, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

2. Appraisal notice. The appraisal notice required by subsection 1 must be sent no earlier than the date a corporate action became effective and no later than 10 days after that date and must:

A. Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify:

(1) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and

(2) That the shareholder did not vote for the transaction;

B. Include the following information:

(1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (2);

(2) A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and a statement that the shareholder has waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(3) A corporation’s estimate of the fair value of the shares;

(4) That, if requested in writing, a corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by those shareholders; and

(5) The date by which the notice to withdraw under section 1324 must be received, which date must be within 20 days after the date specified in subparagraph (2); and

C. Be accompanied by a copy of this chapter.

§1324. Perfection of rights; right to withdraw

1. Perfection of rights. A shareholder who receives notice pursuant to section 1323 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 1323, subsection 2, paragraph A. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 1326. A shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 1323, subsection 2, paragraph B, subparagraph (2). Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

2. Withdraw from appraisal process. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 1323, subsection 2, paragraph B, subparagraph (5). A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

3. Failure to execute and return form; nonpayment. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in section 1323, subsection 2, is not entitled to payment under this chapter.

§1325. Payment

1. Fair value. Except as provided in section 1326, within 30 days after the form required by section 1323, subsection 2, paragraph B, subparagraph (2) is due, a corporation shall pay in cash to those shareholders who complied with section 1324, subsection 1 the amount the corporation estimates to be the fair value of their shares, plus interest.

2. Additional information. The payment to each shareholder pursuant to subsection 1 must be accompanied by:

A. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

B. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 1323, subsection 2, paragraph B, subparagraph (3); and

C. A statement that shareholders described in subsection 1 have the right to demand further payment under section 1327 and that if any such shareholder does not do so within the time period specified in section 1327, that shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§1326. After-acquired shares

1. Withhold payment. A corporation may elect to withhold payment required by section 1325 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 1323, subsection 2, paragraph A.

2. Notify shareholders. If a corporation elected to withhold payment under subsection 1, the corporation shall, within 30 days after the date by which the corporation must receive the form is given as required by section 1323, subsection 2, paragraph B, subparagraph (2) is due, notify all shareholders who are described in subsection 1:

A. Of the information required by section 1325, subsection 2, paragraph A;

B. Of the corporation’s estimate of fair value pursuant to section 1325, subsection 2, paragraph B;

C. That the shareholders may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 1327;

D. That those shareholders who wish to accept the offer pursuant to paragraph B must notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer pursuant to paragraph B; and

E. That those shareholders who do not satisfy the requirements for demanding appraisal under section 1327 are deemed to have accepted the corporation’s offer pursuant to paragraph B

3. Shareholders who accept offer. Within 10 days after receiving the shareholder’s acceptance pursuant to subsection 2, a corporation must pay in cash the amount it offered under subsection 2, paragraph B to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

4. Shareholders deemed to accept offer; payment. Within 40 days after sending the notice described in subsection 2, a corporation shall pay in cash the amount the corporation offered to pay under subsection 2, paragraph B to each shareholder described in subsection 2, paragraph E.

§1327. Procedure if shareholder dissatisfied with payment or offer

1. Notification; demand. A shareholder paid pursuant to section 1325 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest less any payment under section 1325. A shareholder offered payment under section 1326 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

2. Failure to notify corporation in writing. A shareholder who fails to notify a corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within 30 days after receiving the corporation’s payment or offer of payment under section 1325 or 1326 waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those sections.

Subchapter 3: JUDICIAL APPRAISAL OF SHARES

§1331. Court action

1. Commence proceeding. If a shareholder makes demand for payment under section 1327 that remains unsettled, a corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 1327 plus interest.

2. Appropriate court. A corporation shall commence the proceeding under subsection 1 in the appropriate court of the county where the corporation’s principal office or, if there is no principal office, its registered office in this State is located. If the corporation is a foreign corporation without a registered office in this State, the corporation shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

3. Shareholders party to proceeding. A corporation shall make all shareholders whether or not residents of this State whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. Jurisdiction; appraisers. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights under this chapter are entitled to the same discovery rights as parties in other civil proceedings. Shareholders demanding appraisal rights under this chapter do not have a right to a jury trial.

5. Shareholder entitled to judgment. Each shareholder made a party to the proceeding under subsection 1 is entitled to judgment for the:

A. Amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by a corporation to the shareholder for the shares; or B. Fair value, plus interest, of the shareholder’s shares for which a corporation elected to withhold payment under section 1326.

§1332. Court costs and counsel fees

1. Court costs. The court in an appraisal proceeding commenced under section 1331 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against a corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

2. Counsel; expect fees. The court in an appraisal proceeding under section 1331 may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

A. Against a corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 1321, 1323, 1325 or 1326; or

B. Against either a corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

3. Fees awarded from settlement. If the court in an appraisal proceeding under section 1331 finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated and that the fees for those services should not be assessed against a corporation, the court may award to the counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

4. Corporation fails to make payment. To the extent a corporation fails to make a required payment pursuant to section 1325, 1326 or 1327, a shareholder may sue directly for the amount owed and, to the extent successful, is entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Maine Business Corporation Act, or MBCA, permits a corporation to indemnify a director against the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal if: (i) the director’s conduct was in good faith, (ii) the director reasonably believed, in the case of the director’s official capacity, the conduct was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and (iii) in a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. The corporation may only indemnify a director in connection with a proceeding if such proceeding is by or in the right of the corporation, only if the above standards are met, and only for reasonable expenses incurred in connection with such proceeding. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled whether or not involving the director’s official capacity. In addition, the MBCA provides that, a corporation must indemnify a director against reasonable expenses incurred by the director in connection with the proceeding where the director was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation.

The MBCA permits a corporation to indemnify officers to the same extent as directors, except that a corporation may not indemnify an officer for liability that arises out of conduct that constitutes: (a) receipt of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.

Camden’s bylaws provide that the company shall indemnify any director and may indemnify any officer for liability to any person or for any action or for failure to take any action except liability for: (1) receipt of a benefit to which the individual was not entitled, (2) an intentional infliction of harm on the company or its shareholders or (3) an intentional violation of criminal law. The decision whether to indemnify an officer and to what extent shall be determined by the board or directors within a reasonable time after receiving a request for indemnification. The board of directors may determinate to postpone such decision if additional information is needed or reconsider a decision already made if the officer presents additional relevant information.

The MBCA permits a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request in such role for another entity against liability asserted against or incurred by that individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to otherwise indemnify or advance expenses to the individual.

As permitted by the MBCA, Camden maintains directors and officers liability insurance in amounts and on terms which the Camden board of directors deems reasonable. In the ordinary course of business, the Camden board of directors regularly reviews the scope and adequacy of such insurance coverage.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index immediately following the signature page.

(b) Not applicable.

(c) The fairness opinion of Stifel, Nicolaus & Company, Incorporated is included as Annex C to the document which is a part of this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, The State of Maine, on the 23rd day of October 2007.

CAMDEN NATIONAL CORPORATION

By:	/s/ ROBERT W. DAIGLE
Robert W. Daigle
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT W. DAIGLE Robert W. Daigle	Director, President and Chief Executive Officer (Principal Executive Officer)	October 23, 2007

/s/ SEAN G. DALY Sean G. Daly	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 23, 2007

* Rendle A. Jones	Chairman of the Board of Directors	October 23, 2007

* Winfield F. Robinson	Director	October 23, 2007

* Ann W. Bresnahan	Director	October 23, 2007

* Robert J. Campbell	Director	October 23, 2007

* Ward I. Graffam	Director	October 23, 2007

* John W. Holmes	Director	October 23, 2007

* David C. Flanagan	Director	October 23, 2007

* Theodore C. Johanson	Director	October 23, 2007

* Robin A. Sawyer	Director	October 23, 2007

*	Pursuant to power of attorney executed by the persons named above whose names are preceded by an asterisk, Robert W. Daigle, as an attorney-in-fact, does hereby sign this Pre-Effective Amendment No. 1 to the registration statement on behalf of each such person, in each case in the capacity indicated, on date indicated.

By:	/s/ ROBERT W. DAIGLE
Robert W. Daigle

EXHIBIT INDEX

EXHIBIT NO	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of August 13, 2007, as amended, by and among Camden National Corporation and Union Bankshares Company (attached to this document as Annex A and incorporated by reference).

3.1	Articles of Incorporation of Camden National Corporation, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 10, 2001).

3.2	Articles of Amendment to the Articles of Incorporation of Camden National Corporation, as amended to date (incorporated herein by reference to Exhibit 3.3 to the Company’s Form 10-Q filed with the Commission on May 9, 2003).

3.3	Articles of Amendment to the Articles of Incorporation of Camden National Corporation, as amended to date (incorporated herein by reference to Exhibit 3.i.3 to the Company’s Form 10-Q filed with the Commission on May 4, 2007).

3.4	The Bylaws of Camden National Corporation, as amended to date (incorporated herein by reference to Exhibit 3.ii to the Company’s Form 10-Q filed with the Commission on May 4, 2007).

†5.1	Opinion of Harmon, Jones & Sanford, LLP as to the legality of shares being registered by Camden National Corporation

†8.1	Tax Opinion of Goodwin Procter LLP

†8.2	Tax Opinion of Thacher Proffitt & Wood LLP

10.1	Form of Voting Agreement by and among Camden National Corporation and each of the directors and/or officers who are signatories thereto, dated August 13, 2007 (attached as Annex B to the proxy statement and prospectus and incorporated herein by reference)

*23.1	Consent of Berry, Dunn, McNeil & Parker

*23.2	Consent of Berry, Dunn, McNeil & Parker

23.3	Consent of Goodwin Procter LLP (included on Exhibit 8.1)

23.4	Consent of Thacher Proffitt & Wood LLP (included on Exhibit 8.2)

23.5	Consent of Harmon, Jones & Sanford, LLP (included on Exhibit 5.1)

*23.6	Consent of Stifel, Nicolaus & Company, Incorporated

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Fairness Opinion of Stifel, Nicolaus & Company, Incorporated (attached to this document as Annex C and incorporated herein by reference)

†99.2	Form of Proxy Card of Union Bankshares Company

*	Filed herewith
†	Previously filed